Filed Pursuant to Rule 424(b)(2)
Registration No. 333-124043

Prospectus Supplement
(To Prospectus dated May 12, 2005)

$275,000,000

Nelnet, Inc.

5.125% Senior Notes due 2010

     The notes will bear interest at the rate of 5.125% per year, which will accrue from May 25, 2005. Interest on the notes is payable on June 1 and December 1, 2005. The notes will mature on June 1, 2010. We may redeem the notes in whole at any time or in part from time to time prior to maturity at the redemption price described in this prospectus supplement.

     The notes will rank equally with all of our future unsecured and unsubordinated indebtedness and senior to any of our future subordinated indebtedness. The notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including the $15.3 billion of obligations of our subsidiaries outstanding as of March 31, 2005.

     See “Risk Factors” beginning on page S-12 of this prospectus supplement and “Risk Factors” beginning on page 4 of the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.
	Per Note	Total

Public Offering Price	99.802%	$274,455,500
Underwriting Discount	0.600%	$1,650,000
Proceeds to Nelnet (before expenses)	99.202%	$272,805,500

     The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

     We expect that delivery of the notes will be made to investors on or about May 25, 2005.

Joint Bookrunners
Citigroup		JPMorgan
_______________

Credit Suisse First Boston	Fifth Third Securities, Inc.	SunTrust Robinson Humphrey

May 20, 2005

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters are making or will make an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of such documents, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the notes.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement and the accompanying prospectus contain the terms of this offering of notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. In addition, the information incorporated by reference in this prospectus supplement and the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated by reference herein and therein), this prospectus supplement will apply and will supersede such information in the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in this prospectus supplement.

S-ii

SUMMARY

     This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Although we have highlighted what we believe is the most important information about Nelnet in this summary, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and our consolidated financial statements and the notes to those financial statements, in each case included or incorporated by reference herein, before making an investment decision. As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Nelnet” and the “Company” refer to Nelnet, Inc. and its subsidiaries.

Nelnet, Inc.

     Overview

     We are one of the leading education finance companies in the United States and are focused on providing quality products and services to students and schools nationwide. We rank among the nation’s leaders in terms of total net student loan assets, with $14.5 billion as of March 31, 2005. Headquartered in Lincoln, Nebraska, we originate, consolidate, securitize, hold and service student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education, which we refer to as the FFEL Program or the FFELP.

     Our business is comprised of four primary product and service offerings:

•	Asset Management, including student loan originations and acquisitions. We provide student loan marketing, originations, acquisitions and portfolio management. We own a large portfolio of student loan assets through a series of education lending subsidiaries. We obtain loans through direct origination and through acquisition of loans. We also provide marketing, sales, managerial and administrative support related to our asset management activities.

•	Student Loan and Guarantee Servicing. We service our student loan portfolio and the portfolios of third parties. Servicing activities include loan origination activities, application processing, borrower updates, payment processing, due diligence procedures and claim processing. In December 2004, we purchased EDULINX Canada Corporation, or EDULINX. EDULINX is a Canadian corporation that engages in servicing student loans in Canada. The following table summarizes our loan servicing volumes as of March 31, 2005:

	Nelnet		Third party

	Volume	Percent	Volume	Percent	Total

			(dollars in millions)
FFELP and private loans	$13,116	59.7%	$ 8,868	40.3%	$21,984
Canadian loans (in U.S. $)	—	—	7,337	100.0	7,337

Total	$13,116	44.7	$16,205	55.3	$29,321

We also provide servicing support to guaranty agencies, which includes system software, hardware and telecommunication support, borrower and loan updates, default aversion tracking services, claim processing services and post-default collection services.

•	Servicing Software. We use internally developed loan servicing software and also license this software to third-party student loan holders and servicers.

•	Direct Marketing. We provide a wide range of direct marketing products and services to help businesses reach the middle school, high school, college bound high school, college and young adult marketplaces in a cost-effective manner. We provide marketing services and college bound student lists to college and university admissions offices nationwide. In addition, we recognize middle and high school students for exceptional academic success by providing publications and scholarships.

     Our education lending subsidiaries under our Asset Management service offering are engaged in the securitization of education finance assets. These education lending subsidiaries hold beneficial interests in eligible loans, subject to creditors with specific interests. The liabilities of our education lending subsidiaries are not our obligations, nor the obligations of any of our other subsidiaries, and cannot be consolidated in the event of bankruptcy. The transfers of student loans to the eligible lender trusts do not qualify for sales according to the provisions of Statement of Financial Accounting Standards, or SFAS, No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, or SFAS No. 140, as the trusts continue to be under our effective control. Accordingly, all the financial activities and related assets and liabilities, including debt, of the securitizations are reflected in our consolidated financial statements.

     Our Asset Management and Student Loan and Guarantee Servicing offerings constitute reportable operating segments according to the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, or SFAS No. 131. The Servicing Software and Direct Marketing offerings are operating segments that do not meet the quantitative thresholds and, therefore, are combined with and included as “Other Segments.” The following table shows the percent of total segment revenue (excluding intersegment revenue) and segment net income (loss) before taxes for each of our reportable segments:

	Three months ended March 31,

	2005			2004

		Student			Student
		Loan and			Loan and
	Asset	Guarantee	Other	Asset	Guarantee	Other
	Management	Servicing	Segments	Management	Servicing	Segments

Segment revenue	77.0%	21.1%	1.9%	59.9%	37.4%	2.7%
Segment net income (loss) before taxes	82.9%	15.4%	1.7%	34.3%	68.6%	(2.9)%

     A portion of our student loan portfolio is subject to fixed-rate interest floors, and we have entered into derivative instruments in order to hedge a portion of this portfolio. Our derivative market value adjustment and net settlements are included in the Asset Management segment. Because the majority of our derivatives do not qualify for hedge accounting according to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS No. 133, the derivative market value adjustment can cause the percent of revenue and net income before taxes to fluctuate from period to period between segments.

     Our student loan portfolio has grown significantly through originations and acquisitions. We originated or acquired $1.5 billion of student loans during the three months ended March 31, 2005 through various channels, including:

•	the direct channel, in which we originate student loans in one of our brand names directly to student and parent borrowers, which accounted for 38.7% of the student loans added to our loan portfolio during the three months ended March 31, 2005;

•	the branding partner channel, in which we acquire student loans from lenders to whom we provide marketing and origination services, which accounted for 46.3% of the student loans added to our loan portfolio during the three months ended March 31, 2005; and

•	the forward flow channel, in which we acquire student loans from lenders to whom we provide origination services, but provide no marketing services, or who have agreed to sell loans to us under forward sale commitments, which accounted for 12.9% of the student loans added to our loan portfolio during the three months ended March 31, 2005.

     In addition, we also acquire student loans through spot purchases, which accounted for 2.1% of student loans added to our loan portfolio during the three months ended March 31, 2005.

History

     We have a 27-year history dating back to the formation of UNIPAC Service Corporation, or UNIPAC, in 1978. UNIPAC was formed to service loans for Union Bank & Trust Company, or Union Bank, of Lincoln, Nebraska and Packers Service Corporation of Omaha, Nebraska. We grew our third-party student loan servicing business to approximately $9.7 billion in loans in 2000, when UNIPAC was merged with Nelnet. Our immediate predecessor was formed in 1996 as a student loan acquisition company, and, prior to the merger, we had built our student loan portfolio through a series of spot portfolio acquisitions and later through student loan company acquisitions.

     In 2000, we created a vertically integrated platform that competes in each sector of the student loan industry. Over the past five years, we have acquired several education finance services, asset management and other companies to complement our product and service offerings. For information about our recent acquisitions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Acquisitions.”

Competitive Strengths

     We believe the following strengths distinguish us from many of our competitors in the education finance industry:

•	We have a vertically integrated platform and multiple asset generation channels. We provide school financial aid offices and students with a comprehensive, full-service student lending package (Stafford, PLUS, consolidation and private loans), together with loan and guarantee servicing. We reach these constituencies with campus-based and direct-to-consumer marketing, utilizing Nelnet brands, brand partners and forward flow partners. We believe our strong position and expertise in each of our product and servicing offerings make us well positioned to capitalize on industry growth.

•	We have built a high-quality, FFELP loan portfolio and a leading, cost-competitive servicing platform with a focus on asset protection. As of March 31, 2005, 99% of our student loan portfolio consisted of FFELP loans, which carry at least a 98% federal guarantee on principal and accrued interest. Our student loan servicing platform, which facilitates interaction with borrowers, is critical to our success as a lender in the student loan marketplace. The quality of our servicing capability is also a key factor in preserving the federal guarantee on our FFELP loans. The quality of our servicing operation is best demonstrated by our low initial claim reject rate due to servicer error, which was 0.22% in 2004.

•	We benefit from large economies of scale and cost-effective financings. We are the second-largest federally guaranteed student loan servicer in the United States, the third-largest FFELP loan holder and the largest student loan servicer in Canada. We service in excess of $29 billion in loans, we hold and manage over $14 billion in loan assets and we originate over $4 billion in new loans annually. Our $4.4 billion loan warehousing capacity allows us to pool student loans in order to aggregate sufficient volume for cost-effective, long-term financing. As a result, our securitizations routinely price in line with our largest competitor within the student loan industry. Our scale enables us to maintain low costs on the origination, servicing and financing of loans.

•	We enjoy strong relationships with student loan market constituents. We have established long-term strategic relationships with school financial aid offices and with eligible lenders that direct committed portions of their originations to us. Our comprehensive suite of software products enables us to carry our brand forward to these key constituents of the student loan market. Our products include an Internet-based financial aid delivery and management system, an Internet-based loan origination system and a centralized disbursement agent service. Our “open architecture” origination products afford schools the flexibility to work with multiple lenders. The effort and cost to establish and maintain these relationships, the products we provide them and the low turnover of selected providers help us maintain our competitive position.

•	We are run by a management team with significant operating and acquisition experience. We have a management team with significant experience and knowledge in both student loan operations and portfolio and company acquisitions. Members of our senior management team have, on average, been with us or one of our predecessor companies for over ten years. We believe we have a track record of successfully integrating the companies that we have acquired and retaining key employees.

•	We maintain diversified revenue streams. We generate revenue through providing services across the spectrum of education finance, including loan origination, asset management and finance, servicing soft-

ware sales, FFELP and private loan servicing, guarantee agency servicing and collections. In addition, we believe that our non-use of gain on sale accounting, low unamortized cost of acquisition on loan assets, expensing all compensation in the year incurred and limited intangible assets subject to amortization differentiate us from many of our competitors.

Strategy

     We intend to achieve our corporate objective of furthering our leadership position in the student loan industry by executing the following strategies:

•	Establish and maintain leadership in all our product and service offerings by utilizing our technology. Schools, lenders, guaranty agencies and borrowers in today’s student loan industry demand cutting edge, state-of-the-art technology to streamline the burdensome and time consuming processes of originating, servicing and administering student loans. We believe that the technology products and services that we provide position us to become a preferred provider for participants in the student loan industry and that their expanded utilization will promote our originations and acquisitions. We will continue to invest, develop and upgrade our technology to help solidify our leadership position and further penetrate our potential market.

•	Continue to add new, complementary education product servicing offerings. We continue to add more products and services and touch points to our customers. This includes 529 college savings plan administration, college planning services, servicing software, collection agency services, direct marketing and electronic bill presentment lines of business.

•	Focus on increasing our organic growth while maintaining a low-cost infrastructure. We believe there is continued opportunity for significant growth in light of the growth rates for the student loan industry projected by the U.S. Department of Education, or the Department. To increase our organic growth, we have expanded our sales and marketing force to promote FFELP and private loan origination and consolidation efforts. We believe the infrastructure we have developed has positioned us to continue to achieve economies of scale and be a low-cost provider to our customers.

•	Strengthen existing relationships while establishing new ones. We have extensive customer relationships with schools and lenders throughout the United States. We will continue to focus on expanding the loan volume associated with these existing relationships, while establishing new ones through our sales force.

•	Continue our commitment to highly focused and disciplined loan origination and acquisition practices. We will continue to pursue our conservative approach to asset quality by concentrating on originating, acquiring and holding federally guaranteed loans through the FFEL Program, while maintaining a disciplined underwriting approach to private loans.

•	Opportunistically make company and portfolio acquisitions. Although we have reached a point in our development where we offer a comprehensive set of products and services, which we believe is essential to our vertically integrated business model, we intend to continue to consider acquisitions of both companies and loan portfolios that we believe have the potential to enhance long-term shareholder value.

Product and Service Offerings

Asset management, including student loan originations and acquisitions

     Our asset management business, including student loan originations and acquisitions, is our largest product and service offering and drives the majority of our earnings. When we originate FFELP loans on our own behalf or when we acquire FFELP loans from others, we engage one or more “eligible lenders,” as defined in the Higher Education Act of 1965, as amended, or the Higher Education Act, to act as our trustees to hold title to all such originated and acquired FFELP loans. These eligible lender trustees hold the legal title to the FFELP loans, and we hold 100% of the beneficial interests in those loans. We often originate loans using the Nelnet brand name but, in many cases, we use well-known, geographically strategic brand names of our branding partners, such as

SunTrust Bank, Education Solutions and Union Bank. This strategy gives us the flexibility to market the brand with the best recognition in a given region or at a given college or university. We originate and acquire loans through our direct channel, branding partner channel, forward flow channel and through spot purchases.

     Through the direct channel, we originate student loans in one of our brand names directly to student and parent borrowers. Student loans that we originate through our direct channel are the most profitable student loans because these loans typically cost less than loans acquired through the other channels and they remain in our portfolio for a longer period of time. Student loans are eligible to be consolidated if they meet certain requirements. Loan consolidation allows borrowers to combine their loans in order to make one payment per month and extend the loan repayment period. In addition to these attributes, in recent years, historically low interest rates have contributed to demand for consolidation loans. To meet this demand, we have developed an extensive loan consolidation department to serve borrowers with loans in our portfolio as well as borrowers whose loans are held by other lenders.

     Through the branding partner channel, we acquire student loans from lenders to whom we provide marketing and origination services established through various contracts with FFELP lenders. We frequently act as an exclusive marketing agent for some branding partners in specified geographic areas. We ordinarily purchase loans originated by those branding partners pursuant to a commitment to purchase loans at a premium above par, shortly following full disbursement of the loans. We ordinarily retain rights to acquire loans subsequently made to the same borrowers, or serial loans. Some branding partners, however, retain rights to portions of their loan originations. Origination and servicing of loans made by branding partners is primarily performed by us utilizing “life of loan” origination and servicing agreements so that loans do not need to be changed to a different servicer upon purchase by us. The marketing agreements and commitments to purchase loans are ordinarily for the same terms, which are commonly three to five years in duration. These agreements ordinarily contain provisions for automatic renewal for successive terms, subject to termination by notice at the end of a term or early termination for breach. We are generally obligated to purchase all of the loans originated by the branding partners under these commitments, although the branding partners are not obligated to provide us with a minimum amount of loans.

     Through the forward flow channel, we acquire student loans from lenders to whom we provide origination services, but provide no marketing services, or who agree to sell loans to us under forward sale commitments. These forward flow commitments frequently obligate the lender to sell all loans made by the applicable lender, but in other instances are limited to sales of loans originated in certain specific geographic regions or exclude loans that are otherwise committed for sale to third parties. We are generally obligated to purchase loans subject to forward flow commitments shortly following full disbursement, although the forward flow lenders are not obligated to provide us with a minimum amount of loans. We typically retain rights to purchase serial loans. The loans subject to purchase are generally subject to a servicing agreement with us for the life of each such loan. Such forward flow commitments ordinarily are for terms of three to five years in duration.

     We also acquire student loans through spot purchases.

     The following table summarizes the composition of our student loan portfolio, exclusive of the unamortized costs of origination and acquisition, as of March 31, 2005 (loan balances, except averages, in thousands).

Loans outstanding	$14,357,207
Federally insured loans:
Stafford	$ 5,340,328
PLUS/SLS	$ 329,765
Consolidation	$ 8,592,889
Non-federally insured loans	$ 94,225
Number of borrowers	995,860
Average outstanding principal balance per borrower	$ 14,417
Number of loans	2,428,762
Average outstanding principal balance per loan	$ 5,911
Weighted average annual borrower interest rate	4.13%
Weighted average remaining term (months)	195

     Our Capital Markets and Portfolio Administration departments provide financing options to fund our student loan portfolio. As of March 31, 2005, we had a student loan warehousing capacity of $4.4 billion through 364-day commercial paper conduit programs (of which $2.8 billion was outstanding as of March 31, 2005). These transactions provide short-term asset financing for our loan originations as well as purchases of student loan portfolios. The financings are constructed to offer short-term capital and are annually renewable.

     Short-term student loan warehousing allows us to buy and manage student loans prior to transferring them into more permanent financing arrangements. The large student loan warehousing capacity allows us to pool student loans in order to maximize loan portfolio characteristics for efficient financing and to properly time market conditions. Generally, loans that best fit long-term financing vehicles are selected to be transferred into long-term securitizations. We hold loans in short-term warehousing for a period of time ranging from approximately one month to as many as 18 months, at which point these loans are transferred into long-term securitizations. Because transferring those loans to a long-term securitization includes certain fixed administrative costs, we maximize our economies of scale by executing large transactions that routinely price in line with SLM Corporation, our largest competitor.

     We had $12.5 billion in asset-backed securities issued and outstanding as of March 31, 2005. These asset-backed securities allow us to finance student loan assets over multiple years. In 2004, we completed four asset-backed securitizations totaling $5.4 billion, which made us the second largest issuer of student loan asset-backed securities for the year. In February 2005 and April 2005, we consummated debt offerings of student loan asset-backed notes of $1.3 billion and $2.0 billion, respectively.

     We rely upon secured financing vehicles as our most significant source of funding for student loans on a long-term basis. The net cash flow we receive from the securitized student loans generally represents the excess amounts, if any, generated by the underlying student loans over the amounts required to be paid to the bondholders, after deducting servicing fees and any other expenses relating to the securitizations. Our rights to cash flow from securitized student loans are subordinate to bondholder interests and may fail to generate any cash flow beyond what is due to pay bondholders.

     Our original securitization transactions began in 1996, utilizing a master trust structure, and were privately placed auction-rate note securities. As the size and volume of our securitizations increased, we began publicly offering asset-backed securities under shelf registration statements, using discrete special purpose entities. When we deemed long-term interest rates attractive, we issued fixed-rate debt backed by cash flows from FFELP loans with fixed-rate floors, which effectively match the funding of our assets and liabilities. In 2002, we began accessing the term asset-backed securities market by issuing amortizing multi-tranche LIBOR-indexed variable-rate debt securities. We have utilized financial guarantees from monoline insurers and senior/subordinate structures to assist in obtaining “AAA” ratings on our senior securitized debt in addition to cash reserves and excess spread to assist in obtaining “A” and “AA” ratings on our subordinated debt. We intend to continue to issue auction-rate notes, variable-rate and fixed-rate term asset-backed securities and debt securities through asset funding vehicles in order to minimize our cost of funds and give us the most flexibility to optimize the return on our student loan assets.

     Our subsidiary Nelnet Capital LLC, or Nelnet Capital, is a broker-dealer. Nelnet Capital sells certain tranches of our auction-rate securities in co-broker-dealer arrangements with certain third-party broker-dealers. Nelnet Capital’s fees received in conjunction with sales of our securities reduce the overall costs of issuance with respect to the auction-rate securities. Nelnet Capital will not participate in this offering.

Student Loan and Guarantee Servicing

     We specialize in the servicing of FFEL Program loans, non-federally insured student loans and loans under the Canadian government-sponsored student loan program. Our servicing division offers lenders across the U.S. and Canada a complete line of education loan services, including recovery of non-guaranteed loans, application processing, disbursement of funds, customer service, account maintenance, federal reporting and billing collections, payment processing, default aversion and claim filing. Our student loan servicing division uses proprietary systems to manage the servicing process. These systems provide for automated compliance with most Higher Education Act regulations as well as regulations of the Canadian government-sponsored student loan program.

     Effective June 1, 2004, we were designated as an Exceptional Performer by the Department in recognition of our exceptional level of performance in servicing FFEL Program loans. As a result of this designation, we and our FFELP third-party servicing customers receive 100% reimbursement on all eligible FFEL Program default claims submitted for reimbursement during the 12-month period following the effective date of our designation. We and our third-party servicing customers are not subject to the 2% risk-sharing loss for eligible claims submitted during this 12-month period. We are entitled to receive this benefit for as long as we continue to meet the required servicing standards published by the Department. Compliance with such standards is assessed on a quarterly basis.

     As we expand our student loan origination and acquisition activities, we may face increased competition with some of our servicing customers. In the past, servicing customers have terminated their servicing relationships with us, and we could in the future lose more servicing customers as a result. However, due to the life-of-loan servicing agreements, we do not expect the potential loss of customers to have a material adverse effect on our results of operations for the foreseeable future.

     The Canadian student loan servicing business of EDULINX is highly concentrated among a handful of servicing customers. In the event EDULINX does not secure a renewal of its contract to service loans under the Canadian government-sponsored student loan program, this could result in a negative impact on EDULINX’s business.

     We also provide servicing support for guaranty agencies, which are the organizations that serve as the intermediary between the U.S. federal government and the lender of FFELP loans and who are responsible for paying the claims made on defaulted loans. Our guarantee servicing division uses a proprietary system to manage the servicing support process and to provide for automated compliance with most Higher Education Act regulations.

Servicing Software

     Our servicing software is focused on providing technology solutions to education finance issues. Our subsidiaries, Idaho Financial Associates, Inc. and Charter Account Systems, Inc., license student loan software and provide support for entities involved in the asset management aspects of the student loan arena.

Direct Marketing

     Effective February 28, 2005, we acquired Student Marketing Group, Inc., or SMG, and National Honor Roll, L.L.C., or NHR. SMG is a full-service direct marketing agency providing a wide range of products and services to help businesses reach the middle school, high school, college bound high school, college and young adult marketplaces in a cost-effective manner. In addition, SMG provides marketing services and college bound student lists to college and university admissions offices nationwide. NHR recognizes middle and high school students for exceptional academic success by providing publication in the National Honor Roll Commemorative Edition, as well as scholarships, a College Admissions Notification System and notice to local newspapers and elected officials.

Other Services

     In addition to our four primary product and service offerings, we provide additional services through our 50% owned companies. These services include customized software solutions for the administration and management of the student loan process, collection services for educational debt and customer-focused electronic transaction processing and account and bill presentment.

Reauthorization of the Higher Education Act

     The Higher Education Act, and therefore the federal student loan program, needs to be reauthorized every five years. The next reauthorization is set for September 2005. Some of the key issues being debated are:

•	Single holder rule for consolidation loans. Currently, if only one lender holds all of a student’s loans, then a competitor cannot consolidate the loans away from the current holder unless the current holder refuses to consolidate the loans for the borrower. In the industry as a whole, a large portion of all non-consolidated loans are currently held by only one lender. Elimination of the single holder rule would open up a portion of the market to increased competition.

•	Variable-rate consolidation loans and extended repayment of Stafford/PLUS loans. Reauthorization proposals have been made to Congress that would continue variable borrower rates for Stafford and PLUS loans beyond July 1, 2006. In addition, language has been suggested that would permit new consolidation loans to have variable rates. Language has also been proposed that would allow Stafford/PLUS borrowers to have extended repayment terms, similar to those terms provided for under the loan consolidation program. Both of these initiatives would offset two of the most appealing aspects of consolidation loans, i.e., long-term fixed rates and extended repayment. Adoption of these initiatives could decrease consolidation opportunities in the market.

•	9.5% floor income. Student loans originated or acquired prior to September 30, 2004 with the proceeds of tax-exempt obligations issued prior to October 1, 1993 are subject to a minimum, or floor, rate of return of 9.5% per year based upon provisions of the Higher Education Act and related interpretations by the Department. Reauthorization proposals have been made to Congress that would retroactively as well as prospectively remove eligibility for such floor rate of return from loans made or acquired with such proceeds prior to September 30, 2004.

•	Variable-rate floor income. Language has been proposed that would eliminate the potential of excess earnings on student loans that are reset annually in a declining interest rate environment. Adoption of this initiative could decrease loan interest income to lenders receiving variable-rate floor income.

•	Borrower limits. For the last 20 years, the maximum amount that a freshman or sophomore can borrow has remained around $3,000. Educational tuition has increased at approximately two times the rate of inflation over this same time frame. Current proposals would increase dependent freshmen and sophomore borrower limits to $3,500 and $4,500, respectively, thereby potentially increasing the average size of future loan originations in the market.

•	Origination and loan holder fees. Proposals have been made to increase origination fees on consolidated loans, as well as to add annual holder fees on non-consolidation loans.

•	Guarantee rates. Proposals have been made to decrease insurance on portfolios receiving the benefit of the Exceptional Performance designation from 100% to 97% or greater of principal and accrued interest, and a decrease in insurance on portfolios not serviced by a servicer subject to the Exceptional Performance designation from 98% to 95% of principal and accrued interest.

•	The ability to refinance certain consolidation loans. Currently, once a loan is consolidated, it cannot be refinanced by another government guaranteed student loan unless subsequent FFELP loans are made to the borrower. If this rule changes as has been proposed, the amount of consolidation loans that are refinanced could be significant. A proposal has also been made to limit or prevent a lender from making a consolidation loan consisting only of Federal Direct Lending, or FDL, loans.

•	Promotion of FDL Program. Legislation has been introduced in Congress which would direct the Department to make certain payments under the Higher Education Act only to schools participating in the student loan program which is most cost-effective for taxpayers. If this proposed legislation were enacted, Congressional Budget Office scoring rules might result in the FDL Program being promoted over the FFEL Program, which could have an impact on volume shifting to the FDL Program.

  _________________________

     Our principal executive offices are located at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, and our telephone number is (402) 458-2370. Our web site is www.nelnet.net. Information contained on or linked to through our web site is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Nelnet, Inc.

Notes Offered	$275,000,000 initial principal amount of 5.125% Senior Notes due 2010.

Maturity Date	June 1, 2010.

Interest Rate and Payment Dates	5.125% per year, payable on June 1 and December 1 of each year, beginning on December 1, 2005.

Ranking	The notes:

• will be senior unsubordinated obligations;

• will rank equally with all of our future unsecured and unsubordinated indebtedness;

• will rank senior to any of our future subordinated indebtedness; and

• will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including the $12.5 billion in asset-backed securities and the $2.8 billion of commercial paper and other obligations of our subsidiaries outstanding as of March 31, 2005.

Optional Redemption	At our option, we may redeem the notes in whole at any time or in part from time to time prior to maturity at the redemption price described in this prospectus supplement. See “Description of Notes — Optional Redemption.”

Covenants	The notes will be issued under an indenture with Deutsche Bank Trust Company Americas, as trustee. The indenture contains various covenants, including:

• limitations on liens on the capital stock of National Education Loan Network, Inc., a wholly owned subsidiary; and

• limitations on consolidations, mergers, conveyances, transfers and sales or leases of all or substantially all of our properties or assets as an entirety

Additional Notes	We may, without notice to or the consent of the then existing holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes offered by this prospectus supplement except for the issue price, issue date and, in some cases, the first interest payment date. Any additional notes having such similar terms will, together with the notes being offered by this prospectus supplement, constitute a single series of notes under the indenture.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $272.2 million. A portion of the net proceeds will be used to repay amounts outstanding under our line of credit, and the remainder will be used for general corporate purposes.

Ratings	Our long-term issuer credit ratings are as follows: Standard & Poor’s BBB+ Moody’s Investors Service Baa2

The ratings set forth above are not a recommendation to purchase, hold or sell the notes and are subject to revision or withdrawal at any time by the applicable rating agency.

No Trading Market	The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or automated quotation system. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

Form of the Notes	The notes will be represented by one or more global notes registered in the name of The Depository Trust Company or its nominee. This means that holders will not receive a certificate for their notes and the notes will not be registered in their names. Ownership interests in the notes will be shown on, and transfers of the notes will be effected only through, records maintained by participants in The Depository Trust Company. The Depository Trust Company and the paying agent for the notes will be responsible for making interest payments to you.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     You should read the summary consolidated financial information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the financial data as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 from our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the financial information as of December 31, 2002, 2001 and 2000 and for the years ended December 31, 2001 and 2000 from our audited consolidated financial statements, which are not incorporated by reference in this propectus supplement and the accompanying prospectus. We derived the financial data as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 from our unaudited consolidated financial statements, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Results for interim periods are not necessarily indicative of results to be expected during the remainder of the fiscal year or for any future periods.

	Three months ended
	March 31,		Year ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(dollars in thousands, except share data)
Income Statement Data:
Net interest income	$ 86,802	$ 43,335	$ 398,166	$ 171,722	$ 185,029	$ 115,120	$ 64,853
Less provision (recovery) for
loan losses	2,031	3,115	(529)	11,475	5,587	3,925	1,370

Net interest income after provision
(recovery) for loan losses	84,771	40,220	398,695	160,247	179,442	111,195	63,483
Other income	44,138	31,287	124,529	121,976	127,941	100,885	74,446
Derivative market value adjustment
and net settlements	50,204	(3,741)	(46,058)	(2,784)	(579)	(3,517)	—
Operating expenses	(71,388)	(53,212)	(242,751)	(233,150)	(230,963)	(195,438)	(131,196)

Income before income taxes and
minority interest	107,725	14,554	234,415	46,289	75,841	13,125	6,733
Net income	68,087	9,121	149,179	27,103	48,538	7,147	4,520
Earnings per share, basic and
diluted	$1.27	$0.17	$2.78	$0.60	$1.08	$0.16	$0.11
Weighted average shares
outstanding	53,682,569	53,635,631	53,648,605	45,501,583	44,971,290	44,331,490	41,187,230
Other Data:
Origination and acquisition
volume (a)	$ 1,455,705	$ 991,795	$ 4,079,491	$ 3,093,014	$ 1,983,403	$ 1,448,607	$ 1,027,498
Average student loans	$13,742,362	$10,453,826	$11,809,663	$ 9,316,354	$ 8,171,898	$ 5,135,227	$ 3,388,156
Student loans serviced
(at end of period)	$29,320,949	$19,373,184	$28,288,622	$18,773,899	$17,863,210	$16,585,295	$11,971,095
Ratios:
Core student loan spread	1.64%	1.66%	1.66%	1.78%	1.65%	1.66%	2.26%
Return on average total assets	1.73%	0.30%	1.11%	0.25%	0.52%	0.12%	0.12%
Return on average equity	54.4%	11.7%	39.7%	19.4%	49.2%	11.7%	8.2%
Net loan charge-offs as a percentage
of average student loans	0.013%	0.096%	0.070%	0.080%	0.047%	0.042%	0.055%

	As of March 31,	As of December 31,

	2005	2004	2003	2002	2001	2000

	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$ 43,059	$ 39,989	$ 198,423	$ 40,155	$ 36,440	$ 23,263
Student loans receivables, net	14,540,316	13,461,814	10,455,442	8,559,420	7,423,872	3,585,943
Total assets	16,031,551	15,160,005	11,932,186	9,766,583	8,134,560	4,021,948
Bonds and notes payable	15,318,517	14,300,606	11,366,458	9,447,682	7,926,362	3,934,130
Shareholders’ equity	525,311	456,175	305,489	109,122	63,186	54,161

(a)	Initial loans originated or acquired through various channels, including originations through the direct channel and acquisitions through the branding partner channel, the forward flow channel and the secondary market (spot purchases).

RISK FACTORS

     Before investing in the notes you should carefully consider the following risk factors and all other information set forth and incorporated by reference in this prospectus supplement and accompanying prospectus, including those under the heading “Risk Factors “in the accompanying prospectus. These risks could materially affect our business, results of operations or financial condition. You could lose all or part of your investment.

Risks Relating to the Notes

     In the event of our liquidation or reorganization, holders of the notes will generally have a junior position to claims of creditors of our subsidiaries.

     We currently conduct our asset management operations through certain of our subsidiaries, and these subsidiaries generate a significant portion of our operating income and cash flow. As a result, distributions and advances from our subsidiaries will be a principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating results and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. The notes will be effectively subordinated to the obligations of our subsidiaries, meaning that holders of the notes will have a junior position to the claims of creditors of our subsidiaries (including policy holders, trade creditors, debt holders, taxing authorities, guarantee holders and preference shareholders) on their assets and earnings. As of March 31, 2005, the aggregate amount of our outstanding consolidated indebtedness was $15.3 billion, substantially all of which was secured and all of which (except for our revolving credit borrowings) represented obligations of our subsidiaries.

     The notes are unsecured obligations.

     The notes are our unsecured and unsubordinated obligations and rank equally in right of payment with all our other future unsecured and unsubordinated obligations. If we become insolvent or are liquidated, or if payment under any secured obligation is accelerated, the lenders under that secured obligation will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the agreement securing that obligation. Any claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. Accordingly, it is possible that there would be insufficient assets remaining to satisfy noteholders’ claims fully. As of March 31, 2005, after giving effect to the offering of the notes and the application of the proceeds therefrom, we would have no outstanding indebtedness that would have ranked equally in right of payment with the notes.

     The notes will not contain certain restrictive covenants.

     The notes will not contain certain covenants that could protect holders of the notes from certain transactions. For example, the notes will not contain covenants that:

•	limit our ability or any of our subsidiaries’ ability to incur additional indebtedness;

•	limit our ability to pay dividends or make distributions on, or redeem or repurchase our equity securities;

•	prevent us from selling or otherwise transferring any shares of, or securities convertible into, or options, warrants or rights to purchase shares of, voting stock of any of our subsidiaries, or prohibit any of our subsidiaries from issuing any shares of, securities convertible into, or options, warrants or rights to purchase shares of, voting stock of such subsidiary; or

•	give holders of the notes the right to require us to repurchase their notes in the event of a change of control of our company due to a takeover, recapitalization or similar restructuring, or for any other reason.

     An active trading market for the notes may not develop.

     Because the notes are a new issue of securities, there has been no trading market for the notes prior to this offering, and a trading market for the notes may not develop or continue after the offering. The notes will not be listed on any securities exchange or automated quotation system. Although the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so and could stop making a market in the notes at any time without notice. The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. The price at which you will be able to sell the notes may be less than the price paid for them due to prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and other factors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, contain forward-looking statements and information that are based on management’s current expectations as of the date of this document. When used in this prospectus supplement and the accompanying prospectus, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in “Risk Factors” in this prospectus supplement and the accompanying prospectus, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations, which may reduce the volume, average term and costs of yields on student loans under the FFELP, or result in loans being originated or refinanced under non-FFELP programs or may affect the terms upon which banks and others agree to sell FFELP loans to us. We could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; losses from loan defaults; and changes in prepayment rates and credit spreads. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this prospectus supplement or unforeseen events. Although we may from time to time voluntarily update prior forward-looking statements, we disclaim any commitment to do so except as required by applicable securities laws.

USE OF PROCEEDS

     The estimated net proceeds from this offering after underwriting discounts and our offering expenses will be approximately $272.2 million. We intend to use a portion of these net proceeds to repay amounts outstanding under our line of credit, borrowings under which were utilized for working capital purposes. As of May 13, 2005, $32.0 million was outstanding under our line of credit at a weighted average interest rate of 3.14%, maturing from May 16, 2005 through June 2, 2005. Certain of the underwriters or their affiliates will receive a portion of the proceeds from this offering as a result of the repayment of debt under our line of credit. We do not have current specific plans for the remainder of the net proceeds, but intend to use them for general corporate purposes, including but not limited to the expansion of marketing efforts, capital expenditures and technology developments, working capital, warehouse financing for partially and fully disbursed FFELP loans, private education and consumer education loans and possible acquisitions. At this time, we have not identified a particular business or portfolio to acquire with proceeds of this offering.

     We may invest funds not required immediately for the purposes described above in short-term investment grade securities.

CAPITALIZATION

     The following table sets forth our cash and cash equivalents and our consolidated capitalization as of March 31, 2005, on an actual basis and as adjusted to reflect the issuance of the notes and the application of a portion of the net proceeds therefrom to repay amounts outstanding under our existing line of credit. You should read this information in conjunction with our consolidated financial statements and other financial information that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2005

	Actual	As Adjusted

	(in thousands, except share data)
Cash and cash equivalents	$ 43,059	$291,351

Bonds and notes payable (other than notes offered hereby)	$15,318,517	$15,294,653
Notes offered hereby	—	275,000

Total bonds and notes payable	15,318,517	15,569,653

Shareholders’ equity:
Preferred stock, $0.01 par value:
50,000,000 shares authorized; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value:
600,000,000 shares authorized; 39,727,864 shares issued and
outstanding	397	397
Class B common stock, $0.01 par value:
15,000,000 shares authorized; 13,983,454 shares issued and
outstanding	140	140
Additional paid-in capital	209,259	209,259
Retained earnings	315,151	315,151
Unearned compensation	(64)	(64)
Accumulated other comprehensive income, net of taxes	428	428

Total shareholders’ equity	525,311	525,311

Total capitalization	$15,843,828	$16,094,964

RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods set forth below is as follows:

	Three
	months
	ended	Year ended December 31,
	March 31,
	2005	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges(1)	2.03	1.92	1.23	1.32	1.06	1.03

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, minority interest and income or loss from equity investments, plus distributed income of equity investments and fixed charges. Fixed charges include interest expense on indebtedness and rental expense on operating leases representing that portion of rental expense deemed to be interest.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provide information that our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2005, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Certain prior period amounts have been reclassified to conform to the 2005 consolidated financial statement presentation.

     Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus supplement and the accompanying prospectus, including information with respect to our plans and strategy for its business, includes forward-looking statements that involve risk and uncertainties. Please see the section “Cautionary Statement Regarding Forward-Looking Statements” contained elsewhere in this prospectus supplement for more information on factors that could cause actual results to differ materially from the results described in or implied by any forward-looking statements contained in this discussion and analysis. You should review the sections “Risk Factors” set forth in this prospectus supplement and the accompanying prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein and therein.

Overview

     We are one of the leading education finance companies in the United States and are focused on providing quality products and services to students and schools nationwide. We rank among the nation’s leaders in terms of total net student loan assets, with $14.5 billion as of March 31, 2005.

Our business is comprised of four primary product and service offerings:

•	Asset Management, including student loan originations and acquisitions. We provide student loan marketing, originations, acquisitions and portfolio management. We own a large portfolio of student loan assets through a series of education lending subsidiaries. We obtain loans through direct origination and through acquisition of loans. We also provide marketing, sales, managerial and administrative support related to our asset management activities.

•	Student Loan and Guarantee Servicing. We service our student loan portfolio and the portfolios of third parties. Servicing activities include loan origination activities, application processing, borrower updates, payment processing, due diligence procedures and claim processing. In December 2004, we purchased EDULINX Canada Corporation, or EDULINX. EDULINX is a Canadian corporation that engages in servicing student loans in Canada. The following table summarizes our loan servicing volumes as of March 31, 2005:

	Nelnet		Third party

	Volume	Percent	Volume	Percent	Total

			(dollars in millions)
FFELP and private loans	$13,116	59.7%	$ 8,868	40.3%	$21,984
Canadian loans (in U.S. $)	—	—	7,337	100.0	7,337

Total	$13,116	44.7	$16,205	55.3	$29,321

We also provide servicing support to guaranty agencies, which includes system software, hardware and telecommunication support, borrower and loan updates, default aversion tracking services, claim processing services and post-default collection services.

•	Servicing Software. We use internally developed loan servicing software and also license this software to third-party student loan holders and servicers.

•	Direct Marketing. We provide a wide range of direct marketing products and services to help businesses reach the middle school, high school, college bound high school, college and young adult marketplaces in a cost-effective manner. We provide marketing services and college bound student lists to college and university admissions offices nationwide. In addition, we recognize middle and high school students for exceptional academic success by providing publications and scholarships.

     Our education lending subsidiaries under the Asset Management service offering are engaged in the securitization of education finance assets. These education lending subsidiaries hold beneficial interests in eligible loans, subject to creditors with specific interests. The liabilities of our education lending subsidiaries are not our obligations, nor the obligations of any of our other subsidiaries, and cannot be consolidated in the event of bankruptcy. The transfers of student loans to the eligible lender trusts do not qualify for sales according to the provisions of SFAS No. 140, as the trusts continue to be under our effective control. Accordingly, all the financial activities and related assets and liabilities, including debt, of the securitizations are reflected in our consolidated financial statements.

     Our Asset Management and Student Loan and Guarantee Servicing offerings constitute reportable operating segments according to the provisions of SFAS No. 131. The Servicing Software and Direct Marketing offerings are operating segments that do not meet the quantitative thresholds and, therefore, are combined with and included as “Other Segments.” The following table shows the percent of total segment revenue (excluding intersegment revenue) and segment net income (loss) before taxes for each of our reportable segments:

	Three months ended March 31,

		2005			2004

		Student			Student
		Loan and			Loan and
	Asset	Guarantee	Other	Asset	Guarantee	Other
	Management	Servicing	Segments	Management	Servicing	Segments

Segment revenue	77.0%	21.1%	1.9%	59.9%	37.4%	2.7%
Segment net income (loss) before taxes	82.9%	15.4%	1.7%	34.3%	68.6%	(2.9)%

     A portion of our student loan portfolio is subject to fixed-rate interest floors, and we have entered into derivative instruments in order to hedge a portion of this portfolio. Our derivative market value adjustment and net settlements are included in the Asset Management segment. Because the majority of our derivatives do not qualify for hedge accounting according to SFAS No. 133, the derivative market value adjustment can cause the percent of revenue and net income before taxes to fluctuate from period to period between segments.

     Our student loan portfolio has grown significantly through originations and acquisitions. We originated or acquired $1.5 billion of student loans during the three months ended March 31, 2005 through various channels, including:

•	the direct channel, in which we originate student loans in one of our brand names directly to student and parent borrowers, which accounted for 38.7% of the student loans added to our loan portfolio during the three months ended March 31, 2005;

•	the branding partner channel, in which we acquire student loans from lenders to whom we provide marketing and origination services, which accounted for 46.3% of the student loans added to our loan portfolio during the three months ended March 31, 2005; and

•	the forward flow channel, in which we acquire student loans from lenders to whom we provide origination services, but provide no marketing services, or who have agreed to sell loans to us under forward sale commitments, which accounted for 12.9% of the student loans added to our loan portfolio during the three months ended March 31, 2005.

     In addition, we also acquire student loans through spot purchases, which accounted for 2.1% of student loans added to our loan portfolio during the three months ended March 31, 2005.

Significant Drivers and Trends

     Our earnings and earnings growth are directly affected by the size of our portfolio of student loans, the interest rate characteristics of the portfolio, the costs associated with financing and managing the portfolio and the costs associated with the origination and acquisition of the student loans in the portfolio. In addition to the impact of growth of our student loan portfolio, our results of operations and financial condition may be materially affected by, among other things, changes in:

•	applicable laws and regulations that may affect the volume, terms, effective yields or refinancing options of education loans;

•	demand for education financing and competition within the student loan industry;

•	the interest rate environment, funding spreads on our financing programs and access to capital markets; and

•	prepayment rates on student loans, including prepayments relating to loan consolidations.

     Our net interest income, or net interest earned on our student loan portfolio, is the primary source of income and is primarily impacted by the size of the portfolio and the net yield of the assets in the portfolio. If our student loan portfolio continues to grow and our net interest margin remains relatively stable, we expect our net interest income to increase. Our portfolio of FFELP loans generally earns interest at the higher of a variable rate based on the special allowance payment, or SAP, formula set by the Department and the borrower rate, which is fixed over a period of time. The SAP formula is based on an applicable index plus a fixed spread that is dependent upon when the loan was originated, the loan’s repayment status and funding sources for the loan. Based upon provisions of the Higher Education Act, and related interpretations by the Department, loans financed prior to September 30, 2004 with tax-exempt obligations issued prior to October 1, 1993 are entitled to receive special allowance payments equal to a 9.5% minimum rate of return. In May 2003, we sought confirmation from the Department regarding the treatment and recognition of special allowance payments as income based on the 9.5% minimum rate of return. While pending satisfactory resolution of this issue with the Department, we deferred recognition of the interest income that was generated by these loans in excess of income based upon the standard special allowance rate. In June 2004, after consideration of certain clarifying information received in connection with the guidance we had sought, including written and verbal communications with the Department, we concluded that the earnings process had been completed related to the special allowance payments on these loans and recognized $124.3 million of interest income. As of December 31, 2003 and March 31, 2004, the amount of deferred excess interest income on these loans was $42.9 million and $78.8 million, respectively. As of March 31, 2005, we held $3.3 billion in loans that are receiving special allowance payments based upon the minimum 9.5% rate.

     We currently recognize the income from the special allowance payments, referred to as the special allowance yield adjustment, on these loans as it is earned and would expect our net interest income to increase over historical periods accordingly; however, since the portfolio subject to the 9.5% floor is not expected to increase, amounts recognized will decrease as compared to the current period. In addition, if interest rates rise, the normal yield on the portfolio of loans earning this special allowance will increase, thereby reducing the special allowance yield adjustment. We entered into $3.7 billion in notional amount of interest rate swaps in July 2004 to reduce the risk of rising interest rates on this portfolio.

     Net interest income increased $43.5 million, or 100.3%, during the three months ended March 31, 2005 as compared to the comparable period in 2004. Net interest income, excluding the effects of variable-rate floor income and the special allowance yield adjustment, increased approximately $14.1 million, or 32.7%, during the three months ended March 31, 2005 as compared to the comparable period in 2004, due to portfolio growth. Net student loans receivable increased $3.3 billion, or 29.7%, to $14.5 billion as of March 31, 2005 as compared to $11.2 billion as of March 31, 2004.

     Interest income is also dependent upon the relative level of interest rates. We maintain an overall interest rate risk management strategy that incorporates the use of interest rate derivative instruments to reduce the economic effect of interest rate volatility. Our management has structured all of our derivative instruments with the intent that each is economically effective. However, most of our derivative instruments do not qualify for hedge accounting under SFAS No. 133 and thus may adversely impact earnings. In addition, the mark-to-market adjustment recorded through earnings in our consolidated statements of income may fluctuate from period to period. Subsequent to March 31, 2005, a shift in the forward yield curve has caused a significant reduction in the market value of our derivative instruments. See “— Quantitative and Qualitative Disclosures About Market Risk — Interest Rate Risk.”

     Competition for the supply channel of education financing in the student loan industry has caused the cost of acquisition (or loan premiums) related to our student loan assets to increase. In addition, we have seen significant increases in consolidation loan activity and consolidation loan volume within the industry. The increase in competition for consolidation loans has caused us to be aggressive in our measures to protect and secure our existing portfolio through consolidation efforts. We will amortize our premiums paid from the purchase of student loans over the average useful life of the assets. When our loans are consolidated, we may accelerate recognition of unamortized premiums if the consolidated loan is considered a new loan. The increase in premiums paid on student loans due to the increase in entrants and competition within the industry, coupled with our asset retention practices through consolidation efforts, have caused our yields to be reduced in recent periods due to the amortization of premiums, consolidation rebate fees and the lower yields on consolidation loans. If the percent of consolidation loans continues to increase as a percent of our overall loan portfolio, we will continue to experience reduced yields. If these trends continue, we could continue to see an increase in consolidation rebate fees and amortization costs and a reduction in yield. See “— Student Loan Portfolio — Student Loan Spread Analysis.” Although our short-term yields may be reduced if this trend continues, we will have been successful in protecting our assets and stabilizing our balance sheet for long-term growth. Conversely, a reduction in consolidation of our own loans or the loans of third parties could positively impact the effect of amortization on our student loan yield from period to period. Also, as our portfolio of consolidation loans grows both in nominal dollars and as a percent of the total portfolio, the impact of premium amortization as a percent of student loan yield should decrease, unless the cost of acquisition of consolidation loans or underlying loans increases substantially in the future.

     Net interest income includes $15.8 million, or 46 basis points, in yield reduction due to the amortization of loan premiums and deferred origination costs during the three months ended March 31, 2005 as compared to $19.8 million, or 76 basis points, during the comparable period in 2004. This decrease is due to a slight decease in consolidation activity in 2005 compared to 2004. Our unamortized loan premiums and deferred origination costs, as a percent of student loans, remained unchanged at 1.3% as of March 31, 2005 and December 31, 2004. Net interest income also includes $21.8 million, or 63 basis points, in yield reduction due to consolidation rebate fees during the three months ended March 31, 2005 as compared to $14.5 million, or 55 basis points, during the comparable period in 2004. The increase in the consolidation loan rebate fee, combined with the lower lender yield of the consolidation loans we are originating, has resulted in student loan interest spread compression, excluding the effects of the variable-rate floor income and special allowance yield adjustment, net of settlements on derivatives, from 1.66% during the three months ended March 31, 2004 to 1.64% during the three months ended March 31, 2005.

Acquisitions

     We have positioned ourselves for growth by building a strong foundation through acquisitions. Although our assets, loan portfolios and fee-based revenues increase through such transactions, a key aspect of each transaction is its impact on our prospective organic growth and the development of our integrated platform of services. As a result of these acquisitions and our rapid organic growth, the period-to-period comparability of our results of operations may be difficult. A summary of 2004 and 2005 acquisitions follows:

     In January 2004, we acquired 50% of the membership interests in Premiere Credit of North America, LLC, a collection services company that specializes in collection of educational debt. This investment is being accounted for under the equity method of accounting.

     In March 2004, we acquired rights, title and interest in certain assets of the Rhode Island Student Loan Authority, or RISLA, including the right to originate student loans in RISLA’s name without competition from RISLA for a period of ten years. We further agreed to provide administrative services in connection with certain of the indentures governing debt securities of RISLA for a ten-year period.

     In April 2004, we purchased SLAAA Acquisition Corp., a student loan secondary market.

     Also in April 2004, we purchased 50% of the stock of infiNET Integrated Solutions, Inc., or infiNET, an ecommerce services provider for colleges, universities and healthcare organizations. InfiNET provides customer-focused electronic transactions, information sharing and account and bill presentment. This investment is being accounted for under the equity method of accounting.

     In December 2004, we purchased 100% of the stock of EDULINX. EDULINX is a Canadian corporation that engages in the servicing of student loans in Canada.

     Effective February 28, 2005, we acquired 100% of the capital stock of SMG, a full-service direct marketing agency, and 100% of the membership interests of NHR, a company which provides publications and scholarships for middle and high school students achieving exceptional academic success.

Net Interest Income

     We generate the majority of our earnings from the spread, referred to as our student loan spread, between the yield we receive on our student loan portfolio and the cost of funding these loans. This spread income is reported on our income statement as net interest income. The amortization of loan premiums, including capitalized costs of origination, the consolidation loan rebate fee and yield adjustments from borrower benefit programs, are netted against loan interest income on our income statement. The amortization and write-offs of debt issuance costs are included in interest expense on our income statement.

     Our portfolio of FFELP loans generally earns interest at the higher of a variable rate based on the SAP formula set by the Department and the borrower rate, which is fixed over a period of time. The SAP formula is based on an applicable index plus a fixed spread that is dependent upon when the loan was originated, the loan’s repayment status and funding sources for the loan. Depending on the type of student loan and when the loan was originated, the borrower rate is either fixed to term or is reset to a market rate each July 1. The larger the reduction in rates subsequent to the July 1 annual borrower interest rate reset date, the greater our opportunity to earn variable-rate floor income. In declining interest rate environments, we can earn significant amounts of such income. Conversely, as the decline in rates abates, or in environments where interest rates are rising, our opportunity to earn variable-rate floor income can be reduced, in some cases substantially. Since the borrower rates are reset annually, we view earnings on variable-rate floor income as temporary and not necessarily sustainable. Our ability to earn variable-rate floor income in future periods is dependent upon the interest rate environment following the annual reset of borrower rates, and we cannot assure the nature of such environment in the future. We recorded no variable-rate floor income during the three months ended March 31, 2005 as compared to approximately $348,000 during the comparable period in 2004.

     On those FFELP loans with fixed-term borrower rates, primarily consolidation loans, we earn interest at the greater of the borrower rate or a variable rate based on the SAP formula. Since we finance the majority of our student loan portfolio with variable-rate debt, we may earn excess spread on these loans for an extended period of time.

     On most consolidation loans, we must pay a 1.05% per year rebate fee to the Department. Those consolidation loans that have variable interest rates based on the SAP formula earn an annual yield less than that of a Stafford loan. Those consolidation loans that have fixed interest rates less than the sum of 1.05% and the variable rate based on the SAP formula also earn an annual yield less than that of a Stafford loan. As a result, as consolidation loans matching these criteria become a larger portion of our loan portfolio, there will be a lower yield on our loan portfolio in the short term. However, due to the extended terms of consolidation loans, we expect to earn the yield on these loans for a longer duration, making them beneficial to us in the long term.

     Because we generate the majority of our earnings from our student loan spread, the interest rate sensitivity of our balance sheet is very important to our operations. The current and future interest rate environment can and will affect our interest earnings, net interest income and net income. The effects of changing interest rate environments are further outlined in “— Quantitative and Qualitative Disclosures About Market Risk — Interest Rate Risk.”

     Investment interest income includes income from unrestricted interest-earning deposits and funds in our special purpose entities for our asset-backed securitizations.

Provision for Loan Losses

     The allowance for loan losses is estimated and established through a provision charged to expense. Losses are charged against the allowance when our management believes the collectibility of the loan principal is unlikely. Recovery of amounts previously charged off is credited to the allowance for loan losses. We maintain an allowance for loan losses associated with our student loan portfolio at a level that is based on the performance characteristics of the underlying loans. We analyze the allowance separately for our federally insured loans and our non-federally insured loans.

     The allowance for the federally insured loan portfolio is based on periodic evaluations of our loan portfolios considering past experience, trends in student loan claims rejected for payment by guarantors, changes to federal student loan programs, current economic conditions and other relevant factors. The federal government guarantees 98% of principal and interest of federally insured student loans, which limits our loss exposure to 2% of the outstanding balance of our federally insured portfolio.

     Effective June 1, 2004, we were designated as an Exceptional Performer by the Department in recognition of our exceptional level of performance in servicing FFELP loans. As a result of this designation, we and our third-party servicing customers receive 100% reimbursement on all eligible FFELP default claims submitted for reimbursement during the 12-month period following the effective date of our designation. We and our third-party servicing customers are not subject to the 2% risk-sharing loss for eligible claims submitted during this 12-month period. Only FFELP loans that are serviced by us, as well as loans owned by us and serviced by other service providers designated as Exceptional Performers by the Department, are subject to the 100% reimbursement.

     As of March 31, 2005, more than 99% of our federally insured loans were serviced by us or other providers designated as Exceptional Performers. Of this more than 99%, we serviced approximately 91% and third parties serviced approximately 8%. We are entitled to receive this benefit for as long as the required servicing standards published by the Department are met. Compliance with such standards is assessed on a quarterly basis.

     In determining the adequacy of the allowance for loan losses on the non-federally insured loans, we consider several factors including: loans in repayment versus those in a nonpaying status, months in repayment, delinquency status, type of program and trends in defaults in the portfolio based on internal and industry data. We charge off these uninsured loans when the collection of principal and interest is 120 days past due.

     The allowance for federally insured and non-federally insured loans reflects the activity for the applicable period and is maintained at a level that our management believes is adequate to provide for estimated probable losses inherent in the loan portfolio. This evaluation is inherently subjective because it requires estimates that may be subject to significant changes.

Other Income

     We also earn fees and generate income from other sources, including principally loan and guarantee servicing income, licensing fees on our software products and fee-based revenue from direct marketing activities. Loan servicing fees are determined according to individual agreements with customers and are calculated based on the dollar value or number of loans serviced for each customer. Guarantee servicing fees are calculated based on the number of loans serviced or amounts collected. Software services income includes software license and maintenance fees associated with student loan software products. Other fee-based income includes income from the sale of lists and student publications and is recognized when the lists or products are shipped.

     Other income also includes the derivative market value adjustment and net settlements as further discussed in “— Quantitative and Qualitative Disclosures About Market Risk — Interest Rate Risk.”

Operating Expenses

     Operating expenses include indirect costs incurred to generate and acquire student loans, costs incurred to manage and administer our student loan portfolio and our financing transactions, costs incurred to service our student loan portfolio and the portfolios of third parties, costs incurred to provide software and direct marketing services to third parties and other general and administrative expenses. Operating expenses also include the depreciation and amortization of capital assets and intangible assets.

     We do not believe inflation has a significant effect on our operations.

Results of Operations

Three months ended March 31, 2005 compared to three months ended March 31, 2004

	Three months ended
	March 31,		Change

	2005	2004	Dollars	Percent

Interest income:		(dollars in thousands)
Loan interest, excluding variable-rate
floor income	$200,107	$108,196	$91,911	84.9%
Variable-rate floor income	—	348	(348)	(100.0)
Amortization of loan premiums and deferred origination costs	(15,782)	(19,817)	4,035	20.4
Investment interest	7,002	3,651	3,351	91.8

Total interest income	191,327	92, 378	98,949	107.1
Interest expense:
Interest on bonds and notes payable	104,525	49,043	55,482	113.1

Net interest income	86,802	43,335	43,467	100.3
Less provision for loan losses	2,031	3,115	(1,084)	(34.8)

Net interest income after provision
for loan losses	84,771	40,220	44,551	110.8

Other income:
Loan and guarantee servicing income	37,176	26,063	11,113	42.6
Other fee-based income	3,356	1,889	1,467	77.7
Software services income	2,206	1,892	314	16.6
Other income	1,400	1,443	(43)	(3.0)
Derivative market value adjustment	60,290	(2,527)	62,817	2,485.8
Derivative settlements, net	(10,086)	(1,214)	(8,872)	(730.8)

Total other income	94,342	27,546	66,796	242.5

Operating expenses:
Salaries and benefits	39,327	27,769	11,558	41.6
Other operating expenses:
Depreciation and amortization,
excluding amortization of
intangible assets	3,293	2,330	963	41.3
Amortization of intangible assets	1,173	2,078	(905)	(43.6)
Trustee and other debt related fees	2,328	2,614	(286)	(10.9)
Occupancy and communications	4,232	3,082	1,150	37.3
Advertising and marketing	3,138	2,323	815	35.1
Professional services	5,776	4,460	1,316	29.5
Postage and distribution	4,306	3,848	458	11.9
Other	7,815	4,708	3,107	66.0

Total other operating expenses	32,061	25,443	6,618	26.0

Total operating expenses	71,388	53,212	18,176	34.2

Income before income taxes	107,725	14,554	93,171	640.2
Income tax expense	39,638	5,433	34,205	629.6

Net income	$ 68,087	$ 9,121	$58,966	646.5

     Net interest income. Total loan interest, including amortization of loan premiums and deferred origination costs, increased as a result of an increase in the size of the student loan portfolio, changes in the interest rate environment and the special allowance yield adjustment, offset by changes in the pricing characteristics of our student loan assets. The special allowance yield adjustment of $29.7 million and higher average interest rates on loans caused an increase in the student loan net yield on our student loan portfolio to 5.37% from 3.40% (when excluding the special allowance yield adjustment, the student loan yield during the three months ended March 31, 2005 was 4.51%). Variable-rate floor income decreased due to the relative change in interest rates during the periods subsequent to the annual borrower interest rate reset date on July 1 of each year. Consequently, we realized no variable-rate floor income during the three months ended March 31, 2005 as compared to approximately $348,000 during the comparable period in 2004. The weighted average interest rate on the student loan portfolio increased due to the special allowance yield adjustment and higher interest rates on loans, offset by the increase in the number of lower yielding consolidation loans, resulting in an increase in loan interest income of approximately $46.1 million. Consolidation loan activity also increased the consolidation rebate fee expense, offset by a decrease in the amortization and write-off of loan premiums and deferred origination costs, overall decreasing loan interest income $3.3 million. The increase in loan interest income was also a result of an increase in our portfolio of student loans. The average student loan portfolio increased $3.3 billion, or 31.5%, during the three months ended March 31, 2005 compared to the same period in 2004, which increased loan interest income by approximately $53.1 million.

     Interest expense on bonds and notes payable increased as average total debt increased $3.0 billion. Average variable-rate debt increased $3.3 billion, which increased interest expense by approximately $21.3 million. We reduced average fixed-rate debt by $218.0 million, which decreased our overall interest expense by approximately $3.4 million. The increase in interest rates, specifically LIBOR and auction rates, increased our average cost of funds (excluding derivative settlement costs) to 2.85% from 1.69%, which increased interest expense approximately $37.4 million.

     Net interest income, excluding the effects of the special allowance yield adjustment and variable-rate floor income, increased approximately $14.1 million, or 32.7%, to approximately $57.1 million from approximately $43.0 million.

     Provision for loan losses. The provision for loan losses for federally insured student loans decreased $1.4 million from $1.5 million to $81,000 because of our Exceptional Performer designation in June 2004. The provision for loan losses for non-federally insured loans increased $280,000 from $1.7 million to $2.0 million because of the increase in the non-federally insured loans and expected performance of the non-federally insured loan portfolio.

     Other income. Loan servicing income increased due to the acquisition of EDULINX in December 2004, which recognized $15.4 million of servicing income during the three months ended March 31, 2005. This increase was offset by the reduction in the number and dollar amount of loans serviced for third parties in our U.S. servicing operations from $9.4 billion as of March 31, 2004 to $8.9 billion as of March 31, 2005. Total average U.S. third-party loan servicing volume decreased $127.7 million, or 1.4%, which resulted in a decrease in loan servicing income of approximately $2.7 million. The decrease in our U.S. servicing volume is due to loan pay downs being greater than loan additions within the third-party customer portfolios. In addition, guarantee servicing income decreased $1.6 million due to a customer that did not renew its servicing contract in April 2004. Other fee-based income increased due to the acquisitions of SMG and NHR effective February 28, 2005. Software services income increased due to additional system maintenance and enhancement work performed for clients.

     We utilize derivative instruments to provide economic hedges to protect against the impact of adverse changes in interest rates. During the three months ended March 31, 2005, the derivative market value adjustment gains were $60.3 million and net settlements representing realized costs were $10.1 million as compared to derivative market adjustment losses of $2.5 million and net settlements of $1.2 million for the comparable period in 2004. This increase, in addition to the changes in interest rates and fluctuations in the forward yield curve, is the result of us entering into $3.7 billion in notional amount of derivatives in July 2004. See “— Quantitative and Qualitative Disclosures About Market Risk — Interest Rate Risk.”

     Operating expenses. Salaries and benefits increased $7.5 million due to the acquisitions of EDULINX, SMG and NHR. In addition, the 2005 incentive plan expense increased $3.0 million due to a change in the terms of our incentive plan.

     The increase in depreciation and amortization is due to an approximately $600,000 increase as a result of the acquisition of EDULINX. The decrease in the amortization of intangible assets is due to certain intangible assets becoming fully amortized in 2004, offset by the amortization of acquired intangible assets related to recent acqui-

sitions. The decrease in trustee and other debt-related fees relates to the improved efficiencies in our debt transactions. Occupancy and communications, professional services, postage and distribution and other operating expenses increased due to the acquisition of EDULINX, SMG and NHR. Advertising and marketing expenses increased approximately $340,000 due to the acquisitions of EDULINX and SMG and approximately $475,000 due to the expansion of our marketing efforts, especially in the consolidations area.

     Income tax expense. Income tax expense increased due to the increase in income before income taxes. Our effective tax rate was 36.8% and 37.3% during the three months ended March 31, 2005 and 2004, respectively.

Year ended December 31, 2004 compared to year ended December 31, 2003

			Change

	2004	2003	Dollars	Percent

	(dollars in thousands)
Interest income:
Loan interest, excluding variable-rate
floor income	$705,036	$413,301	$291,735	70.6%
Variable-rate floor income	348	12,830	(12,482)	(97.3)
Amortization of loan premiums and
deferred origination costs	(70,370)	(69,316)	(1,054)	(1.5)
Investment interest	17,762	15,203	2,559	16.8

Total interest income	652,776	372,018	280,758	75.5
Interest expense:
Interest on bonds and notes payable	254,610	200,296	54,314	27.1

Net interest income	398,166	171,722	226,444	131.9
Less provision (recovery) for loan losses	(529)	11,475	(12,004)	(104.6)

Net interest income after provision
(recovery) for loan losses	398,695	160,247	238,448	148.8

Other income:
Loan and guarantee servicing income	100,130	105,146	(5,016)	(4.8)
Other fee-based income	7,027	4,572	2,455	53.7
Software services income	8,051	8,753	(702)	(8.0)
Other income	9,321	3,505	5,816	165.9
Derivatives market value adjustment	(11,918)	(1,183)	(10,735)	(907.4)
Derivatives settlements, net	(34,140)	(1,601)	(32,539)	(2,032.4)

Total other income	78,471	119,192	(40,721)	(34.2)

Operating expenses:
Salaries and benefits	133,667	124,273	9,394	7.6
Other operating expenses:
Depreciation and amortization,
excluding amortization of
intangible assets	10,631	10,358	273	2.6
Amortization of intangible assets	8,768	12,766	(3,998)	(31.3)
Trustee and other debt-related fees	10,291	14,138	(3,847)	(27.2)
Occupancy and communications	12,817	12,101	716	5.9
Advertising and marketing	11,470	10,182	1,288	12.6
Professional services	15,067	9,437	5,630	59.7
Consulting fees and support services
to related parties	—	3,519	(3,519)	(100.0)
Postage and distribution	13,235	13,241	(6)	(0.0)
Other	26,805	23,135	3,670	15.9

Total other operating expenses	109,084	108,877	207	0.2

Total operating expenses	242,751	233,150	9,601	4.1

Income before income taxes and
minority interest	234,415	46,289	188,126	406.4
Income tax expense	85,236	19,295	65,941	341.8

Income before minority interest	149,179	26,994	122,185	452.6
Minority interest in subsidiary loss	—	109	(109)	(100.0)

Net income	$149,179	$ 27,103	$122,076	450.4

     Net interest income. Total loan interest, including amortization of loan premiums and deferred origination costs, increased as a result of an increase in the size of the student loan portfolio and the special allowance yield adjustment, offset by changes in the interest rate environment and in the pricing characteristics of our student loan assets. The special allowance yield adjustment of $203.5 million, offset by lower average interest rates on loans, caused an increase in the student loan net yield on our student loan portfolio to 5.37% from 3.83% (when excluding the special allowance yield adjustment, the student loan yield in 2004 was 3.65%). Variable-rate floor income decreased due to the relative change in interest rates during the periods subsequent to the annual borrower interest rate reset date on July 1 of each year. Consequently, we realized approximately $348,000 of variable-rate floor income in 2004 as compared to $12.8 million in 2003. The weighted average interest rate on the student loan portfolio increased due to the special allowance yield adjustment, offset by lower interest rates on loans and the increase in the number of lower yielding consolidation loans, resulting in an increase in loan interest income of approximately $156.0 million. Consolidation loan activity also increased the amortization and write-off of premiums and deferred origination costs and increased the amount incurred on consolidation rebate fees, reducing loan interest income $29.2 million. The increase in loan interest income was also a result of an increase in our portfolio of student loans. The average student loan portfolio increased $2.5 billion, or 26.8%, which increased loan interest income by approximately $163.3 million.

     Interest expense on bonds and notes payable increased as average total debt increased $2.2 billion, or 21.2%. Average variable-rate debt increased $2.4 billion, which increased interest expense by approximately $41.3 million. We reduced average fixed-rate debt by $191.6 million, which decreased our overall interest expense by approximately $11.4 million. The increase in interest rates, specifically LIBOR and auction rates, increased our average cost of funds (excluding derivative settlement costs) to 1.99% from 1.89%, which increased interest expense approximately $27.2 million. Interest expense in 2003 also includes $2.6 million due to the write off of debt issuance costs incurred as a result of refinancing certain debt transactions.

     Net interest income, excluding the effects of variable-rate floor income and the special allowance yield adjustment, increased approximately $35.4 million, or 22.3%, to approximately $194.3 million from approximately $158.9 million. This increase is consistent with the increase in the average student loan portfolio of 26.8%.

     Provision for loan losses. The provision for loan losses for federally insured student loans decreased approximately $11.4 million from an expense of $3.8 million to a recovery of $7.6 million because of our and other servicer’s Exceptional Performer designation in 2004. The provision for loan losses for non-federally insured loans decreased approximately $530,000 from $7.6 million in 2003 to $7.1 million in 2004 because of the decrease in the non-federally insured loans and expected performance of the non-federally insured loan portfolio.

     Other income. Loan servicing income decreased due to the reduction in the number and dollar amount of loans serviced for third parties in our U.S. servicing operations from $9.6 billion as of December 31, 2003 to $9.2 billion as of December 31, 2004. Total average U.S. third-party loan servicing volume decreased $892.2 million, or 8.8%, which resulted in a decrease in loan servicing income of $6.4 million. The decrease in servicing volume is due to loan pay downs being greater than loan additions within the third-party customer portfolios. This decrease was offset by an increase in servicing fees on the Canadian servicing operations of $4.6 million due to the acquisition of EDULINX in December 2004. We had no Canadian servicing operations in 2003. In addition, guarantee servicing income decreased $2.5 million due to a customer that did not renew its servicing contract in March 2004.

     Other fee-based income increased $1.8 million as a result of the acquisition of Nelnet Capital in August 2003. Other income increased due to a one-time gain of $3.0 million recorded on the sale of a fixed asset in 2004. In addition, we began providing administrative services to RISLA in March 2004, which increased other income $1.8 million.

     We utilize derivative instruments to provide economic hedges to protect against the impact of adverse changes in interest rates. In 2004, the derivative market value adjustment losses were $11.9 million and net settlements representing realized costs were $34.1 million as compared to $1.2 million and $1.6 million, respectively, in 2003. This increase, in addition to the changes in interest rates and fluctuations in the forward yield curve, is the result of us entering into $3.7 billion in notional amount of derivatives in July 2004. See “— Quantitative and Qualitative Disclosures About Market Risk — Interest Rate Risk.”

     Operating expenses. Our 2004 compensation plans included various bonus and incentive programs for our employee base and covered the majority of employees, including senior executive management. The incentive compensation plans are tied to various performance targets and measures including loan volume, customer satisfaction and profitability. A significant portion of the incentive is based on exceeding certain profitability targets and effectively “earning through” the target to fund the incentive pool. Our incentive and bonus compensation for 2004 was approximately 10% of net income before taxes. The amount incurred by us in 2004 for our bonus and incentive plans was $6.2 million more than the amount incurred in 2003.

     In addition to a net increase in the bonus and incentive compensation expenses, salaries and benefits increased due to the acquisition of EDULINX in December 2004 and our increased personnel resulting from our agreement to provide administrative services to RISLA in March 2004 and the continued expansion of our marketing efforts. This increase was reduced by a non-cash stock compensation charge of $5.2 million recognized in 2003 equal to the difference between the product of the estimated initial public offering price and the number of shares issued in March 2003 and the total price paid by the employees.

     The decrease in the amortization of intangible assets is due to certain intangible assets becoming fully amortized in 2003. The decrease in trustee and other debt-related fees relates to the reduced broker-dealer fees from the acquisition of Nelnet Capital as previously discussed. Advertising and marketing expenses increased due to the expansion of our marketing efforts, especially in the consolidations area. Professional services increased due to additional costs related to operations as a public company. No costs were incurred in 2004 relating to consulting fees and support services to related parties due to the termination of these agreements in July 2003. Other expenses increased as we redeemed a portion of our student loan interest margin notes in July 2004 and expensed the call-premium of $1.9 million on that redemption. In addition, charitable contributions incurred by us in 2004 were $4.0 million greater than what was incurred in 2003.

     Income tax expense. Income tax expense increased due to the increase in income before income taxes. Our effective tax rate was 36.4% and 41.7% in 2004 and 2003, respectively. The decrease in the effective tax rate in 2004 was principally a result of the non-cash compensation expense recognized in 2003 for financial statement purposes that was not deductible for tax purposes.

Year ended December 31, 2003 compared to year ended December 31, 2002

			Change

	2003	2002	Dollars	Percent

		(dollars in thousands)
Interest income:
Loan interest, excluding variable-rate
floor income	$413,301	$408,281	$ 5,020	1.2%
Variable-rate floor income	12,830	49,800	(36,970)	(74.2)
Amortization of loan premiums and deferred
origination costs	(69,316)	(55,065)	(14,251)	(25.9)
Investment interest	15,203	20,759	(5,556)	(26.8)

Total interest income	372,018	423,775	(51,757)	(12.2)
Interest expense:
Interest on bonds and notes payable	200,296	238,746	(38,450)	(16.1)

Net interest income	171,722	185,029	(13,307)	(7.2)
Less provision for loan losses	11,475	5,587	5,888	105.4

Net interest income after provision for
loan losses	160,247	179,442	(19,195)	(10.7)

Other income:
Loan and guarantee servicing income	105,146	108,705	(3,559)	(3.3)
Other fee-based income	4,572	2,133	2,439	114.3
Software services income	8,753	6,205	2,548	41.1
Other Income	3,505	10,898	(7,393)	(67.8)
Derivatives market value adjustment	(1,183)	2,962	(4,145)	(139.9)
Derivatives settlements, net	(1,601)	(3,541)	1,940	54.8

Total other income	119,192	127,362	(8,170)	(6.4)

Operating expenses:
Salaries and benefits	124,273	106,874	17,399	16.3
Other operating expenses:
Depreciation and amortization,
excluding amortization of
intangible assets	10,358	10,235	123	1.2
Amortization of intangible assets	12,766	22,214	(9,448)	(42.5)
Trustee and other debt related fees	14,138	12,879	1,259	9.8
Occupancy and communications	12,101	11,424	677	5.9
Advertising and marketing	10,182	11,512	(1,330)	(11.6)
Professional services	9,437	9,237	200	2.2
Consulting fees and support services
to related parties	3,519	12,800	(9,281)	(72.5)
Postage and distribution	13,241	11,095	2,146	19.3
Other	23,135	22,693	442	1.9

Total other operating expenses	108,877	124,089	(15,212)	(12.3)

Total operating expenses	233,150	230,963	2,187	0.9

Income before income taxes and
minority interest	46,289	75,841	(29,552)	(39.0)
Income tax expense	19,295	27,679	(8,384)	(30.3)

Income before minority interest	26,994	48,162	(21,168)	(44.0)
Minority interest in subsidiary loss	109	376	(267)	(71.0)

Net income	$ 27,103	$ 48,538	$ (21,435)	(44.2)

     Net interest income. Total loan interest, including variable-rate floor income and amortization of loan premiums and deferred origination costs, decreased as a result of changes in the interest rate environment and in the pricing characteristics of our student loan assets, offset by an increase in the size of the student loan portfolio. The lower average interest rates on loans caused a decrease in the student loan net yield on our student loan portfolio to 3.83% from 4.93%. Variable-rate floor income decreased due to the relative change in interest rates dur-

ing the periods subsequent to the annual borrower interest rate reset date on July 1 of each year. Consequently, we realized $12.8 million of variable-rate floor income in 2003 as compared to $49.8 million in 2002. The weighted average interest rate on the student loan portfolio decreased due to the lower interest rates and the increase in the number of lower yielding consolidation loans, resulting in a decrease in loan interest income of approximately $36.6 million. Consolidation loan activity also increased the amortization and write-off of premiums and deferred origination costs and increased the amount incurred on consolidation rebate fees, reducing loan interest income $29.8 million. The decrease in loan interest income was partially offset by an increase in our portfolio of student loans. The average student loan portfolio increased $1.1 billion, or 14.0%, which increased loan interest income by approximately $57.3 million.

     Investment interest income decreased due to the termination of a joint venture with a large financial institution in the second quarter of 2003.

     Interest expense on bonds and notes payable decreased despite an increase in average total debt of $1.6 billion. Average variable-rate debt increased $1.8 billion, which increased interest expense by approximately $22.0 million. We reduced average fixed-rate debt by $212.0 million, which decreased our overall interest expense by approximately $12.5 million. The reduction in interest rates, specifically LIBOR and auction rates, decreased interest expense approximately $43.0 million and resulted in the decrease in our average cost of funds (excluding derivative settlement costs) to 1.89% from 2.63%. Interest expense in 2003 also includes $2.6 million due to the write off of debt issuance costs incurred as a result of refinancing certain debt transactions as compared to $5.3 million in 2002.

     Net interest income, excluding the effects of variable-rate floor income, increased $23.7 million, or 17.5%, to $158.9 million from $135.2 million. This increase is consistent with the increase in the average student loan portfolio of 14.0%.

     Provision for loan losses. The provision for loan losses for federally insured student loans increased approximately $878,000 from $3.0 million in 2002 to $3.8 million in 2003 due to the increase in the size of our federally insured student loan portfolio. The provision for loan losses on non-federally insured loans increased $5.0 million from $2.6 million in 2002 to $7.6 million in 2003. This increase was due to a provision of $4.3 million for an identified pool of non-federally insured loans based on aging, delinquency and performance of such identified pool. This pool of non-federally insured loans was limited to borrowers attending a single school, and, in early 2002, we ceased making non-federally insured loans to borrowers attending that school. The remaining increase was due to the increase in the size of our non-federally insured loan portfolio.

     Other income. Loan servicing income decreased primarily due to the reduction in the number and dollar amount of loans we serviced for third parties from $10.7 billion as of December 31, 2002 to $9.6 billion as of December 31, 2003. This decrease resulted in a decrease in loan servicing income of $6.9 million. The decrease in servicing volume is due to loan pay downs being greater than loan additions within the third-party customer portfolios. This decrease was offset by an increase in guarantee servicing income of $4.7 million due to higher guarantee volumes.

     Other fee-based income increased $1.3 million due to the broker-dealer fee income generated from the acquisition of Nelnet Capital in August 2003. Software services income increased due to the acquisitions of Charter Accounts Systems, Inc. in May 2002 and Idaho Financial Associates, Inc. in January 2002. Other income decreased $5.7 million due to additional income earned in 2002 on marketing contracts that were terminated in the fourth quarter of 2002. In addition, we recognized marketing income of $2.3 million as a broker on a loan sale in 2002 as compared to $150,000 in 2003.

     We utilize derivative instruments to provide economic hedges to protect against the impact of adverse changes in interest rates. In 2003, the derivative market value adjustment losses were $1.2 million and net settlements representing realized interest costs were $1.6 million as compared to $3.0 million of derivative market value adjustment gains and $3.5 million of net settlements incurred in 2002. See “— Quantitative and Qualitative Disclosures about Market Risk — Interest Rate Risk.”

     Operating expenses. Salaries and benefits increased as a non-cash stock compensation expense of $5.2 million was recognized in 2003 equal to the difference between the product of the estimated initial public offering price and the number of shares issued in March 2003 and the total price paid by the employees. In addition, salary expense increased $5.1 million in 2003 associated with the termination of consulting and employment agreements. The remaining increase of $7.1 million is due to the increased personnel from the acquisitions previously described and expansion of our marketing efforts.

     The decrease in the amortization of intangible assets is due to certain intangible assets becoming fully amortized in 2002. The increase in trustee and other debt-related fees relates to the $1.6 billion increase in average debt outstanding. Advertising and marketing expenses decreased due a $2.4 million expense incurred on a large marketing contract that was terminated in December 2002. This decrease was offset by an increase in marketing activities related to consolidation activities in 2003. Consulting fees and support services to related parties decreased due to conversion-related fees paid in 2002 and the termination of a large consulting agreement in December 2002. Postage and distribution expenses increased due to an increase in mass mailings to promote origination of Stafford and consolidation loans.

     Income tax expense. Income tax expense decreased due to the decrease in income before income taxes. Our effective tax rate was 41.7% and 36.5% in 2003 and 2002, respectively. The increase in the effective tax rate was principally a result of the non-cash compensation expense recognized in 2003 for financial statement purposes that was not deductible for tax purposes.

Financial Condition

As of March 31, 2005 compared to December 31, 2004

	As of	As of	Change
	March 31,	December 31,
	2005	2004	Dollars	Percent

		(dollars in thousands)
Assets:
Student loans receivable, net	$14,540,316	$13,461,814	$1,078,502	8.0%
Other assets	1,443,012	1,698,191	(255,179)	(15.0)
Fair value of derivative instruments, net	48,223	—	48,223	100.0

Total assets	$16,031,551	$15,160,005	$ 871,546	5.7

Liabilities:
Bonds and notes payable	$15,318,517	$14,300,606	$1,017,911	7.1
Fair value of derivative instruments, net	—	11,895	(11,895)	(100.0)
Other liabilities	187,723	391,329	(203,606)	(52.0)

Total liabilities	15,506,240	14,703,830	802,410	5.5
Shareholders’ equity:
Shareholders’ equity	525,311	456,175	69,136	15.2

Total liabilities and shareholders’
equity	$16,031,551	$15,160,005	$ 871,546	5.7

     Total assets increased primarily due to an increase in student loans receivable. We originated and acquired $1.5 billion of student loans during the three months ended March 31, 2005, offset by repayments of $0.4 billion. Other assets declined primarily because of a $220.5 million decrease in restricted cash due to loan program customers, which reflects timing of disbursements on loans and reduced lockbox volume. The fair value of derivative instruments changed from a net liability as of December 31, 2004 to a net asset as of March 31, 2005 due to the change in market conditions on our derivative instruments. Total liabilities increased primarily because of an increase in bonds and notes payable, resulting from additional borrowings to fund growth in student loans. Other liabilities include restricted cash amounts due to loan program customers that decreased $220.5 million as a result of timing of disbursements on loans and reduced lockbox volume. Shareholders’ equity increased primarily as a result of net income of $68.1 million during the three months ended March 31, 2005.

Liquidity and Capital Resources

     We utilize operating cash flow, operating lines of credit and secured financing transactions to fund operations and student loan acquisitions. In addition, on April 13, 2005, we filed a universal shelf registration statement with the Securities and Exchange Commission, or SEC. This will allow us to sell up to $750 million of securities that may consist of common stock, preferred stock, unsecured debt securities, warrants, stock purchase contracts that may consist of common stock, preferred stock, unsecured debt securities, warrants, stock purchase contracts and stock purchase units. The terms of any securities would be established at the time of the offering. This offering is being made under such shelf registration.

     Operating activities provided net cash of $26.8 million during the three months ended March 31, 2005, a decrease of $44.3 million from the net cash provided by operating activities of $71.1 million during the comparable period in 2004. Operating cash flows are driven by net income adjusted for various non-cash items such as the provision for loan losses, depreciation and amortization, deferred income taxes, the derivative market value adjustment, non-cash compensation expense and income (losses) from equity method investments. These non-cash items resulted in a decrease in cash provided by operating activities of $45.6 million during the three months ended March 31, 2005 as compared to the comparable period in 2004.

     As of March 31, 2005, we had a $35.0 million operating line of credit and a $50.0 million commercial paper commitment under two separate facilities from a group of six large regional and national financial institutions that expire in September 2005. We use these facilities primarily for general operating purposes and had $23.9 million borrowed under these facilities as of March 31, 2005. We had $61.1 million available to borrow under these operating lines as of March 31, 2005.

     Our secured financing instruments include commercial paper lines, short-term student loan warehouse programs, variable-rate tax-exempt bonds, fixed-rate bonds, fixed-rate tax-exempt bonds and various asset-backed securities. Of the $15.3 billion of debt outstanding as of March 31, 2005, $12.5 billion was issued under securitization transactions. On February 16, 2005 and April 19, 2005, we completed asset-backed securities transactions totaling $1.3 billion and $2.0 billion, respectively. Depending on market conditions, we anticipate continuing to access the asset-backed securities market in 2005 and subsequent years. Securities issued in the securitization transactions are generally priced off a spread to LIBOR or set under an auction procedure. The student loans financed are generally priced on a spread to commercial paper or U.S. Treasury bills.

     Our warehouse facilities allow for expansion of liquidity and capacity for student loan growth and should provide adequate liquidity to fund our student loan operations for the foreseeable future. As of March 31, 2005, we had a loan warehousing capacity of $4.4 billion, of which $2.8 billion was outstanding and $1.6 billion was available, through 364-day commercial paper conduit programs. These conduit programs mature in 2005 through 2009; however, they must be renewed annually by underlying liquidity providers. Historically, we have been able to renew our commercial paper conduit programs, including the underlying liquidity agreements, and therefore we do not believe the renewal of these contracts present a significant risk to our liquidity.

     We are limited in the amounts of funds that can be transferred from our subsidiaries through intercompany loans, advances or cash dividends. These limitations result from the restrictions contained in trust indentures under debt financing arrangements to which our education lending subsidiaries are parties. We do not believe these limitations will significantly affect our operating cash needs. The amounts of cash and investments restricted in the respective reserve accounts of the education lending subsidiaries are shown on the balance sheets as restricted cash and investments.

     The following table summarizes our bonds and notes outstanding as of March 31, 2005:

			Interest rate
	Carrying	Percent	range on
	amount	of total	carrying amount	Final maturity

	(dollars in thousands)
Variable rate bonds and notes (a):
Bond and notes based on indices	$ 8,289,473	54.1%	1.84% - 3.79%	11/25/09 - 01/25/41
Bond and notes based on auction	3,542,470	23.1	1.85% - 3.20%	11/01/09 - 07/01/43

Total variable rate bonds and notes	11,831,943	77.2
Commercial paper and other	2,786,767	18.2	2.65% - 2.80%	05/13/05 - 09/02/09
Fixed-rate bonds and notes (a)	660,943	4.3	5.20% - 6.68%	05/01/05 - 05/01/29
Other borrowings	38,864	0.3	2.95% - 6.00%	09/23/05 - 11/01/05

Total	$15,318,517	100.0%

(a)	Issued in securitization transactions.

     We are committed under noncancelable operating leases for certain office and warehouse space and equipment. Our contractual obligations as of March 31, 2005 were as follows:

		Less than			More than
	Total	1 year	1 to 3 years	3 to 5 years	5 years
	_____________	_____________	_____________	_____________	_____________
	(dollars in thousands)
Bonds and notes payable	$15,318,517	$2,533,986	$203,001	$779,227	$11,802,303
Operating lease obligations	19,859	5,815	9,001	3,208	1,835

Total	$15,338,376	$2,539,801	$212,002	$782,435	$11,804,138

     We have commitments with our branding partners and forward flow lenders which obligate us to purchase loans originated under specific criteria, although the branding partners and forward flow lenders are not obligated to provide us with a minimum amount of loans. Branding partners are those entities from whom we acquire student loans and to whom we provide marketing and origination services. Forward flow lenders are those entities from whom we acquire student loans and to whom we provide origination services. These commitments generally run for periods ranging from one to five years and are generally renewable. As of March 31, 2005, we were committed to extend credit or were obligated to purchase $372.8 million of student loans at current market rates at the respective sellers’ requests under various agreements.

     On December 1, 2004, we purchased EDULINX in a business combination for $7.0 million. An additional payment of approximately $6.3 million is to be paid by us if EDULINX obtains an extension or renewal of a significant customer servicing contract that currently expires in February 2006. This contingency payment is due following the date on which such extension or renewal period of the servicing contract commences.

     Effective February 28, 2005, we purchased 100% of the capital stock of SMG and 100% of the membership interests of NHR. The initial consideration paid by us was $27.0 million. In addition to the initial purchase price, additional payments are to be paid by us based on the operating results of SMG and NHR as defined in the purchase agreement. The contingent payments are payable in annual installments through April 2008 and in total will range from a minimum of $4.0 million to a maximum of $24.0 million.

Student Loan Portfolio

     The table below describes the components of our loan portfolio:

	As of March 31, 2005		As of December 31, 2004		As of December 31, 2003
	Dollars	Percent	Dollars	Percent	Dollars	Percent

	(dollars in thousands)
Federally insured:
Stafford	$ 5,340,328	36.7%	$ 5,047,487	37.5%	$ 4,900,249	46.9%
PLUS/SLS	329,765	2.3	252,910	1.9	249,217	2.4
Consolidation	8,592,889	59.1	7,908,292	58.7	5,073,081	48.5
Non-federally insured	94,225	0.7	90,405	0.7	92,327	0.9

Total	14,357,207	98.8	13,299,094	98.8	10,314,874	98.7
Unamortized premiums and deferred origination costs	191,961	1.3	169,992	1.3	156,594	1.5
Allowance for loan losses:
Allowance – federally insured	(99)	(0.0)	(117)	(0.0)	(9,755)	(0.1)
Allowance – non-federally insured	(8,753)	(0.1)	(7,155)	(0.1)	(6,271)	(0.1)

Net	$14,540,316	100.0%	$13,461,814	100.0%	$10,455,442	100.0%

Activity in the Allowance for Loan Losses

     The provision for loan losses represents the periodic expense of maintaining an allowance sufficient to absorb losses, net of recoveries, inherent in the portfolio of student loans. An analysis of our allowance for loan losses is presented in the following table:

	Three months ended March 31,		Year ended December 31,

	2005	2004	2004	2003	2002

	(dollars in thousands)
Balance at beginning of period	$ 7,272	$ 16,026	$ 16,026	$ 12,000	$ 10,242
Provision (recovery) for loan losses:
Federally insured loans	81	1,445	(7,639)	3,835	2,957
Non-federally insured loans	1,950	1,670	7,110	7,640	2,630

Total provision (recovery) for
loan losses	2,031	3,115	(529)	11,475	5,587
Charge-offs:
Federally insured loans	(99)	(985)	(1,999)	(3,450)	(2,570)
Non-federally insured loans	(503)	(1,629)	(6,674)	(4,132)	(1,333)

Total charge-offs	(602)	(2,614)	(8,673)	(7,582)	(3,903)
Recoveries, non-federally insured loans	151	96	448	133	74

Net charge-offs	(451)	(2,518)	(8,225)	(7,449)	(3,829)

Balance at end of period	$ 8,852	$ 16,623	$ 7,272	$ 16,026	$ 12,000

Allocation of the allowance for
loan losses:
Federally insured loans	$ 99	$ 10,215	$ 117	$ 9,755	$ 9,370
Non-federally insured loans	8,753	6,408	7,155	6,271	2,630

Total allowance for loan losses	$ 8,852	$ 16,623	$ 7,272	$ 16,026	$ 12,000

Net loan charge-offs as a percentage
of average student loans	0.013%	0.096%	0.070%	0.080%	0.047%
Total allowance as a percentage of average student loans	0.064%	0.159%	0.062%	0.172%	0.147%
Total allowance as a percentage of
ending balance of student loans	0.062%	0.150%	0.055%	0.155%	0.143%
Non-federally insured allowance as a
percentage of the ending balance
of non-federally insured loans	9.289%	6.923%	7.914%	6.792%	3.495%
Average student loans	$13,742,362	$10,453,826	$11,809,663	$ 9,316,354	$8,171,898
Ending balance of student loans	$14,357,207	$11,065,865	$13,299,094	$10,314,874	$8,404,388
Ending balance of non-federally
insured loans	$ 94,225	$ 92,567	$ 90,405	$ 92,327	$ 75,260

     In 2004, our allowance and the provision for loan losses were each reduced by $9.4 million to account for the estimated effects of our (and other service providers servicing our student loans) Exceptional Performance designations.

     Delinquencies have the potential to adversely impact our earnings through increased servicing and collection costs and account charge-offs. The table below shows our student loan delinquency amounts:

	As of March 31, 2005		As of December 31, 2004		As of December 31, 2003

	Dollars	Percent	Dollars	Percent	Dollars	Percent

	(dollars in thousands)
Federally Insured Loans:
Loans in-school/grace/deferment (1)	$ 4,204,056		$ 3, 584,260		$ 2,941,228
Loans in forbearance (2)	1,718,915		1,654,158		1,362,335
Loans in repayment status:
Loans current	7,500,158	89.9%	7,142,808	89.6%	5,244,281	88.6%
Loans delinquent 31-60 days (3)	291,673	3.5	338,434	4.3	279,435	4.7
Loans delinquent 61-90 days (3)	173,859	2.1	154,477	1.9	130,339	2.2
Loans delinquent 91 days or
greater (4)	374,321	4.5	334,552	4.2	264,929	4.5

Total loans in repayment	8,340,011	100.0%	7,970,271	100.0%	5,918,984	100.0%

Total federally insured loans	$14,262,982		$13,208,689		$10,222,547

Non-Federally Insured Loans:
Loans in-school/grace/deferment (1)	$ 25,500		$ 23,106		$ 25,537
Loans in forbearance (2)	2,338		2,110		14,776
Loans in repayment status:
Loans current	61,069	92.0%	58,606	89.9%	45,554	87.5%
Loans delinquent 31-60 days (3)	1,953	2.9	2,559	3.9	2,531	4.9
Loans delinquent 61-90 days (3)	1,643	2.5	1,495	2.3	1,556	3.0
Loans delinquent 91 days or
greater (4)	1,722	2.6	2,529	3.9	2,373	4.6

Total loans in repayment	66,387	100.0%	65,189	100.0%	52,014	100.0%

Total federally insured loans	$ 94,225		$ 90,405		$ 92,327

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation for law students.
(2)	Loans for borrowers who have temporarily ceased making full payments due to hardship or other factors, according to a schedule approved by the servicer consistent with the established loan program servicing procedures and policies.
(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due and relate to repayment loans, that is, receivables not charged off, and not in school, grace, deferment or forbearance.
(4)	Loans delinquent 91 days or greater include loans in claim status, which are loans which have gone into default and have been submitted to the guaranty agency for FFELP loans, or the insurer for non-federally insured loans, to process the claim for payment.

Origination and Acquisition

     Our student loan portfolio increases through various channels, including originations through the direct channel and acquisitions through the branding partner channel, the forward flow channel and spot purchases. Our portfolio also increases with the addition of portfolios acquired through business acquisitions.

     One of our primary objectives is to focus on originations through the direct channel and acquisitions through the branding partner channel. We have extensive and growing relationships with many large financial and educational institutions that are active in the education finance industry. Loss of a strong relationship with an institution that we directly or indirectly acquire a significant volume of student loans could result in an adverse effect on the volume derived from the branding partner channel.

     The table below sets forth the activity of loans originated or acquired through each of our channels:

	Three months ended March 31,		Year ended December 31,

	2005	2004	2004	2003	2002

	(dollars in thousands)
Beginning balance	$13,299,094	$10,314,874	$10,314,874	$ 8,404,388	$7,267,055
Direct channel:
Consolidation loan originations	745,090	806,565	3,060,427	2,266,499	859,120
Less consolidation of existing portfolio	(337,100)	(368,400)	(1,411,200)	(1,160,000)	(682,383)

Net consolidation loan
originations	407,990	438,165	1,649,227	1,106,499	176,737
Stafford/PLUS loan originations	155,023	92,927	279,885	236,855	224,827
Branding partner channel	673,841	354,503	989,867	808,843	521,023
Forward flow channel	187,163	85,204	780,803	602,777	577,603
Other channels	31,688	20,996	250,609	338,040	483,213

Total channel acquisitions	1,455,705	991,795	3,950,391	3,093,014	1,983,403
Loans acquired in business acquisition	—	—	136,138	—	—
Repayments, claims, capitalized
interest and other	(397,592)	(240,804)	(1,102,309)	(1,182,528)	(846,070)

Ending balance	$14,357,207	$11,065,865	$13,299,094	$10,314,874	$8,404,388

Student Loan Spread Analysis

     Maintenance of the spread on assets is a key factor in maintaining and growing our income. The following table analyzes the student loan spread on our portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities used to fund the assets:

	Three months ended March 31,		Year ended December 31,

	2005	2004	2004	2003	2002

Student loan yield	6.46%	4.71%	6.55%	5.01%	5.91%
Consolidation rebate fees	(0.63)	(0.55)	(0.58)	(0.44)	(0.31)
Premium and deferred origination
costs amortization	(0.46)	(0.76)	(0.60)	(0.74)	(0.67)

Student loan net yield	5.37	3.40	5.37	3.83	4.93
Student loan cost of funds (a)	(3.12)	(1.73)	(2.25)	(1.91)	(2.67)

Student loan spread	2.25	1.67	3.12	1.92	2.26
Variable-rate floor income	—	(0.01)	—	(0.14)	(0.61)
Special allowance yield adjustment,
net of settlements on derivatives (b)	(0.61)	—	(1.46)	—	—

Core student loan spread	1.64%	1.66%	1.66%	1.78%	1.65%

Average balance of student loans
(in thousands)	$13,742,362	$10,453,826	$11,809,663	$ 9,316,354	$ 8,171,898
Average balance of debt outstanding
(in thousands)	14,677,213	11,631,648	12,822,524	10,578,088	9,071,936

(a)	The student loan cost of funds includes the effects of the net settlement costs on our derivative instruments of $34.1 million, $1.6 million and $3.5 million for the years ended December 31, 2004, 2003 and 2002, respectively, and $10.1 million and $1.2 million for the three months ended March 31, 2005 and 2004, respectively.
(b)	The special allowance yield adjustment of approximately $203.5 million for the year ended December 31, 2004 and approximately $29.7 million for the three months ended March 31, 2005 represents the impact of net spread had loans earned at statutorily defined rates under a taxable financing. This special allowance yield adjustment has been reduced by net settlements on derivative instruments that were used to hedge this loan portfolio earning the excess yield, which was $31.2 million for the year ended December 31, 2004 and $8.9 million for the three months ended March 31, 2005.

Critical Accounting Policies

     This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of income and expenses during the reporting periods. We base our estimates and judgments on historical experience and on various other factors that we believe are reasonable under the circumstances. Actual results may differ from these estimates under varying assumptions or conditions. Note 2 of our consolidated financial statements for the year ended December 31, 2004, which is included in our Annual Report on Form 10-K for the year ended December 31, 2004 and is incorporated by reference herein, includes a summary of the significant accounting policies and methods used in the preparation of the consolidated financial statements.

     On an on-going basis, our management evaluates its estimates and judgments, particularly as they relate to accounting policies that our management believes are most “critical” — that is, they are most important to the portrayal of our financial condition and results of operations and they require our management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our management has determined the only critical accounting policy is determining the level of the allowance for loan losses.

Allowance for Loan Losses

     The allowance for loan losses represents our management’s estimate of probable losses on student loans. This evaluation process is subject to numerous estimates and judgments. We evaluate the adequacy of the allowance for loan losses on our federally insured loan portfolio separately from our non-federally insured loan portfolio.

     The allowance for the federally insured loan portfolio is based on periodic evaluations of our loan portfolios considering past experience, trends in student loan claims rejected for payment by guarantors, changes to federal student loan programs, current economic conditions and other relevant factors. The federal government guarantees 98% of principal and interest of federally insured student loans, which limits our loss exposure to 2% of the outstanding balance of our federally insured portfolio.

     Effective June 1, 2004, we were designated as an Exceptional Performer by the Department in recognition of our exceptional level of performance in servicing FFELP loans. As a result of this designation, we and our third-party servicing customers receive 100% reimbursement on all eligible FFELP default claims submitted for reimbursement during the 12-month period following the effective date of our designation. We and our third-party servicing customers are not subject to the 2% risk-sharing loss for eligible claims submitted during this 12-month period. Only FFELP loans that are serviced by us, as well as loans owned by us and serviced by other service providers designated as Exceptional Performers by the Department, are subject to the 100% reimbursement.

     As of March 31, 2005, more than 99% of our federally insured loans were serviced by us or other providers designated as Exceptional Performers. Of this more than 99%, we serviced approximately 91% and third parties serviced approximately 8%. We are entitled to receive this benefit for as long as the required servicing standards published by the Department are met. Compliance with such standards is assessed on a quarterly basis.

     In determining the adequacy of the allowance for loan losses on the non-federally insured loans, we consider several factors including: loans in repayment versus those in a nonpaying status, months in repayment, delinquency status, type of program and trends in defaults in the portfolio based on internal and industry data. We charge off these uninsured loans when the collection of principal and interest is 120 days past due.

     The allowance for federally insured and non-federally insured loans is maintained at a level that our management believes is adequate to provide for estimated probable losses inherent in the loan portfolio. This evaluation is inherently subjective because it requires estimates that may be subject to significant changes.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

     Our primary market risk exposure arises from fluctuations in our borrowing and lending rates, the spread between which could impact us due to shifts in market interest rates. Because we generate the majority of our earnings from our student loan spread, the interest sensitivity of the balance sheet is a key profitability driver. The majority of student loans have variable-rate characteristics in certain interest rate environments. Some of the student loans include fixed-rate components depending upon the rate reset provisions, or, in the case of consolidation loans, are fixed at the weighted average interest rate of the underlying loans at the time of consolidation. The following table sets forth our loan assets and debt instruments by rate characteristics:

	As of March 31, 2005		As of December 31, 2004		As of December 31, 2003

	Dollars	Percent	Dollars	Percent	Dollars	Percent

	(dollars in thousands)
Fixed-rate loan assets	$ 5,393,697	37.6%	$ 5,559,748	41.8%	$ 5,532,497	53.6%
Variable-rate loans assets	8,963,510	62.4	7,739,346	58.2	4,782,377	46.4

Total	$14,357,207	100.0%	$13,299,094	100.0%	$10,314,874	100.0%

Fixed-rate debt instruments	$ 660,943	4.3%	$ 712,641	5.0%	$ 927,694	8.2%
Variable-rate debt instruments	14,657,574	95.7	13,587,965	95.0	10,438,764	91.8

Total	$15,318,517	100.0%	$14,300,606	100.0%	$11,366,458	100.0%

     The following table shows our student loan assets currently earning at a fixed rate as of March 31, 2005:

Fixed interest	Borrower/lender	Estimated variable	Current balance of
rate range	weighted average yield	conversion rate (a)	fixed-rate assets

			(dollars in thousands)
5.5 – 6.0%	5.69%	3.05%	$ 160,003
6.0 – 6.5	6.21	3.57	299,487
6.5 – 7.0	6.71	4.07	359,426
7.0 – 8.0	7.52	4.88	315,462
> 8.0	8.56	5.92	977,817
9.5 floor yield	9.50	6.86	3,281,502

			$5,393,697

(a)	The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to variable rate.

     Historically, we have followed a policy of funding the majority of our student loan portfolio with variable-rate debt. In a low interest rate environment, the FFELP loan portfolio yields excess income primarily due to the reduction in interest rates on the variable-rate liabilities that fund student loans at a fixed borrower rate and also due to consolidation loans earning interest at a fixed rate to the borrower. Therefore, absent utilizing derivative instruments, in a low interest rate environment, a rise in interest rates will have an adverse effect on earnings. In higher interest rate environments, where the interest rate rises above the borrower rate and the fixed-rate loans become variable rate and are effectively matched with variable-rate debt, the impact of rate fluctuations is substantially reduced.

     We attempt to match the interest rate characteristics of pools of loan assets with debt instruments of substantially similar characteristics, particularly in rising interest rate environments. Due to the variability in duration of our assets and varying market conditions, we do not attempt to perfectly match the interest rate characteristics of the entire loan portfolio with the underlying debt instruments. We have adopted a policy of periodically reviewing the mismatch related to the interest rate characteristics of our assets and liabilities and our outlook as to current and future market conditions. Based on those factors, we will periodically use derivative instruments as part of our overall risk management strategy to manage risk arising from our fixed-rate and variable-rate financial instruments.

     The following table summarizes the notional values and fair values of our outstanding derivative instruments as of March 31, 2005:

	Notional amounts by product type				Weighted
					average fixed
	Fixed/		Floating/		rate on
	floating	Basis	fixed		fixed/floating
Maturity	swaps (a)	swaps (b)	swaps (c)	Total	swaps

		(dollars in millions)
2005	$ 1,187	$ 1,000	$ 210	$ 2,397	2.20%
2006	613	500	—	1,113	2.99
2007	512	—	—	512	3.42
2008	463	—	—	463	3.76
2009	312	—	—	312	4.01
2010	1,138	—	—	1,138	4.25

Total	$ 4,225	$ 1,500	$ 210	$ 5,935	3.32

Fair value (d) (in thousands)	$52,189	$ (2,802)	$ (1,164)	$48,223

(a)	A fixed/floating swap is an interest rate swap in which we agree to pay a fixed rate in exchange for a floating rate. The interest rate swap converts a portion of our variable-rate debt (equal to the notional amount of the swap) to a fixed rate for a period of time, fixing the relative spread between a portion of our student loan assets and the converted fixed-rate liability.
(b)	A basis swap is an interest rate swap agreement in which we agree to pay a floating rate in exchange for another floating rate, based upon different market indices. We have employed basis swaps to limit our sensitivity to dramatic fluctuations in the underlying indices used to price a portion of our variable-rate assets and variable-rate debt.
(c)	A floating/fixed swap is an interest rate swap in which we agree to pay a floating rate in exchange for a fixed rate. The interest rate swap converts a portion of our fixed-rate debt (equal to the notional amount of the swap) to a floating rate for a period of time.
(d)	Fair value is determined from market quotes from independent security brokers. Fair value indicates an estimated amount we would receive (pay) if the contracts were cancelled or transferred to other parties.

     We account for our derivative instruments in accordance with SFAS No. 133. SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria as specified by SFAS No. 133 are met. Our management has structured all of our derivative transactions with the intent that each is economically effective. However, the majority of our derivative instruments do not qualify for hedge accounting under SFAS No. 133; consequently, the change in fair value of these derivative instruments is included in our operating results. Changes or shifts in the forward yield curve can significantly impact the valuation of our derivatives. Accordingly, changes or shifts to the forward yield curve will impact our financial position, results of operations and cash flows. As of March 31, 2005, we accounted for one interest rate swap with a notional amount of $150 million as a cash flow hedge in accordance with SFAS No. 133. Gains and losses on the effective portion of this qualifying hedge are accumulated in other comprehensive income and reclassified to current period earnings over the period in which the stated hedged transactions impact earnings. Ineffectiveness is recorded to earnings through interest expense.

     The following is a summary of the amounts included in derivative market value adjustment and net settlements on the consolidated income statements related to those derivative instruments that do not qualify for hedge accounting:

	Three months ended March 31,		Year ended December 31,

	2005	2004	2004	2003	2002

		(dollars in thousands)
Change in fair value of derivative
instruments	$ 60,290	$ (2,527)	$ (11,918)	$ (1,183)	$ 2,962
Settlements, net	(10,086)	(1,214)	(34,140)	(1,601)	(3,541)

Derivative market value adjustment
and net settlements	$ 50,204	$ (3,741)	$ (46,058)	$ (2,784)	$ (579)

     The increase in the derivative market value adjustment and net settlements during the year ended December 31, 2004 and three months ended March 31, 2005, in addition to the changes in interest rates and fluctuations in the forward yield curve, is the result of us entering into $3.7 billion in notional amount of derivatives in July 2004.

     The following tables summarize the effect on our earnings, based upon a sensitivity analysis performed by us, assuming a hypothetical increase and decrease in interest rates of 100 basis points and an increase in interest rates of 200 basis points while funding spreads remain constant. The effect on earnings was performed on our variable-rate assets and liabilities. The analysis includes the effects of the derivative instruments in existence during the periods presented.

     As a result of our interest rate management activities, we expect the change in pre-tax net income resulting from 100 basis point and 200 basis point increases in interest rates will not result in a proportional decrease in net income.

	Three months ended March 31, 2005

	Change from decrease		Change from increase		Change from increase
	of 100 basis points		of 100 basis points		of 200 basis points

	Dollars	Percent	Dollars	Percent	Dollars	Percent

	(dollars in thousands, except share data)
Effect on earnings:
Increase (decrease) in pre-tax net
income before impact of
derivative settlements	$ 11,623	10.8%	$ (10,808)	(10.0)%	$ (19,529)	(18.1)%
Impact of derivative settlements	(9,900)	(9.2)	9,900	9.2	19,800	18.4

Increase (decrease) in net income
before taxes	$ 1,723	1.6%	$ (908)	(0.8)%	$ 271	0.3%

Increase (decrease) in basic and
diluted earnings per share	$ 0.02		$ (0.01)		$ 0.00

	Three months ended March 31, 2004

	Change from decrease		Change from increase		Change from increase
	of 100 basis points		of 100 basis points		of 200 basis points

	Dollars	Percent	Dollars	Percent	Dollars	Percent

	(dollars in thousands, except share data)
Effect on earnings:
Increase (decrease) in pre-tax net
income before impact of
derivative settlements	$ 21,808	149.8%	$ (4,484)	(30.8)%	$ (7,123)	(48.9)%
Impact of derivative settlements	(17,033)	(117.0)	12,934	88.9	27,917	191.8

Increase in net income before taxes	$ 4,775	32.8%	$ 8,450	58.1	$ 20,794	142.9%

Increase in basic and diluted
earnings per share	$ 0.06		$ 0.10		$ 0.24

Year ended December 31, 2004

Change from decrease		Change from increase		Change from increase
of 100 basis points		of 100 basis points		of 200 basis points

Dollars	Percent	Dollars	Percent	Dollars	Percent

(dollars in thousands, except share data)

$ 69,617	29.7%	$ (36,312)	(15.5)%	$ (66,882)	(28.5)%
(60,177)	(25.7)	60,177	25.7	120,355	51.3

$ 9,440	4.0%	$ 23,865	10.2%	$ 53,473	22.8%

$ 0.11		$ 0.28		$ 0.63

Year ended December 31, 2003

Change from decrease		Change from increase		Change from increase
of 100 basis points		of 100 basis points		of 200 basis points

Dollars	Percent	Dollars	Percent	Dollars	Percent

(dollars in thousands, except share data)

$ 34,719	75.0%	$ (18,256)	(39.4)%	$ (30,356)	(65.6)%
(8,382)	(18.1)	6,007	13.0	13,202	28.5

$ 26,337	56.9%	$ (12,249)	(26.4)%	$ (17,154)	(37.1)%

$ 0.37		$ (0.17)		$ (0.24)

     Developing an effective strategy for dealing with movements in interest rates is complex, and no strategy can completely insulate us from risks associated with such fluctuations. In addition, a counterparty to a derivative instrument could default on its obligation, thereby exposing us to credit risk. When the fair value of a derivative instrument is negative, we owe the counterparty and, therefore, have no credit risk. However, if the value of derivatives with a counterparty exceeds a specified threshold, we may have to pay a collateral deposit to the counterparty. If interest rates move materially differently from our management’s expectations, we could be required to deposit a significant amount of collateral with our derivative instrument counterparties. The collateral deposits, if significant, could negatively impact our capital resources. We manage market risks associated with interest rates by establishing and monitoring limits as to the types and degree of risk that may be undertaken. Further, we may have to repay certain costs, such as transaction fees or brokerage costs, if we terminate a derivative instrument. Finally, our interest rate risk management activities could expose us to substantial losses if interest rates move materially differently from our management’s expectations. As a result, we cannot assure that our economic hedging activities will effectively manage our interest rate sensitivity or have the desired beneficial impact on our results of operations or financial condition.

Foreign Currency Exchange Risk

     We purchased EDULINX in December 2004. EDULINX is a Canadian corporation that engages in servicing Canadian student loans. As a result of this acquisition, we are exposed to market risk related to fluctuations in foreign currency exchange rates between the U.S. and Canadian dollars. We have not entered into any foreign currency derivative instruments to hedge this risk. However, we do not believe fluctuations in foreign currency exchange rates will have a significant effect on our financial position, results of operations or cash flows.

MANAGEMENT

Executive Officers and Directors

     The following table sets forth our executive officers and directors, and their ages and positions, as of May 13, 2005.

Name	Age	Position

Michael S. Dunlap	41	Chairman and Co-Chief Executive Officer
Stephen F. Butterfield	52	Vice Chairman and Co-Chief Executive Officer
Don R. Bouc	58	Director and President Emeritus
Terry J. Heimes	40	Executive Director and Chief Financial Officer
David A. Bottegal	48	Executive Director and Chief Marketing Officer
Raymond J. Ciarvella	48	Executive Director and Chief Information Officer
Todd M. Eicher	35	Executive Director
Matthew D. Hall	45	Executive Director
Edward P. Martinez	51	Executive Director, Chief Legal Officer and Corporate Secretary
Jeffrey R. Noordhoek	39	Executive Director and Capital Markets Officer
Cheryl E. Watson	44	Executive Director and Chief Communications Officer
James P. Abel	54	Director
Thomas E. Henning	52	Director
Arturo R. Moreno	58	Director
Brian J. O’Connor	49	Director
Michael D. Reardon	52	Director
James H. Van Horn	52	Director

Michael S. Dunlap

     Michael S. Dunlap has served as our Chairman and Co-Chief Executive Officer since August 2003. Mr. Dunlap previously served as our President and sole Chief Executive Officer from December 2001 until August 2003. He has been a member of our Board of Directors since 1996. As Chairman of our Board of Directors, Mr. Dunlap is responsible for our overall strategy and direction. From January 1996 to December 2001, Mr. Dunlap served as chairman of Nelnet’s predecessor. In addition, since August 2003, Mr. Dunlap has been the non-executive chairman of Union Bank and, since January 1995, a director and president of Farmers & Merchants Investment Inc. (the parent of Union Bank and Trust Company). Union Bank and Farmers & Merchants Investment Inc. are affiliates of Nelnet. From January 2001 to August 2003, Mr. Dunlap served as chief executive officer of Union Bank. From January 1993 to January 2001, Mr. Dunlap served as executive vice president of Union Bank. Mr. Dunlap is also a member of the Nebraska State Bar Association. Mr. Dunlap received his B.S. degree in Finance and Accounting and his J.D. degree from the University of Nebraska.

Stephen F. Butterfield

     Stephen F. Butterfield has served as our Co-Chief Executive Officer since August 2003 and as our Vice Chairman since March 2000. He served as vice chairman and a director of Nelnet’s predecessor from January 1996 to December 2001. Mr. Butterfield is responsible for managing our capital market relationships and investor relations. Mr. Butterfield directs our overall management and direction, including asset purchasing, marketing of corporate services and coordination of our capital market activities. Mr. Butterfield has been involved in the student loan industry since January 1989, first as president of a for-profit student loan secondary marketing facility located in Scottsdale, Arizona, and second as president of the Student Loan Acquisition Authority of Arizona, a non-profit secondary marketing facility in Scottsdale, Arizona. Prior to his work in the student loan industry, Mr. Butterfield spent 15 years as an investment banker, the last four years of which for Boettcher & Company, specializing in municipal finance. Mr. Butterfield received his B.S. degree in business administration from Arizona State University.

Don R. Bouc

     Don R. Bouc has served as our President Emeritus since January 2005 and as a member of our Board of Directors since March 2000. From March 2000 to January 2005, Mr. Bouc served as our President. In March 2001, Mr. Bouc became president of Nelnet Corporation (subsequently renamed Nelnet Corporate Services, Inc.), a subsidiary of Nelnet. From May 1997 through March 2001, Mr. Bouc served as president of National Education Loan Network, Inc., a subsidiary of Nelnet. From 1990 to 1997, Mr. Bouc served as president of Nebraska Higher Education Loan Program, Inc., or NEBHELP. During his tenure, he assisted in creating the Education Finance Council and later served as its chairman. In 1985, Mr. Bouc founded Midwest Computing, Inc., the developer of EASEL, a servicing and related software package used by over 50 financial institutions in the student loan industry. From 1974 to 1985, Mr. Bouc worked for the University of Nebraska Central Administration Computing Services network, leaving as director of administrative computing. He served on the Board of Trustees of Lincoln General Hospital from 1996 to 1998 and currently he serves on the Board of Trustees of Health Lincoln, of Junior Achievement/Lincoln and of the Nebraska Independent College Foundation. Mr. Bouc has been appointed by the Secretary of Education to the Federal Advisory Committee on Student Financial Assistance. Mr. Bouc received an undergraduate degree in math education and an M.S. in computer science from the University of Nebraska-Lincoln.

Terry J. Heimes

     Terry J. Heimes has served as our Chief Financial Officer and as Executive Director in charge of Finance since March 2001. He is responsible for the coordination of all financial and accounting functions. Active in our strategic planning and direction, Mr. Heimes oversees the preparation and issuance of financial statements, corporate accounting/tax matters and our asset-backed securitization and warehousing activities. Mr. Heimes served as our Director from March 2001 until August 2003 and as executive vice president of our subsidiary National Education Loan Network, Inc., or NELNI, from March 2001 until October 2002. In October 1998 until March 2001, in connection with the conversion and acquisition of NEBHELP, Mr. Heimes served as the vice president of finance of National Education Loan Network, Inc., a subsidiary of Nelnet. Prior to joining NEBHELP, Mr. Heimes worked for the public accounting firm of KPMG LLP through 1992 as a manager in the audit department. Mr. Heimes graduated magna cum laude from the University of Nebraska-Kearney with a B.S. degree in business administration with an emphasis in accounting.

David A. Bottegal

     David A. Bottegal has served as an Executive Director and our Chief Marketing Officer since October 2002. Mr. Bottegal served as a senior vice president of NELNI from September 2001 until he became an Executive Director in October 2002, and also served as one of our Directors from September 2001 until August 2003. Mr. Bottegal is responsible for Nelnet Marketing Solutions, our sales division, as well as managing Business Integration, Loan Consolidations and Loan Servicing. In addition, Mr. Bottegal assists in our overall strategic direction as well as fostering our significant client relationships. Prior to joining us, Mr. Bottegal spent 18 years with Sallie Mae in various areas of the company, including vice president of sales and marketing from 1998 to 2001. Mr. Bottegal received his B.A. from Catholic University in Washington, D.C. and his M.B.A. from Marymount University.

Raymond J. Ciarvella

     Raymond J. Ciarvella has served as an Executive Director and our Chief Information Officer since May 2003. Mr. Ciarvella has over 13 years experience with us in various capacities, serving as one of our Directors from January 1995 until August 2003. As our Chief Information Officer, Mr. Ciarvella oversees our internal Information Technology areas along with a number of our subsidiary companies, including Charter Systems and IFA Systems, and a number of our affiliates, including 5280 Solutions, Inc. and FirstMark Services, LLC. As Chief Information Officer, Mr. Ciarvella is responsible for the information technology and computer systems that support our enterprise goals. Mr. Ciarvella is also engaged in other strategic partnerships and key client initiatives. Mr. Ciarvella served as the chief operating officer of UNIPAC Service Corporation from September 1993 until March 2000. Prior to joining us, Mr. Ciarvella had over 11 years of experience with Electronic Data Systems in all facets of information technology services. Mr. Ciarvella received a B.S. degree in computer science from Colorado State University.

Todd M. Eicher

     Todd M. Eicher has served as an Executive Director since May 2003. Mr. Eicher currently oversees our merger and acquisition activities. Prior to this role, Mr. Eicher directed our School Product Support, Business Integration and all aspects of our Loan Origination operations. In addition, prior to his current role, he served as a senior vice president from July 1997 until May 2003, when he became an Executive Director. Mr. Eicher received his J.D. degree from the University of Nebraska College of Law.

Matthew D. Hall

     Matthew D. Hall is our Executive Director responsible for Loan Servicing and Business Integration. Mr. Hall served as one of our Directors until August 2003 and as a senior vice president of NELNI until he became an executive director of NELNI in October 2002. Mr. Hall oversees and directs lender product support, customer service, customer accounting, process engineering, conversions, claims and all aspects of school and repayment loan servicing for our various loan servicing operations. Prior to his current position, Mr. Hall managed our loan origination and loan servicing operations. Before entering operations in 1992, Mr. Hall was employed in our information systems department and was responsible for the maintenance and development of our student loan servicing system. Mr. Hall has ten years of operations management experience and eight years of experience in information systems, programming and management within the banking and financial industries. Mr. Hall received a bachelor’s degree in business finance from Indiana University.

Edward P. Martinez

     Edward P. Martinez is our Executive Director responsible for Legal, Policy Support, Facilities and Purchasing. Mr. Martinez joined us in April 1989. Prior to joining us, Mr. Martinez was general counsel to the Student Loan Division of the Colorado Department of Higher Education, was an assistant attorney general with the Colorado Attorney General’s Office and was an associate with the law firm of Davis Graham & Stubbs LLP in Denver, Colorado. Mr. Martinez received a J.D. degree from the University of Colorado School of Law.

Jeffrey R. Noordhoek

     Jeffrey R. Noordhoek is our Executive Director in charge of Capital Markets. Mr. Noordhoek oversees our Capital Markets area and is responsible for our securitization and capital markets funding efforts. Mr. Noordhoek served as senior vice president of NELNI from March 2001 until October 2002, when he became an executive director of NELNI, and served as a vice president of Nelnet’s predecessor prior to that. Mr. Noordhoek has been in our capital markets area since 1996. Prior to joining us, Mr. Noordhoek served as a senior associate for State Street Capital Corporation where he assisted in the establishment of commercial paper conduit financing vehicles. Mr. Noordhoek received his B.S. degree in business administration from the University of Nebraska and his M.B.A. from Boston University.

Cheryl E. Watson

     Cheryl E. Watson has served since September 2004 as our Chief Communications Officer and Executive Director responsible for internal and external communications, Corporate and Marketing communications, Government and Industry Relations, and Investor Relations. Prior to September 2004, Ms. Watson was responsible for Investor Relations. Ms. Watson served as one of our Directors from April 2002 until August 2003 and served as an executive vice president of NELNI from April 2002 until she became an executive director of NELNI in October 2002. In addition, she participates in our strategic planning and capital markets initiatives. Prior to joining us, Ms. Watson was employed with Sallie Mae, Inc. and USA Group Secondary Market Services, Inc. and was vice president and treasurer of Sallie Mae Servicing, LLP and president and chief financial officer of USA Group Secondary Market Services, Inc. She has held financial service positions in education lending and private industry for over 18 years. She serves on the board of directors for the Greater Indianapolis Area YMCA and serves as treasurer for the Riverview Hospital Foundation. Ms. Watson received a B.S. degree from Indiana University and is a certified public accountant.

James P. Abel

     James P. Abel has served as a member of our Board of Directors since August 2003. Mr. Abel has served as a director of our subsidiary, NHELP-I, Inc., from 2000 until becoming our Director in August 2003. Since 1983, Mr. Abel has served as chief executive officer of NEBCO, Inc., a company with interests in the manufacture of building materials, construction, insurance, mining, railroading, farming and real estate. He also served as President of NEBCO, Inc. through 2004. Mr. Abel serves on the boards of directors of Ameritas Life Insurance Corp., Ameritas Holding Company, Ameritas/ACACIA Mutual Holding Co., AMAL Corporation and Linweld, Inc. He is an Advisory Board Member for the US Bank Lincoln and a member of the board of the University of Nebraska Foundation. Mr. Abel received a B.S. degree from Arizona State University.

Thomas E. Henning

     Thomas E. Henning has served as a member of our Board of Directors since August 2003. Mr. Henning has served as president and chief executive officer of Assurity Security Group, Inc., as well as its wholly owned subsidiaries, Security Financial Life Insurance Company and Assurity Life Insurance Company, since 1990. In addition, Mr. Henning is a director of Pine Lake Advisors, a subsidiary of Security Financial Life Insurance Company. Previously, Mr. Henning served as president and chief operating officer of National Bank of Commerce of Lincoln, Nebraska and executive vice president of First Commerce Bancshares between 1985 and 1990. Mr. Henning is a member of the Investment and Executive Committee and board of the University of Nebraska Foundation and serves on Lincoln Plating Company’s Advisory Board. Mr. Henning is a graduate of the University of Nebraska as well as Stonier Graduate School of Banking at Rutgers University. He also has completed the Wharton School’s Effective Management Program. Mr. Henning holds the CLU and CFA designations.

Arturo R. Moreno

     Arturo R. Moreno has served as a member of our Board of Directors since August 2003. Mr. Moreno served as president, chief operating officer and director of Outdoor Systems, Inc. from 1984 until 1999. In 1999, the company was sold to Infinity/CBS and in 2000 it merged with Viacom. In June of 2003, Mr. Moreno purchased the Los Angeles Angels of Anaheim Professional Baseball Team and currently serves as Chief Executive Officer of Angels Baseball LP. As founder of The Moreno Family Foundation, he is deeply involved with issues related to children and education. Mr. Moreno received his B.S. degree in marketing from the University of Arizona in 1973.

Brian J. O’Connor

     Brian J. O’Connor has served as a member of our Board of Directors since August 2003. Mr. O’Connor served as a director of our subsidiaries, Nelnet Education Loan Funding, Inc., from 1998 through 2003 and Nelnet Private Student Loan Corporation-I, from 2001 through 2003. Since 1997, Mr. O’Connor has held the position of senior vice president at Hutchinson, Shockey, Erley & Co., which underwrites and trades securities for various local governments in Arizona and the western United States. From 1990 to 1997, he was a senior vice president with Alden Capital Markets, Inc.; from 1988 to 1990, he served as senior vice president with Capital Markets Corporation; from 1987 to 1988, he was a vice president for Security Pacific Merchant Bank in Phoenix; and from 1983 to 1987, Mr. O’Connor was with Boettcher & Company, Inc., a regional investment banking firm specializing in municipal finance. In addition, Mr. O’Connor served as a member of the board of directors and audit committee of Outdoor Systems, Inc. from 1992 to 1999. Mr. O’Connor received his B.S. degree in finance from Drake University and his Masters in International Management at the American Graduate School of International Management.

Michael D. Reardon

     Michael D. Reardon has served as a member of our Board of Directors since December 2003. Mr. Reardon has served as the Chief Executive Officer of Provision Communications, LLC, a telecommunications company, since January 2004. Mr. Reardon has also served as the Chairman of HyperFlo, LLC, a manufacturer of precision cleaning equipment since 1997. Mr. Reardon received his degree in economics from Arizona State University.

James H. Van Horn

     James H. Van Horn has served as a member of our Board of Directors since March 2001. Mr. Van Horn is the former Executive Director of Loan Generation, which provides fee-based lender servicing and educational support services to government and private entities. Mr. Van Horn served as our Senior Vice President from March 2000 until October 2002, when he became our Executive Director. Mr. Van Horn left his position as Executive Director in June 2003 and thereafter has served as president and chief executive officer of InTuition Development Holdings, LLC, which is not affiliated with Nelnet. Prior to our acquisition of InTuition, Inc., he joined InTuition in 1994, became president in 1998 and continued serving as president of InTuition, Inc. until June 2003. Before serving as president of InTuition, Inc., Mr. Van Horn served as vice president of operations at Astro Metallurgical in Wooster, Ohio. He earned his B.S.C.E. at Valparaiso University and his M.B.A. at Jacksonville University.

DESCRIPTION OF NOTES

     The following summary of the terms of the notes we are offering supplements the description of the general terms and provisions of the debt securities set forth under “Description of Nelnet, Inc. Debt Securities” beginning on page 21 of the accompanying prospectus. The accompanying prospectus contains a detailed summary of additional provisions of the notes. The following description replaces the description of the debt securities in the accompanying prospectus to the extent of any inconsistency. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus. As used in this “Description of Notes” section, “we,” “our” and the “Company” mean Nelnet, Inc. and do not include its subsidiaries. This summary is not complete and we encourage you to read the accompanying prospectus and the indenture referred to below.

General

     The 5.125% senior notes due 2010 are a series of senior debt securities described in this prospectus supplement and the accompanying prospectus. We will issue the notes under an indenture dated as of May 25, 2005 between us and Deutsche Bank Trust Company Americas, as trustee, which is more fully described in the accompanying prospectus. The indenture does not limit the aggregate principal amount of notes of this series that we may issue.

     Interest on the notes will accrue at the rate of 5.125% per year. Interest on the notes will be payable on June 1 and December 1, commencing on December 1, 2005, to holders of record on the immediately preceding May 15 and November 15, respectively. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 15, 2005. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     If any interest payment date falls on a day that is not a business day, then the interest payment will be postponed until the next succeeding business day, and no interest on such payment will accrue for the period on and after such interest payment date. Similarly, if the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. As used in this prospectus supplement, “business day” means a day that in the City of New York or in any place of payment is not a day on which banking institutions are authorized by law or regulation to close.

     The indenture provides that payment of principal of (and premium, if any) and interest on the notes may be made either by wire transfer or (subject to collection) by check mailed to the address of the person entitled thereto at such address as shall appear in the security register.

     Unless the notes are redeemed prior to maturity, the notes will mature and the principal amount of the notes will become payable on June 1, 2010.

Additional Notes

     We will issue the notes in an initial principal amount of $275,000,000. We may issue, without notice to or the consent of the holders of the then existing notes, additional notes having the same ranking and the same interest rate, maturity and other terms as the notes offered by this prospectus supplement, except for the issue price and issue date and, in some cases, the first interest payment date. Any additional notes having such similar terms will, together with the notes offered by this prospectus supplement, constitute a single series of notes under the indenture.

Ranking

     The notes will be senior unsubordinated obligations, will rank equally with all of our future unsecured and unsubordinated indebtedness, will rank senior to any of our future subordinated indebtedness and will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries. As of March 31, 2005, after giv-

ing effect to this offering and the application of the proceeds therefrom, the only indebtedness we will have outstanding is the notes.

     We currently conduct our asset management operations through certain of our subsidiaries, and these subsidiaries generate a significant portion of our operating income and cash flow. As a result, distributions and advances from our subsidiaries will be a principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating results and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. Holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. The notes will be effectively subordinated to the obligations of our subsidiaries, meaning that holders of the notes will have a junior position to the claims of creditors of our subsidiaries (including policy holders, trade creditors, debt holders, taxing authorities, guarantee holders and preference shareholders) on their assets and earnings. As of March 31, 2005, the aggregate amount of our outstanding consolidated indebtedness was $15.3 billion, substantially all of which was secured and all of which (except for our revolving credit borrowings) represented obligations of our subsidiaries.

Optional Redemption

     The notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 20 basis points plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.
“treasury rate” means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such Redemption Date.

The treasury rate will be calculated on the third business day preceding the Redemption Date.

     “comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     “comparable treasury price” means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

     “independent investment banker” means either Citigroup Global Markets Inc. or J.P. Morgan Securities Inc., as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

     “reference treasury dealer” means (1) Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and their respective successors, provided, however, that if either of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer and (2) any three other primary treasury dealers selected by us after consultation with the independent investment banker.

     “reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Certain Covenants

     The covenants of the indenture described under the caption “Description of Debt Securities — Certain Covenants” on pages 23 through 25 of the accompanying prospectus will apply to the notes.

Defeasance

     The discharge, defeasance and covenant defeasance provisions of the indenture described under the caption “Description of Debt Securities — Discharge and Defeasance” on page 27 of the accompanying prospectus will apply to the notes.

Global Notes

     The notes will be registered in denominations of $1,000 and integral multiples of $1,000. The notes will be issued in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as “global notes.” Each global note will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor thereto, as depositary, and registered in the name of Cede & Co., a nominee of DTC.

     The deposit of global notes with DTC and their registration in the name of DTC’s nominee effect no change in beneficial ownership. Ownership of beneficial interests in a global note will be limited to DTC participants or persons who hold interests through DTC participants. We understand that DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants in DTC to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as DTC or its nominee or a common depositary is the registered holder of a global note, DTC or that nominee or common depositary will be considered the sole owner and holder of the global notes, and of the notes represented thereby, for all purposes under the indenture and the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be con-

sidered the registered holders of notes under the indenture or the notes. Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by DTC to its nominee.

     We will make all payments of principal of and interest on the notes to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. We expect that upon the issuance of a global note DTC or its custodian will credit on its internal system the respective principal amount of the individual beneficial interest represented by such global note to the accounts of its participants. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in a global note will be shown on, and the transfer of those ownership interests will be effected through, records maintained by DTC or its nominee (with respect to interests of participants) or by any such participant (with respect to interests of persons held by such participants on their behalf).

     Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of participants acting on behalf of beneficial owners. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a participant in DTC, on the procedures of the participants through which such person owns its interest, to exercise any rights of a holder under the indenture.

     We understand that under existing industry practices, in the event that we request any action of holders of notes or that an owner of a beneficial interest in the notes desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through participants to give or to take the action or would otherwise act upon the instructions of beneficial owners.

     Payments, transfers, exchanges and other matters relating to beneficial interests in a global note may be subject to various policies and procedures adopted by DTC from time to time, and DTC may discontinue its operations entirely at any time. We also expect that payments, conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners, will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for those customers, subject to any statutory or regulatory requirements as may be in effect from time to time, and will be the responsibility of the participants. None of we, the trustee, any of our respective agents or the underwriters will have any responsibility or liability for any aspect of DTC’s or any DTC participant’s records relating to, or for payments made on account of, beneficial interests in any global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests, or for the performance by DTC or the participants of their respective obligations under the rules and procedures governing their operations.

     DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Interests in a global note will be exchanged for notes in certificated form only if:

•	DTC notifies us that it is unwilling, unable or ineligible to continue as a depositary for such global note and we have not appointed a successor depositary within 90 days;

•	an event of default under the indenture with respect to the notes has occurred and is continuing and we make a request of the trustee; or

•	we, in our sole discretion, determine at any time that the notes will no longer be represented by a global security.

     Upon the occurrence of such an event, owners of beneficial interests in such global note will receive physical delivery of notes in certificated form. All certificated notes issued in exchange for an interest in a global note or any portion thereof will be registered in such names as DTC directs. Such notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 and will be in registered form only, without coupons.

Settlement Procedures

     Settlement for the notes will be made by the underwriters in immediately available funds. So long as DTC continues to make its settlement system available to us, all payments of principal of and interest on the global notes will be made by us in immediately available funds.

The Trustee

     Deutsche Bank Trust Company Americas will be the trustee under the indenture relating to the notes. Subject to the provisions of the Trust Indenture Act of 1939, as amended, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the notes unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities which might result. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

Applicable Law

     The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Payment and Paying Agents

     We will pay principal, premium, if any, and interest in respect of notes represented by a global note by wire transfer of immediately available funds to the accounts specified by DTC. Payments of principal, premium, if any, and interest in respect of a certificated note will be made, at our option, either by wire transfer in immediately available funds to the accounts specified by registered holders as of the relevant record dates or by check mailed to the address of the registered holders as of the relevant record dates or at the office of the paying agent.

     The corporate trust office of the agency of the trustee in the City of New York will be our sole paying agent for payments. We will be required to maintain a paying agent in each place of payment for the notes.

     All moneys we pay to a paying agent or the trustee for the payment of principal of, or any premium or interest on, a note which remains unclaimed at the end of two years will be repaid to us, and the holder of the note may then look only to us for payment.

UNDERWRITING

     Under the terms and subject to the conditions set forth in the underwriting agreement dated May 20, 2005 between us and the underwriters, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

Principal
Underwriter	Amount of Notes
_________________
Citigroup Global Markets Inc.	$110,000,000

J.P. Morgan Securities Inc.	110,000,000

Credit Suisse First Boston LLC	18,334,000

Fifth Third Securities, Inc.	18,333,000

SunTrust Capital Markets, Inc.	18,333,000

Total	$275,000,000

     Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

     The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or automated quotation system. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

     The underwriters initially propose to offer part of the notes directly to the public at the offering price described on the cover page and part to certain dealers at a price that represents a concession not in excess of 0.350% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.225% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

     The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid by Us

Per Note	0.600%

     We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

     In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

     Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be $650,000. The underwriters have agreed to reimburse us for certain of our expenses.

     From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or investment banking transactions with us and our affiliates. For example, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Credit Suisse First Boston LLC and Fifth Third Securities, Inc. have underwritten various of our asset-backed securities. Affiliates of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. have provided credit enhancements in connection with our securitization transactions through various swap agreements. Affiliates of J.P. Morgan Securities Inc. are acting as agents and remarketing agents for some of our financing arrangements. Affiliates of Fifth Third Securities, Inc. and SunTrust Capital Markets, Inc. are lenders under our line of credit and will receive a portion of the proceeds from this offering as a result of the repayment of debt under our line of credit.

     J.P. Morgan Securities Inc. will make the notes available for sale on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and its customers and will not be a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. based on transactions J.P. Morgan Securities Inc. conducts through the system. J.P. Morgan Securities Inc. will make the notes available for sale to its customers through the Internet, whether made through a proprietary or third-party system, on the same terms as sales made through other channels.

LEGAL MATTERS

     Certain legal matters in connection with the offering will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York with respect to U.S. federal and New York State law and by Perry, Guthery, Haase & Gessford, P.C., L.L.O. with respect to matters of Nebraska law. Attorneys employed by, and an Of Counsel to, Perry, Guthery, Haase & Gessford, P.C., L.L.O. owned an aggregate of 184,376.9 shares of our Class A common stock as of April 1, 2005. The underwriters are being represented by Davis Polk & Wardwell, New York, New York.

EXPERTS

     The consolidated financial statements of Nelnet, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC under the Securities Act a registration statement on Form S-3 relating to the offered securities. This prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement in accordance with the rules and regulations of the SEC and we refer you to the registration statement for the omitted information. The registration statement is available at the SEC’s Public Reference Room or through its web site, each located as described below.

     We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information by referring you to another document filed (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act) separately with the SEC. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below which have been filed by us with the SEC:

•	our annual report on Form 10-K for the year ended December 31, 2004;

•	our quarterly report on Form 10-Q for the period ended March 31, 2005; and

•	our current reports on Form 8-K filed on February 10, 2005, March 2, 2005, March 31, 2005 and April 29, 2005.

     We are also incorporating by reference the information contained in all other documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the notes. The information contained in any of these documents will be considered part of this prospectus supplement from the date these documents are filed.

     If you would like to receive a copy of any document incorporated by reference into this prospectus supplement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus supplement and the accompanying prospectus) or our constitutional documents, you should call or write to us at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508 (telephone (402) 458-2370). We will provide these documents, without charge, by first class mail.

PROSPECTUS

$750,000,000

Nelnet, Inc.

Class A Common Stock, Preferred Stock, Debt Securities, Warrants to Purchase Class A Common Stock, Preferred Stock or Debt Securities, Stock Purchase Contracts and Stock Purchase Units

     The following are types of securities that may be offered and sold by Nelnet, Inc. under this prospectus up to an aggregate initial public offering price of $750,000,000:

•	Nelnet, Inc. Class A common stock;
•	Nelnet, Inc. preferred stock;
•	Nelnet, Inc. unsecured debt securities;
•	Nelnet, Inc. warrants to purchase Class A common stock, preferred stock or debt securities; and
•	Nelnet, Inc. stock purchase contracts and stock purchase units.

     A prospectus supplement, which must accompany this prospectus, will describe the securities being offered and sold, as well as their specific terms. Those terms may include, among others, as applicable:

•	aggregate number of shares or principal amount;
•	issue price;
•	denomination;
•	currency or composite currency;
•	maturity;
•	interest rate;
•	dividend rate;
•	sinking fund terms;
•	ranking;
•	redemption terms;
•	conversion terms;
•	listing on a securities exchange;
•	amount payable at maturity; and
•	liquidation preference.

     The prospectus supplement may also supplement or update information contained in this prospectus; provided that such information does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Shares of Nelnet, Inc. Class A common stock are traded on the New York Stock Exchange under the symbol “NNI.” The closing price of Nelnet, Inc. Class A common stock was $35.49 per share on May 12, 2005.

     INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

May 12, 2005

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements and information that are based on management’s current expectations as of the date of this document. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from those reflected in such forward looking statements. These factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations, which may reduce the volume, average term and costs of yields on student loans under the Federal Family Education Loan Program of the U.S. Department of Education, or result in loans being originated or refinanced under non-FFELP programs or may affect the terms upon which banks and others agree to sell FFELP loans to us. We could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; losses from loan defaults; and changes in prepayment rates and credit spreads. References to “we,” “us,” “our,” “Nelnet” and “the Company” refer to Nelnet, Inc. and its subsidiaries.

NELNET, INC.

     We are one of the leading education finance companies in the United States and are focused on providing quality student loan products and services to students and schools nationwide. We rank among the nation’s leaders in terms of total net student loan assets with $13.5 billion as of December 31, 2004. Headquartered in Lincoln, Nebraska, we originate, consolidate, securitize, hold and service student loans, principally loans originated under the Federal Family Education Loan Program, which we refer to as the FFEL Program or FFELP.

     We offer a broad range of financial services and technology-based products. Our products are designed to simplify the student loan process by automating financial aid delivery, loan processing and funds disbursement. Our infrastructure, technological expertise and breadth of product and service offerings connect the key constituents of the student loan process, including lenders, financial aid officers, guaranty agencies, governmental agencies, student and parent borrowers, servicers and the capital markets, thereby streamlining the education finance process.

     Our business is comprised of three primary product and service offerings:

•	Asset Management, Including Student Loan Originations and Acquisitions. We provide student loan marketing, origination, acquisition and portfolio management. We own a large portfolio of student loan assets through a series of education lending subsidiaries. The education lending subsidiaries primarily invest in student loans, through an eligible lender trustee, made under Title IV of the Higher Education Act of 1965, as amended, or the Higher Education Act. Certain of our subsidiaries also invest in non-federally insured student loans. We obtain loans through direct origination or through acquisition of loans. We also provide marketing, sales, managerial and administrative support related to our asset generation activities.

•	Student Loan and Guarantee Servicing. We service our student loan portfolio and the portfolios of third parties. Servicing activities include loan origination activities, application processing, borrower updates, payment processing, due diligence procedures and claim processing. In December 2004, we purchased EDULINX Canada Corporation, or EDULINX. EDULINX is a Canadian corporation that engages in servicing Canadian student loans. As of December 31, 2004, we serviced or provided to third parties complete outsourcing of servicing activities as follows:

	Nelnet	%	Third Party	%	Total

			(dollars in millions)
FFELP and private loans	$11,888	56%	$9,188	44%	$21,076
Canadian loans	—	—	7,213	100%	7,213

Total	$11,888	42%	$16,401	58%	$28,289

We also provide servicing support to guaranty agencies, which includes system software, hardware and telecommunication support, borrower and loan updates, default aversion tracking services, claim processing services and post-default collection services. As of December 31, 2004, we provided servicing support to agencies that guarantee more than $19 billion of FFELP loans.

•	Servicing Software. We use internally developed student loan servicing software and also provide this software to third-party student loan holders and servicers. As of December 31, 2004, our software was used to service more than $50 billion in student loans, which included $29 billion serviced by third parties using our software.

RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our securities. Investing in our securities involves a high degree of risk. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our securities could decline and you may lose part or all of your investment.

     Failure to comply with governmental regulations or guaranty agency rules could harm our business.

Our principal business is comprised of originating, acquiring, holding and servicing student loans made and guaranteed pursuant to the FFEL Program, which was created by the Higher Education Act. The Higher Education Act governs most significant aspects of our lines of business. We are also subject to rules and regulations of the agencies that act as guarantors of the student loans, known as guaranty agencies. In addition, we are subject to certain federal and state banking laws, regulations and examinations, as well as federal and state consumer protection laws and regulations, including, specifically with respect to our non-federally insured loan portfolio, certain state usury laws and related regulations and the Federal Truth in Lending Act. Also, Canadian laws and regulations govern our Canadian loan servicing operations. These laws and regulations impose substantial requirements upon lenders and servicers involved in consumer finance. Failure to comply with these laws and regulations could result in liability to borrowers, the imposition of civil penalties and potential class action suits.

     Our failure to comply with regulatory regimes described above may arise from:

•	breaches of our internal control systems, such as a failure to adjust manual or automated servicing functions following a change in regulatory requirements;

•	technological defects, such as a malfunction in or destruction of our computer systems; or

•	fraud by our employees or other persons in activities such as borrower payment processing.

     Such failure to comply, irrespective of the reason, could subject us to loss of the federal guarantee on FFELP loans, costs of curing servicing deficiencies or remedial servicing, suspension or termination of our right to participate in the FFEL Program or to participate as a servicer, negative publicity and potential legal claims or actions brought by our servicing customers and borrowers.

     We must satisfy certain requirements necessary to maintain the federal guarantees of our FFELP loans, and we may incur penalties or lose our guarantees if we fail to meet these requirements.

     We must meet various requirements in order to maintain the federal guarantee on our FFELP loans. These requirements establish servicing requirements and procedural guidelines and specify school and borrower eligibility criteria. The federal guarantee on our FFELP loans is conditioned on compliance with origination, servicing and collection standards set by the U.S. Department of Education, or the Department, and guaranty agencies. FFELP loans that are not originated, disbursed or serviced in accordance with the Department’s regulations risk partial or complete loss of the guarantee thereof. If we experience a high rate of servicing deficiencies or costs associated with remedial servicing, and if we are unsuccessful in curing such deficiencies, the eventual losses on the loans that are not cured could be material.

     A guaranty agency may reject a loan for claim payment due to a violation of the FFEL Program due diligence servicing requirements. In addition, a guaranty agency may reject claims under other circumstances, including, for example, if a claim is not timely filed or adequate documentation is not maintained. Once a loan ceases to be guaranteed, it is ineligible for federal interest subsidies and special allowance payments. If a loan is rejected for claim payment by a guaranty agency, we continue to pursue the borrower for payment and/or institute a process to reinstate the guarantee.

     Rejections of claims as to portions of interest may be made by guaranty agencies for certain violations of the due diligence collection and servicing requirements, even though the remainder of a claim may be paid. Examples of errors that cause claim rejections include isolated missed collection calls or failures to send collection letters as required.

     The Department has implemented school eligibility requirements, which include default rate limits. In order to maintain eligibility in the FFEL Program, schools must maintain default rates below specified levels, and both guaranty agencies and lenders are required to ensure that loans are made only to or on behalf of students attending schools that do not exceed the default rate limits.

     If we fail to comply with any of the above requirements, we could incur penalties or lose the federal guarantee on some or all of our FFELP loans. If our actual loss experience on denied guarantees were to increase substantially in future periods the impact could be material to our operations.

     Failure to comply with restrictions on inducements under the Higher Education Act could harm our business.

     The Higher Education Act generally prohibits a lender from providing certain inducements to educational institutions or individuals in order to secure applicants for FFELP loans. We have entered into arrangements with various schools pursuant to which the schools become lenders of FFELP loans to graduate students, and we provide funding, loan origination and servicing to the schools with respect to such loans. The Department challenged a similar “school-as-lender” arrangement that SLM Corporation, the parent company of Sallie Mae, previously had in place, but a federal court decision determined the arrangement fell within the parameters of regulatory guidelines established by the Department. SLM Corporation also has come under scrutiny as a result of recent claims that it makes non-federally insured loans available to students of a school only if the school, in return, promises to leave the Federal Direct Lending, or FDL, Program and market SLM Corporation’s FFELP loans to its students. The Department has stated that non-federally insured loans are legal and permissible if offered simply as a benefit to schools. We offer non-federally insured loans to student borrowers on a regular basis, but do so without requiring anything in return from the schools that these borrowers attend. In addition, because guidance from the Department permits de minimis gifts in connection with marketing of FFELP loans, from time to time we entertain school financial aid officers at student loan industry conferences and functions and sponsor promotional events such as lunches and golf outings. If the Department were to change its position on any of these matters, we may have to change the way we market non-federally insured and FFELP loans and a new marketing strategy may not be as effective as is our current strategy. If we fail to respond to the Department’s change in position, the Department could potentially impose sanctions upon us that could negatively impact our business.

     We have also entered into various agreements to acquire marketing lists of prospective FFELP loan borrowers from sources such as college alumni associations. We pay to acquire these lists and for the completed applications for loans resulting therefrom. We believe that such arrangements are permissible and do not violate restrictions on inducements, as they fit within a regulatory exception recognized by the Department for generalized marketing and advertising activities. The Department has provided informal guidance to us that such arrangements are not improper inducements, since such arrangements fall within the generalized marketing exception. If the Department were to change its position, this could harm our reputation and marketing efforts and, if we fail to adjust our practices to such change, could potentially result in the Department imposing sanctions on us. Such sanctions could negatively impact our business.

     Possible changes in legislation and regulations could have a negative impact upon our business.

     Pursuant to the terms of the Higher Education Act, the FFEL Program is periodically amended, and the Higher Education Act must be reauthorized by Congress every five to six years in order to prevent sunset of that Act. Changes in the Higher Education Act made in the two most recent reauthorizations have included reductions in student loan yields paid to lenders, increased fees paid by lenders and a decreased level of federal guarantee. Future changes could result in further negative impacts on our business. Moreover, there can be no assurance that the provisions of the Higher Education Act, which is scheduled to expire on September 30, 2005, will be reauthorized. While Congress has consistently extended the effective date of the Higher Education Act, it may elect not to reauthorize the Department’s ability to provide interest subsidies, special allowance payments and federal guarantees for student loans. A failure to reauthorize such provisions of the Higher Education Act would reduce the number of FFELP loans available for us to originate or acquire in the future. With respect to EDULINX, changes in the Canada Student Loans Program, or the CSLP, which governs the majority of the loans serviced by EDULINX, could result in a similar negative impact on EDULINX’s business.

     Some of the highlights of specific proposed legislation and President Bush’s fiscal year 2006 budget proposals that, if enacted, could have an adverse effect on our operations, in no particular order, include:

•	allowing refinancing of consolidation loans, which would open approximately 59% of our portfolio to such refinancing;

•	increasing origination fees paid by lenders in connection with making or holding loans;

•	allowing for variable-rate consolidation loans and extended repayment terms of Stafford loans, which would lead to fewer loans lost through consolidation of our portfolio, but would also decrease consolidation opportunities;

•	changes to the FFEL Program guarantee rates and terms, including proposals for a decrease in insurance on portfolios receiving the benefit of the Exceptional Performance designation from 100% to 97% or greater of principal and accrued interest and a decrease in insurance on portfolios not subject to the Exceptional Performance designation from 98% to 95% of principal and accrued interest;

•	eliminating variable-rate floor income, including prospectively and permanently eliminating the 9.5% floor interest rate on loans refinanced with funds from pre-1993 tax-exempt financings, or the 9.5% Floor, and eliminating rebate of excess earnings on loans where the borrower rate is in excess of the lender rate;

•	limiting and/or preventing a FFEL Program lender from making a consolidation loan consisting of only FDL loans; and

•	initiatives aimed at promoting the FDL Program to the detriment of the FFEL Program.

     In addition, Senator Edward M. Kennedy of Massachusetts and others have been proponents of legislation which could act to retroactively remove eligibility for the 9.5% Floor from FFELP loans that have, prior to September 30, 2004, been refinanced with proceeds of taxable obligations. We cannot predict whether such legislation will be advanced in the future. If such retroactive legislation were to be enacted and withstand legal challenge, it would have a material adverse effect upon our financial condition and results of operations. Senator Kennedy called for such retroactive legislation during congressional debate in October 2004. However, the Department has indicated that receipt of the 9.5% Floor income is permissible under current law and previous interpretations thereof. We cannot predict whether the Department will maintain its position in the future on the permissibility of the 9.5% Floor.

     We cannot predict whether the above legislative or budget proposals will be enacted into law, but they may form some of the framework utilized by Congress in negotiating the fiscal year 2006 budget resolution and reauthorization of the Higher Education Act. In addition, the Department oversees and implements the Higher Education Act and periodically issues regulations and interpretations of that Act. Changes in such regulations and interpretations could negatively impact our business.

     Variation in the maturities, timing of rate reset and variation of indices of our assets and liabilities may pose risks to us.

     Because we generate the majority of our earnings from the spread between the yield received on our portfolio of student loans and the cost of financing these loans, the interest rate sensitivity of the balance sheet could have a material effect on our results of operations. The majority of our student loans have variable-rate characteristics in interest rate environments where the special allowance payment formula exceeds the borrower rate. Some of our student loans, primarily consolidation loans, include fixed-rate components depending upon loan terms and the rate reset provisions set by the Department. We have financed the majority of our student loan portfolio with variable-rate debt. Absent utilization of derivative instruments to match the interest rate characteristics and duration of the assets and liabilities, fluctuations in the interest rate environment will affect our results of operations. Such fluctuations may be adverse and may be material.

     In the current low interest rate environment, our FFELP loan portfolio is yielding excess income due to variable-rate liabilities financing student loans at a fixed borrower rate. Absent the use of derivative instruments, a rise in interest rates will have an adverse effect on earnings and fair values due to interest margin compression caused by increasing financing costs, until such time as the FFELP loans earn interest at a variable rate in accor-

dance with the special allowance payment formula. In higher interest rate environments, where the interest rate rises above the borrower rate and fixed-rate loans become variable, the impact of the rate fluctuations is reduced. Loans that reset annually on each July 1 can generate excess spread income as compared to the rate based on the special allowance payment formula in declining interest rate environments where the borrower rate establishes a floor on our variable-rate assets. We refer to this additional income as variable-rate floor income, and it is included in loan interest income. Historically, we have earned variable-rate floor income in declining interest rate environments. Since the rates are reset annually, we view these earnings as temporary and not necessarily sustainable. Our ability to earn variable-rate floor income in future periods is dependent upon the interest rate environment following the annual reset of borrower rates, and we cannot assure that a favorable interest rate environment for us will exist in the future.

     Due to the variability in duration of our assets and varying market conditions, we do not attempt to per-fectly match the interest rate characteristics of our entire loan portfolio with the underlying debt instruments. This mismatch in duration and interest rate characteristics could have a negative impact on our results of operations. We have employed various derivative instruments to somewhat offset this mismatch. Changes in interest rates and the composition of our student loan portfolio and derivative instruments will impact the effect of interest rates on our earnings, and we cannot predict any such impact with any level of certainty.

     Market risks to which we are subject may have an adverse impact upon our business and operations.

     Our primary market risk exposure arises from fluctuations in our borrowing and lending rates, the spread between which could be impacted by shifts in market interest rates. The borrower rates on FFELP loans are generally reset by the Department each July 1 based on a formula determined by the date of the origination of the loan, with the exception of rates on consolidation loans, which are fixed to term. The interest rate we actually receive on FFELP loans is the greater of the borrower rate and a rate determined by a formula based on a spread to either the 91-day Treasury Bill index or the 90-day commercial paper index, depending on when the loans were originated and the current repayment status of the loans.

     We issue asset-backed securities, both fixed- and variable-rate, to fund our student loan assets. The variable-rate debt is generally indexed to 90-day LIBOR or set by auction. The income generated by our student loan assets is generally driven by different short-term indices than our liabilities, which creates interest rate risk. We have historically borne this risk internally through the net spread on our portfolio while continuing to monitor this interest rate risk.

     We purchased EDULINX in December 2004. EDULINX is a Canadian corporation that engages in servicing Canadian student loans. As a result of this acquisition, we are also exposed to market risk related to fluctuations in foreign currency exchange rates between the U.S. and Canadian dollars. We have not entered into any foreign currency derivative instruments to hedge this risk. Fluctuations in foreign currency exchange rates may have an adverse effect on our financial position, results of operations and cash flows.

     Our derivative instruments may not be successful in managing our interest rate risks.

     When we utilize derivative instruments, we utilize them to manage interest rate sensitivity. Although we do not use derivative instruments for speculative purposes, the majority of our derivative instruments do not qualify for hedge accounting under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS No. 133; consequently, the change in fair value of these derivative instruments is included in our operating results. Changes or shifts in the forward yield curve can significantly impact the valuation of our derivatives. Accordingly, changes or shifts to the forward yield curve will impact our financial position, results of operations and cash flows. The derivative instruments used by us are typically in the form of interest rate swaps, basis swaps and interest rate caps. Interest rate swaps effectively convert variable-rate debt obligations to a fixed rate or fixed-rate debt obligations to a variable rate. Basis swaps effectively convert variable-rate debt obligations to a variable rate based on a different index. Interest rate caps effectively limit the maximum interest on variable-rate debt obligations.

     Developing an effective strategy for dealing with movements in interest rates is complex, and no strategy can completely insulate us from risks associated with such fluctuations. In addition, a counterparty to a derivative instrument could default on its obligation, thereby exposing us to credit risk. Further, we may have to repay cer-

tain costs, such as transaction fees or brokerage costs, if we terminate a derivative instrument. Finally, our interest rate risk management activities could expose us to substantial losses if interest rates move materially differently from management’s expectations. As a result, we cannot assure that our economic hedging activities will effectively manage our interest rate sensitivity or have the desired beneficial impact on our results of operations or financial condition.

     When the fair value of a derivative instrument is negative, we owe the counterparty and, therefore, have no credit risk. However, if the value of derivatives with a counterparty exceeds a specified threshold, we may have to pay a collateral deposit to the counterparty. If interest rates move materially differently from management’s expectations, we could be required to deposit a significant amount of collateral with our derivative instrument counterparties. The collateral deposits, if significant, could negatively impact our capital resources and liquidity. We manage market risks associated with interest rates by establishing and monitoring limits as to the types and degree of risk that may be undertaken.

     We face liquidity risks due to the fact that our operating and warehouse financing needs are substantially provided by third-party sources.

     Our primary funding needs are those required to finance our student loan portfolio and satisfy our cash requirements for new student loan originations and acquisitions, operating expenses and technological development. Our operating and warehouse financings are substantially provided by third parties, over which we have no control. Unavailability of such financing sources may subject us to the risk that we may be unable to meet our financial commitments to creditors, branding partners, forward flow lenders or borrowers when due unless we find alternative funding mechanisms.

     We rely upon conduit warehouse loan financing vehicles to support our funding needs on a short-term basis. There can be no assurance that we will be able to maintain such warehouse financing in the future. As of December 31, 2004, we had a student loan warehousing capacity of $4.3 billion, of which $2.5 billion was outstanding, through 364-day commercial paper conduit programs. These conduit programs mature in 2005 through 2009; however, they must be renewed annually by underlying liquidity providers and may be terminated at any time for cause. There can be no assurance we will be able to maintain such conduit facilities, find alternative funding or increase the commitment level of such facilities, if necessary. While our conduit facilities have historically been renewed for successive terms, there can be no assurance that this will continue in the future. We have two general operating lines of credit that are for terms of less than one year each, are renewable at the option of the lenders and may be terminated at any time for cause. In addition, we have a credit facility agreement with a Canadian financial institution that is cancelable by either party upon demand.

     Characteristics unique to asset-backed securitization pose risks to our continued liquidity.

     We have historically relied upon, and expect to continue to rely upon, asset-backed securitizations as our most significant source of funding for student loans on a long-term basis. As of December 31, 2004 and 2003, $11.8 billion and $9.3 billion, respectively, of our student loans were funded by long-term asset-backed securitizations. The net cash flow we receive from the securitized student loans generally represents the excess amounts, if any, generated by the underlying student loans over the amounts required to be paid to the bondholders, after deducting servicing fees and any other expenses relating to the securitizations. In addition, some of the residual interests in these securitizations have been pledged to secure additional bond obligations. Our rights to cash flow from securitized student loans are subordinate to bondholder interests, and these loans may fail to generate any cash flow beyond what is due to pay bondholders.

     The interest rates on certain of our asset-backed securities are set and periodically reset via a “dutch auction” utilizing remarketing agents for varying intervals ranging from seven to 91 days. Investors and potential investors submit orders through a broker-dealer as to the principal amount of notes they wish to buy, hold or sell at various interest rates. The broker-dealers submit their clients’ orders to the auction agent or remarketing agent, who determines the interest rate for the upcoming period. If there are insufficient potential bid orders to purchase all of the notes offered for sale or being repriced, we could be subject to interest costs substantially above the anticipated and historical rates paid on these types of securities. A failed auction or remarketing could also reduce the investor base of our other financing and debt instruments.

     In addition, rising interest rates existing at the time our asset-backed securities are remarketed may cause other competing investments to become more attractive to investors than our securities, which may decrease our liquidity.

     Future losses due to defaults on loans held by us present credit risk which could adversely affect our earnings.

     As of December 31, 2004, more than 99% of our student loan portfolio was comprised of FFELP loans. These loans benefit from a federal guarantee of between 98% and 100% of their principal balance and accrued interest.

     In June 2004, we were designated as an Exceptional Performer by the Department in recognition of our exceptional level of performance in servicing FFEL Program loans. As a result of this designation, we are not subject to the 2% risk sharing loss for eligible claims submitted during a 12-month period. We are entitled to receive this benefit as long as we and/or our other service providers designated as Exceptional Performers continue to meet the required servicing standards published by the Department. Compliance with such standards is assessed on a quarterly basis. We bear full risk of losses experienced with respect to the unguaranteed portion of our FFELP loans (those loans not serviced by a service provider designated as an Exceptional Performer). If we or a third-party service provider were to lose its Exceptional Performance designation, either by the Department discontinuing the program or us or the third party not meeting the required servicing standards, loans serviced by us or the third party would become subject to the 2% risk sharing loss for all claims submitted after any loss of the Exceptional Performance designation. If the Department discontinued the program, we would have to establish a provision for loan losses related to the 2% risk sharing. Based on the balance of FFELP loans outstanding as of December 31, 2004, this provision would be approximately $9.0 million. In addition, President Bush’s fiscal year 2006 budget proposals provide for a decrease in insurance (i) under the Exceptional Performer designation from 100% to 97% or greater and (ii) on portfolios not subject to the Exceptional Performer designation from 98% to 95% of principal and accrued interest. We cannot predict whether the budget proposals will be enacted into law, but they may form some of the framework for Congress as it negotiates the fiscal year 2006 budget resolution.

     Losses on our non-federally insured loans are borne by us, with the exception of certain privately insured loans. Privately insured loans constitute a minority of our non-federally insured loan portfolio. The loan loss pattern on our non-federally insured loan portfolio is not as developed as that on our FFELP loan portfolio. As of December 31, 2004, the aggregate principal balance of non-federally insured loans comprised less than 1% of our entire student loan portfolio; however, it is expected to increase to between 3% and 5% over the next three to five years. There can be no assurance that this percentage will not further increase over the long term. The performance of student loans in the portfolio is affected by the economy, and a prolonged economic downturn may have an adverse effect on the credit performance of these loans.

     While we have provided allowances estimated to cover losses that may be experienced in both our FFELP and non-federally insured loan portfolios, there can be no assurance that such allowances will be sufficient to cover actual losses in the future.

     We could experience cash flow problems if a guaranty agency defaults on its guarantee obligation.

     A deterioration in the financial status of a guaranty agency and its ability to honor guarantee claims on defaulted student loans could result in a failure of that guaranty agency to make its guarantee payments in a timely manner, if at all. The financial condition of a guaranty agency can be adversely affected if it submits a large number of reimbursement claims to the Department, which results in a reduction of the amount of reimbursement that the Department is obligated to pay the guaranty agency. The Department may also require a guaranty agency to return its reserve funds to the Department upon a finding that the reserves are unnecessary for the guaranty agency to pay its FFEL Program expenses or to serve the best interests of the FFEL Program.

     If the Department has determined that a guaranty agency is unable to meet its guarantee obligations, the loan holder may submit claims directly to the Department, and the Department is required to pay the full guarantee claim. However, the Department’s obligation to pay guarantee claims directly in this fashion is contingent upon the Department making the determination that a guaranty agency is unable to meet its guarantee obligations. The Department may not ever make this determination with respect to a guaranty agency and, even if the Department does make this determination, payment of the guarantee claims may not be made in a timely manner, which could result in us experiencing cash shortfalls.

     Failure of counterparties to perform under credit enhancement agreements could harm our business.

     In connection with our securitizations, we periodically utilize credit enhancements or other support agreements such as letters of credit, bond insurance and interest rate swap agreements. We utilize these credit enhancement agreements in order to improve the marketability of certain of our asset-backed securities when such enhancements will lower the overall costs with respect to these securities. We cannot assure performance of the counterparties to these various agreements, and failure of such counterparties to perform their obligations under these agreements could impair the viability of the underlying debt or securitization structures, which in turn could adversely impact our results of operations and financial condition.

     Competition created by the FDL Program and from other lenders and servicers may adversely impact our business.

     Under the FDL Program, the Department makes loans directly to student borrowers through the educational institutions they attend. The volume of student loans made under the FFEL Program and available for us to originate or acquire may be reduced to the extent loans are made to students under the FDL Program. In addition, if the FDL Program expands, to the extent the volume of loans serviced by us is reduced, we may experience reduced economies of scale, which could adversely affect earnings. Loan volume reductions could further reduce amounts received by the guaranty agencies available to pay claims on defaulted student loans.

     In the FFEL Program market, we face significant competition from SLM Corporation. SLM Corporation services nearly half of all outstanding FFELP loans and is the largest holder of student loans. We also face intense competition from other existing lenders and servicers. As we expand our student loan origination and acquisition activities, that expansion may result in increased competition with some of our servicing customers. This has in the past resulted in servicing customers terminating their contractual relationships with us, and we could in the future lose more servicing customers as a result. As we seek to further expand our business, we will face numerous other competitors, many of which will be well established in the markets we seek to penetrate. Some of our competitors are much larger than us, have better name recognition and have greater financial and other resources. In addition, several competitors have large market capitalizations or cash reserves and are better positioned to acquire companies or portfolios in order to gain market share. Furthermore, many of the institutions with which we compete have significantly more equity relative to their asset bases. Consequently, such competitors may have more flexibility to address the risks inherent in the student loan business. Finally, some of our competitors are tax-exempt organizations which do not pay federal or state income taxes and which generally receive floor income on certain tax-exempt obligations on a greater percentage of their student loan portfolio because they have financed a greater percentage of their student loans with tax-exempt obligations issued prior to October 1, 1993. These factors could give our competitors a strategic advantage.

     Higher rates of prepayments of student loans could reduce our profits.

     Pursuant to the Higher Education Act, borrowers may prepay loans made under the FFEL Program at any time. Prepayments may result from consolidating student loans, which tends to occur more frequently in low interest rate environments, from borrower defaults, which will result in the receipt of a guarantee payment, and from voluntary full or partial prepayments, among other things. High prepayment rates will have the most impact on our asset-backed securitization transactions priced in relation to LIBOR. The rate of prepayments of student loans may be influenced by a variety of economic, social and other factors affecting borrowers, including interest rates and the availability of alternative financing. Our profits could be adversely affected by higher prepayments, which would reduce the amount of interest we receive and expose us to reinvestment risk.

     Increases in consolidation loan activity by us and our competitors present a risk to our loan portfolio and profitability.

     Our portfolio of FFELP loans is subject to refinancing through the use of consolidation loans, which are expressly permitted by the Higher Education Act. Consolidation loan activity may result in three detrimental effects. First, when we consolidate loans in our portfolio, the new consolidation loans have a lower yield than the loans being refinanced due to the statutorily mandated consolidation loan rebate fee of 1.05% per year. Although consolidation loans generally feature higher average balances, longer average lives and slightly higher special allowance payments, such attributes may not be sufficient to counterbalance the cost of the rebate fees. Second, and more significantly, we may lose student loans in our portfolio that are consolidated away by competing lenders. Increased consolidations of student loans by our competitors may result in a negative return on loans, when considering the origination costs or acquisition premiums paid with respect to these loans. Additionally, consolidation of loans away by competing lenders can result in a decrease of our servicing portfolio, thereby decreasing fee-based servicing income. Third, increased consolidations of our own student loans create cash flow risk because we incur upfront consolidation costs, which are in addition to the origination or acquisition costs incurred in connection with the underlying student loans, while extending the repayment schedule of the consolidated loans.

     Our student loan origination and lending activities could be significantly impacted by the reauthorization of the Higher Education Act relative to the single holder rule. For example, if the single holder rule, which generally restricts a competitor from consolidating loans away from a holder that owns all of a student’s loans, were abolished, a substantial portion of our non-consolidated portfolio would be at risk of being consolidated away by a competitor. On the other hand, abolition of the rule would also open up a portion of the rest of the market and provide us with the potential to gain market share. Other potential changes to the Higher Education Act relating to consolidation loans that could adversely impact us include allowing refinancing of consolidation loans, which would open approximately 59% of our portfolio to such refinancing, and increasing origination fees paid by lenders in connection with making consolidation loans.

     The volume of available student loans may decrease in the future and may adversely affect our income.

     Our student loan originations generally are limited to students attending eligible educational institutions in the United States. Volumes of originations are greater at some schools than others, and our ability to remain an active lender at a particular school with concentrated volumes is subject to a variety of risks, including the fact that each school has the option to remove us from its “preferred lender” list or to add other lenders to its “preferred lender” list, the risk that a school may enter the FDL Program or the risk that a school may begin making student loans itself. We acquire student loans through forward flow commitments with other student loan lenders, but each of these commitments has a finite term. There can be no assurance that these lenders will renew or extend their existing forward flow commitments on terms that are favorable to us, if at all, following their expiration.

     In addition, as of December 31, 2004, third parties owned approximately 58% of the loans we serviced. To the extent that third-party servicing clients reduce the volume of student loans that we process on their behalf, our income would be reduced, and, to the extent the related costs could not be reduced correspondingly, net income could be materially adversely affected. Such volume reductions occur for a variety of reasons, including if third-party servicing clients commence or increase internal servicing activities, shift volume to another service provider, perhaps because such other service provider does not compete with the client in student loan originations and acquisitions, or exit the FFEL Program completely.

     Special allowance payments on student loans originated or acquired with the proceeds of certain tax-exempt obligations may limit the interest rate on certain student loans to our detriment.

     Student loans originated or acquired with the proceeds of tax-exempt obligations issued prior to October 1, 1993, as well as student loans acquired with the sale proceeds of those student loans, receive only a portion of the special allowance payment which they would otherwise be entitled to receive, but those made prior to October 30, 2004 are guaranteed a minimum rate of return of 9.5% per year, less the applicable interest rate for the student loan.

     As of December 31, 2004, approximately $3.0 billion of our student loan portfolio was comprised of loans that were previously financed with the proceeds of tax-exempt obligations issued prior to October 1, 1993. Based upon provisions of the Higher Education Act and related interpretations by the Department, we believe that, for each of these student loans, we will receive partial special allowance payments, subject to the 9.5% Floor. However, the Department may change its regulations or its interpretations of existing regulations, or the Higher Education Act may be amended, to eliminate this special allowance payment treatment. In this event, we would receive regular special allowance payments, but with no minimum rate of return.

     In the current low interest rate environment, we generally receive partial special allowance payments and the 9.5% Floor with respect to our eligible student loans originated or acquired with qualifying tax-exempt proceeds. In a higher interest rate environment, however, the regular special allowance payments on loans not originated or acquired with qualifying tax-exempt proceeds may exceed the total subsidy to holders of eligible loans originated or acquired with qualifying tax-exempt proceeds. Thus, in a higher interest rate environment, these loans could have an adverse effect upon our earnings.

     Failures in our information technology system could materially disrupt our business.

     Our servicing and operating processes are highly dependent upon our information technology system infrastructure, and we face the risk of business disruption if failures in our information systems occur, which could have a material impact upon our business and operations. We depend heavily on our own computer-based data processing systems in servicing both our own student loans and those of third-party servicing customers. If servicing errors do occur, they may result in a loss of the federal guarantee on the FFELP loans serviced or in a failure to collect amounts due on the student loans that we serviced. In addition, although we regularly back up our data and maintain detailed disaster recovery plans, we do not maintain fully redundant information systems. A major physical disaster or other calamity that causes significant damage to information systems could adversely affect our business. Additionally, loss of information systems for a sustained period of time could have a negative impact on our performance and ultimately on cash flow in the event we were unable to process borrower payments.

     Transactions with affiliates and potential conflicts of interest of certain of our officers and directors, including one of our co-chief executive officers, pose risks to our shareholders.

     We have entered into certain contractual arrangements with entities controlled by Michael S. Dunlap, our Chairman and Co-Chief Executive Officer and a principal shareholder, and members of his family and, to a lesser extent, with entities in which other directors and members of management hold equity interests or board or management positions. Such arrangements constitute a significant portion of our business and include, among other things:

•	performance of servicing duties;

•	sales of student loans by such affiliates to us; and

•	sales of student loan origination rights by such affiliates to us.

     These arrangements may present potential conflicts of interest.

     Many of these arrangements are with Union Bank and Trust Company, or Union Bank, in which Michael S. Dunlap owns an indirect interest and of which he serves as non-executive chairman. Union Bank is a significant source of student loans to us and a servicing customer of ours.

     In 2004 and 2003, approximately 9.5% and 10.4%, respectively, of the principal amount of our student loan channel acquisitions was acquired from Union Bank, a portion of which loans were originated by Union Bank and a portion of which were originated by third parties. We believe that the acquisitions were made on terms similar to those made from unrelated entities. We intend to maintain our relationship with Union Bank, which provides substantial benefits to us, although there can be no assurance that all transactions engaged in with Union Bank are, or in the future will be, on terms that are no less favorable than what could be obtained from an unrelated third party.

     Material problems affecting Union Bank could have a material adverse effect on us.

     Although we have taken over student loan marketing and origination functions from Union Bank, the ability of Union Bank to continue to do business with us will depend on the development of Union Bank’s own business, financial condition and results of operations, which will be affected by competitive and other factors beyond our control or knowledge. Because Union Bank is a privately held company, an investor in our securities might have little advance warning of problems affecting Union Bank, even though these problems could have a material adverse effect on us.

     Imposition of personal holding company tax would decrease our net income.

     A corporation is considered to be a “personal holding company” under the U.S. Internal Revenue Code of 1986, as amended, or the Code, if (1) at least 60% of its adjusted ordinary gross income is “personal holding company income” (generally, passive income) and (2) at any time during the last half of the taxable year more than half, by value, of its stock is owned by five or fewer individuals, as determined under attribution rules of the Code. If both of these tests are met, a personal holding company is subject to an additional tax on its undistributed personal holding company income, currently at a 15% rate. Five or fewer individuals hold more than half the value of our stock. In June 2003, we submitted a request for a private letter ruling from the Internal Revenue Service seeking a determination that our FFELP loans qualify as assets of a “lending or finance business,” as defined in the Code. Such a determination would have enabled us to establish that a company holding such loans does not constitute a personal holding company. Based on its historical practice of not issuing private letter rulings concerning matters that it considers to be primarily factual, the Internal Revenue Service has indicated that it will not issue the requested ruling, taking no position on the merits of the legal issue. So long as more than half of our value continues to be held by five or fewer individuals, if it were to be determined that some portion of our FFELP loans do not qualify as assets of a “lending or finance business,” as defined in the Code, we could become subject to personal holding com-pany tax on our undistributed personal holding company income. We continue to believe that neither we nor any of our subsidiaries is a personal holding company. However, even we or one of our subsidiaries was determined to be a personal holding company, we believe that by utilizing intercompany distributions, we can eliminate or substantially eliminate our exposure to personal holding company taxes, although we cannot assure that this will be the case.

     “Do not call” registries limit our ability to market our products and services.

     Our direct marketing operations are or may become subject to various federal and state “do not call” laws and requirements. In January 2003, the Federal Trade Commission amended its rules to provide for a national “do not call” registry. Under these new federal regulations, which are currently being challenged in court, consumers may have their phone numbers added to the national “do not call” registry. Generally, we are prohibited from calling anyone on that registry. In September 2003, telemarketers first obtained access to the registry and since that time have been required to compare their call lists against the national “do not call” registry at least once every 90 days. We are also required to pay a fee to access the registry on a quarterly basis. Enforcement of the federal “do not call” provisions began in the fall of 2003, and the rule provides for fines of up to $11,000 per violation and other possible penalties. This and similar state laws may restrict our ability to effectively market our products and services to new customers. Furthermore, compliance with this rule may prove difficult, and we may incur penalties for improperly conducting our marketing activities.

     Our inability to maintain our relationships with significant branding partners and/or customers could have an adverse impact on our business.

     Our inability to maintain strong relationships with significant schools, branding partners, servicing customers, guaranty agencies and software licensees could result in loss of:

•	loan origination volume with borrowers attending certain schools;

•	loan origination volume generated by some of our branding partners;

•	loan and guarantee servicing volume generated by some of our loan servicing customers and guaranty agencies; and

•	software licensing volume generated by some of our licensees.

     We cannot assure that our forward flow channel lenders or our branding partners will continue their relationships with us. Loss of a strong relationship, such as that with a significant branding partner or with schools from which a significant volume of student loans is directly or indirectly acquired, could result in an adverse effect on our business.

     The business of servicing Canadian student loans by EDULINX is limited to four servicing customers and the agreement with the largest of such customers, which accounts for a significant portion of EDULINX’s busi-

ness, is currently scheduled to expire in February 2006. EDULINX cannot guarantee that it will obtain a renewal of this largest servicing agreement or that it will maintain its other servicing agreements, and the termination of any such servicing agreements could result in an adverse effect on its business.

     We cannot predict with certainty the outcome of the SEC informal investigation.

     Following our disclosures related to recognition of 9.5% Floor income, Senator Edward M. Kennedy of Massachusetts, by letter to the Secretary of Education dated August 26, 2004, requested information as to whether the Department had approved of our receipt of the 9.5% Floor income and, if not, why the Department had not sought to recover claimed subsidies under the 9.5% Floor. By letter dated September 10, 2004, we furnished to the Department certain background information concerning the growth of the 9.5% Floor loans in our portfolio, which information had been requested by the Department. Senator Kennedy, in a letter to the SEC dated September 21, 2004, requested that the SEC investigate our activities related to the 9.5% Floor. More specifically, Senator Kennedy raised concerns about our disclosures in connection with our decision to recognize the previously deferred income and trading of our securities by our executives following such disclosures. On September 27, 2004, we voluntarily contacted the SEC to request a meeting with the SEC Staff. Our request was granted, and our representatives met with representatives of the SEC Staff on October 12, 2004. Our representatives offered to provide to the SEC information that the SEC Staff wished to have relating to the issues raised in Senator Kennedy’s letter. By letter dated October 14, 2004, the SEC Staff requested that, in connection with an informal investigation, we provide certain identified information. We have furnished to the SEC Staff the information it has requested and are fully cooperating with the SEC Staff in its informal investigation. We continue to believe that the concerns expressed to the SEC by Senator Kennedy are entirely unfounded, but it is not appropriate or feasible to determine or predict the ultimate outcome of the SEC’s informal investigation. Our costs related to the SEC’s informal investigation are being expensed as incurred. Additional costs, if any, associated with an adverse outcome or resolution of that matter, in a manner that is currently indeterminate and inherently unpredictable, could adversely affect our financial condition and results of operations. Although it is possible that an adverse outcome in certain circumstances could have a material adverse effect, based on information currently known by our management, in our opinion, the outcome of such pending informal investigation is not likely to have such an effect.

USE OF PROCEEDS

     Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The ratio of earnings to fixed charges for each of the years set forth below is as follows:

	Year Ended December 31,
	2004	2003	2002	2001	2000
	_________	_________	_________	_________	_________
Ratio of earnings to fixed charges(1)(2)	1.92	1.23	1.32	1.06	1.03

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, minority interest and income or loss from equity investments, plus distributed income of equity investments and fixed charges. Fixed charges include interest expense on indebtedness and rental expense on operating leases representing that portion of rental expense deemed to be interest.

(2)	Because we had no preferred stock outstanding during any of the periods presented, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for each of the years presented.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

     We may offer from time to time under this prospectus, separately or together:

•	Class A common stock;

•	preferred stock;

•	unsecured senior or subordinated debt securities;

•	warrants to purchase Class A common stock, preferred stock or debt securities;

•	stock purchase contracts to purchase shares of Class A common stock; and

•	stock purchase units, each consisting of (a) a Nelnet Class A common stock purchase contract, under which the holder or Nelnet, upon settlement, will purchase a fixed or varying number of shares of Nelnet Class A common stock, and (b) a beneficial interest in either Nelnet debt securities, Nelnet preferred stock or debt or equity obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the Nelnet stock purchase units.

     Material U.S. federal income tax considerations pertaining to an investment in the securities offered will be described in the applicable prospectus supplement.

     References to “Nelnet,” “we,” “our” or “us” in “Description of Nelnet, Inc. Capital Stock,” “Description of Nelnet, Inc. Preferred Stock,” “Description of Nelnet, Inc. Debt Securities,” “Description of Nelnet, Inc. Warrants to Purchase Class A Common Stock or Preferred Stock,” “Description of Nelnet, Inc. Warrants to Purchase Debt Securities” and “Description of Nelnet, Inc. Stock Purchase Contracts and Stock Purchase Units” refer solely to Nelnet, Inc. and not its subsidiaries.

DESCRIPTION OF NELNET, INC. CAPITAL STOCK

     Our amended and restated articles of incorporation, which we refer to as our articles of incorporation, provide that we have the authority to issue 615,000,000 shares of common stock, par value $0.01 per share. The common stock is divided into two classes, consisting of 600,000,000 shares of Class A common stock and 15,000,000 shares of Class B common stock. As of December 31, 2004, 39,687,037 shares of Class A common stock and 13,983,454 shares of Class B common stock were issued and outstanding.

Voting Rights

     To the extent permitted by law, holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share on all matters submitted to a vote of shareholders. Except as otherwise required by law, Class A common stock and Class B common stock shall vote as a single class on all matters to be voted on by our shareholders, including, without limitation, any consolidation or merger of us into or with any other corporation or the sale or transfer by us of all or substantially all of our assets. With the approval of a majority of the shares of Class B common stock, voting separately as a class, we may lower the number of votes per share each share of Class B common stock shall be entitled to have.

Dividends

     Holders of common stock are entitled to receive ratably dividends payable in cash, in stock or otherwise if, as and when declared by the board of directors out of assets legally available therefor, subject to any preferential rights of any outstanding preferred stock.

Conversion

     Each share of Class B common stock shall automatically be converted into one share of Class A common stock, without any action by us or further action by the holder thereof, upon the transfer of such share, other than the following transfers:

•	to any other holder of Class B common stock or an affiliate of a holder of Class B common stock which holder is a natural person or a “business organization,” as defined in our articles of incorporation;

•	to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B common stock;

•	to a trust for the sole benefit of:

– a holder of Class B common stock who is a natural person,

– a spouse, sibling, parent, grandparent or descendent, whether natural or adopted, of a holder of Class B common stock, and/or

– a charitable foundation or other organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended;

•	by will to:

– a spouse, sibling, parent, grandparent or descendent, whether natural or adopted, of a holder of Class B common stock,

– a charitable foundation or other organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or

– a trust as described above;

•	pursuant to the laws of descent and distribution to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B common stock;

•	to any charitable foundation or other organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; or

•	to us.

     Notwithstanding the foregoing, Class B common stock shall automatically convert into Class A common stock upon any transfer pursuant to a divorce or separation agreement or order.

     For purposes of this paragraph, “affiliate” means, with respect to any business organization, any natural person or business organization that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such business organization.

     Each share of Class B common stock shall, at the option of the holder thereof, be convertible into one share of Class A common stock at any time.

     In the event at any time the shares of Class B common stock outstanding constitute less than 50% of the Class B common stock outstanding on December 16, 2003, the date of our initial public offering of Class A common stock, each remaining share of Class B common stock outstanding shall automatically be converted into one share of Class A common stock.

Other Rights

     On liquidation, dissolution or winding up of Nelnet, after payment in full of the amounts required to be paid to the holders of any outstanding preferred stock, all holders of common stock are entitled to receive ratably any assets available for distribution to holders of common stock after the payment of all of our debts and other liabilities. No shares of common stock have preemptive rights to purchase additional shares of common stock. All the outstanding shares of common stock are, and any shares sold hereunder will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock will be subject to and may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. All shares of Class A common stock and Class B common stock which are acquired by us shall become authorized but no longer outstanding, and may be reissued by us at any time.

DESCRIPTION OF NELNET, INC. PREFERRED STOCK

General

     The following summary of terms of our preferred stock is not complete. You should refer to the provisions of our articles of incorporation and by-laws and the terms of each class or series of the preferred stock, which will be filed with the SEC at or prior to the time of issuance of such class or series of preferred stock and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preferred stock; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

     Our articles of incorporation also provide that we have authority to issue 50,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors may fix the relative rights and preferences of each series of preferred stock in a resolution of the board of directors.

     Issuances of shares of preferred stock are subject to the applicable rules of the New York Stock Exchange or other organizations on whose systems our preferred stock may then be quoted or listed. Depending upon the terms of the preferred stock established by our board of directors, any or all series of preferred stock could have preferences over the common stock with respect to dividends and other distributions and upon our liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of the outstanding common shares.

Terms

     The terms of each series of preferred stock will be described in any prospectus supplement related to such series of preferred stock.

     The board of directors in approving the issuance of a series of preferred stock has authority to determine, and the applicable prospectus supplement may set forth with respect to such series, the following terms, among others:

•	the number of shares constituting that series and the distinctive designation of that series;
•	the dividend rate on the shares of that series, if any, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
•	the voting rights for shares of the series, if any, in addition to the voting rights provided by law, and the terms of such voting rights;
•	the conversion or exchange privileges for shares of the series, if any, including, without limitation, conversion into shares of common stock, and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as the board will determine;
•	whether or not the shares of that series will be redeemable and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they will be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
•	any sinking fund for the redemption or purchase of shares of that series and the terms and amount of such sinking fund;
•	the rights of the shares of that series to the benefit of conditions and restrictions upon the creation of our indebtedness or that of any of our subsidiaries, upon the issue of any additional shares, including additional shares of such series or any other series, and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by us or any of our subsidiaries of, any of our outstanding shares;
•	the rights of the shares of that series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of that series; and
•	any other relevant participating, optional or other special rights, qualifications, limitations or restrictions of that series.

Non-U.S. Currency

     If the purchase price of any shares of capital stock is payable in a currency other than U.S. dollars, the specific terms with respect to such capital stock and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF NELNET, INC. DEBT SECURITIES

General

     We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and a trustee qualified under the Trust Indenture Act. The forms of such indentures have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an indenture and collectively as the indentures. Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited, and each indenture will set forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

     The statements made below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Terms

     The debt securities will be our unsecured obligations.

     The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

     The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section called “—Ranking of Debt Securities” below.

     The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

(1)	any limit upon the aggregate principal amount of such debt securities which may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon certain registrations of transfer of, or in exchange for, or in lieu of, other such debt securities);

(2)	the issue price, expressed as a percentage of the aggregate principal amount;

(3)	the date or dates on which the principal of such debt securities is payable;

(4)	the rate or rates at which such debt securities shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on the interest payment date;

(5)	our obligation, if any, to redeem or purchase such debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(6)	the period or periods within which, the price or prices or ratios at which and the terms and conditions upon which such debt securities may be redeemed, converted or exchanged, in whole or in part;

(7)	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such debt securities shall be issuable;

(8)	if other than the full principal amount, the portion of the principal amount of such debt securities which will be payable upon declaration of acceleration or provable in bankruptcy;

(9)	any events of default not set forth in the indenture;

(10)	the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest, if any, on such debt securities shall be payable (if other than the currency of the United States of America), which unless otherwise specified shall be the currency of the United States of America as at the time of payment is legal tender for payment of public or private debts;

(11)	if the principal of (and premium, if any) or interest, if any, on such debt securities is to be payable, at our election or the election of any holder thereof, in a coin or currency other than that in which debt securities are stated to be payable, then the period or periods within which, and the terms and conditions upon which, such election may be made;

(12)	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

(13)	if such debt securities are to be denominated in a currency or currencies, including composite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of such debt securities as outstanding securities under the indenture;

(14)	if the amount of payments of principal of (and premium, if any), or portions thereof, or interest, if any, on such debt securities may be determined with reference to an index, formula or other method based on a coin or currency other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

(15)	any additional restrictive covenants or other material terms relating to such debt securities, which covenants and terms shall not be inconsistent with the provisions of the indenture;

(16)	whether such debt securities shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other certificated debt securities and the depositary for such global security or securities;

(17)	any listing of such debt securities on any securities exchange;

(18)	additional or alternative provisions, if any, related to defeasance or discharge of such debt securities;

(19)	the applicability of any guarantees;

(20)	if convertible into shares of our common stock or preferred stock, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such shares of our common stock or preferred stock for purposes of conversion;

(21)	provisions, if any, granting special rights to the holders of such debt securities upon the occurrence of such events as may be specified;

(22)	each initial place of payment; and

(23)	any other terms of such debt securities, which terms shall not be inconsistent with the provisions of the indenture.

     The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

     If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof.

     Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protections against transactions involving us, including a highly leveraged transaction involving us or a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

     We will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to such series of debt securities.

     The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payments may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities.

     Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

•	will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the trustee’s corporate trust office or at the office of any registrar designated by us for such purpose; and

•	may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

     No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Certain Covenants

     The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus.

     Senior debt securities will include the provision described below.

Restriction on Liens on Capital Stock of National Education Loan Network, Inc.

     In the indenture relating to senior debt, we agree we will not create or guarantee any debt for borrowed money that is secured by a lien on the capital stock of our wholly owned subsidiary, National Education Loan Network, Inc., unless we also secure the senior debt securities on an equal or priority basis with the other secured debt. This agreement, however, is subject to an important exception; we may grant liens on that stock without securing the senior debt securities if our board of directors determines that the liens do not materially detract from or interfere with the fair market value or control of that stock.

     Except as noted above, neither indenture restricts our ability to put liens on our interests in our subsidiaries, and they do not restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries, including National Education Loan Network, Inc., or our ability to borrow at the subsidiary level, either on a secured or unsecured basis.

     Senior debt securities and the subordinated debt securities will include the provisions described below.

Merger, Consolidation or Sale of Assets

     We may not (1) consolidate with or merge into any other person or convey, transfer, sell or lease all or substantially all of our properties and assets as an entirety to any other person or (2) permit any person (other than a subsidiary) to consolidate with or merge into us unless:

•	if we are not the surviving person, the surviving person is organized and existing under the laws of a domestic jurisdiction and assumes the payment of the principal of, premium, if any, and interest on the debt securities and the performance of our other covenants under the applicable indenture;

•	immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent to such transaction have been complied with.

Payment of Principal, Premium and Interest

     We will duly and punctually pay the principal of and premium, if any, and interest on the debt securities in accordance with the terms of such debt securities.

Maintenance of Office or Agency

     We will maintain an office or agency where the debt securities may be presented or surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities may be made.

Money for Securities; Payments to Be Held in Trust

     If we will at any time act as our own paying agent with respect to any debt securities, we will, on or before each due date of the principal of and premium, if any, or interest on any of the debt securities, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal and premium, if any, or interest so becoming due until such sums will be paid to such persons or otherwise disposed of as provided in the indentures and will promptly notify the trustee of our action or failure so to act.

Corporate Existence

     Except as permitted under “—Merger, Consolidation or Sale of Assets” above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (charter and statutory) and franchises; provided that we will not be required to preserve any such right or franchise if our board of directors or senior management determines that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders.

Maintenance of Properties

     We will use our reasonable efforts to cause all material properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order (subject to wear and tear) and supplied with all necessary material equipment and will use our reasonable efforts to cause to be made all necessary material repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing will prevent us from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders.

Statement by Officers as to Default

     We will deliver to the trustee, within 120 days after the end of each of our fiscal years, a certificate of our principal executive officer, principal financial officer or principal accounting officer stating whether or not to the best knowledge of the signer thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if we are in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Waiver of Certain Covenants

     In respect of any series of debt securities, we may omit in any particular instance to comply with any term, provision or condition of the foregoing covenants if before or after the time for such compliance the holders of at least a majority in principal amount of the outstanding debt securities of such series will, by act of such holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, our obligations and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

Ranking of Debt Securities

General

     We currently conduct our asset management operations through certain of our subsidiaries and these subsidiaries generate a significant portion of our operating income and cash flow. As a result, distributions and advances from our subsidiaries will be a principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. Holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Senior Debt Securities

     The senior debt securities will be our unsecured unsubordinated obligations and will:

•	rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be effectively subordinated to all of our subsidiaries’ indebtedness.

     As of December 31, 2004, the aggregate amount of our outstanding consolidated indebtedness for money borrowed was approximately $14.3 billion, substantially all of which was secured and substantially all of which represented obligations of our subsidiaries.

     Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there will be no limitations in any senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred by any of our subsidiaries.

Subordinated Debt Securities

     The subordinated debt securities will be our unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness. Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due will be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities (other than in permitted junior securities), or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

     If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character will be made by or on behalf of us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities (other than in permitted junior securities) or to acquire any of the subordinated debt securities for cash, property or otherwise.

     As of December 31, 2004, the aggregate amount of our consolidated indebtedness for money borrowed was approximately $14.3 billion, substantially all of which represents obligations of our subsidiaries and all of which would be senior in right of payment to the subordinated debt securities.

     If any other event of default occurs and is continuing with respect to any designated senior indebtedness, as such event of default is defined in the instrument creating or evidencing such designated senior indebtedness, permitting the holders of such designated senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of designated senior indebtedness gives written notice of the event of default to the trustee, or a default notice, then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of designated senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice, or the blockage period, neither we nor any other person on our behalf will:

(1)	make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities (other than in permitted junior securities); or

(2)	acquire any of the subordinated debt securities for cash, property or otherwise.

     Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the designated senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the representative of such designated senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).

     As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

     “Senior indebtedness,” unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the applicable indenture, means, with respect to us,

(1)	the principal, including redemption payments, premium, if any, interest and other payment obligations in respect of (a) our indebtedness for money borrowed and (b) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party, including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued;

(2)	all of our capital lease obligations;

(3)	all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

(4)	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

(5)	all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

(6)	all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of our property or asset, whether or not such obligation is assumed by us; and

(7)	any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument, which contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

     Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

     “Permitted junior securities” means:

(1)	our capital stock; or

(2)	debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to all senior indebtedness and any debt securities issued in exchange for senior indebtedness to substantially the same extent as, or to a greater extent than, the subordinated debt securities are subordinated to the senior indebtedness under the indenture governing the subordinated debt securities.

     “Designated senior indebtedness” means any senior indebtedness which we are permitted to incur under any subordinated debt securities indenture, the principal amount of which is at least $20.0 million or more at the time we designate such senior indebtedness as designated senior indebtedness in a writing delivered to the trustee.

Discharge and Defeasance

Under the terms of the indentures, we will be discharged from any and all obligations in respect of the debt securities of any series and the applicable indenture, except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust, if, among other things:

•	either all such debt securities previously authenticated and delivered have been delivered to the trustee for cancellation or all such debt securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee; and

•	we deposit with the applicable trustee, in trust, moneys or U.S. government obligations in an amount sufficient to pay all the principal of, and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities.

     In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities (“defeasance”) or (2) to be released from our obligations with respect to such debt securities under certain covenants in the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”):

I. by delivering all outstanding debt securities of such series to the trustee for cancellation and paying all sums payable by it under such debt securities and the indenture with respect to such series; or

II. after giving notice to the trustee of our intention to defease all of the debt securities of such series, by irrevocably depositing with the trustee or a paying agent.

A. money in U.S. Dollars (or if the debt securities are denominated in a currency other than U.S. dollars, an amount of the applicable currency) in an amount sufficient, or

B. (a) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the due date of any interest or principal money in an amount, or (b) a combination of such money and such U.S. Government Obligations, sufficient, in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge (i) the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest on the debt securities on the maturity date of such principal or installment of principal or interest or on the applicable date of redemption and (ii) any mandatory sinking fund payments applicable to the debt securities on the day on which such payments are due and payable in accordance with the terms of the indenture and the debt securities;

Such a trust may only be established if, among other things:

     I. the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which we are a party or by which we are bound;

     II. no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment; and

     III. we have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

     In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

     We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the applicable debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby, voting as a single class; provided that such modification, amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

(1)	change the stated maturity of the principal of (or premium, if any) or any installment of interest with respect to the debt securities;

(2)	reduce the principal amount of, or the rate of interest on, the debt securities;

(3)	change the currency of payment of principal of or interest on the debt securities;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

(5)	reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture relating to such series;

(6)	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default; or

(7)	in the case of any convertible debt securities, adversely affect the right to convert the debt securities into shares of common stock or preferred stock in accordance with the provisions of the applicable indenture.

     Holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby, voting as a single class, may waive certain past defaults and may waive compliance by us with any provision of the indenture relating to such debt securities; provided that:

(1)	without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of (or premium, if any) or interest on any debt security or in respect of a covenant or provision of the indenture that expressly states that it cannot be modified or amended without the consent of each holder affected; and

(2)	only the holders of a majority in principal amount of debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

     We, when authorized by a board resolution, and the trustee may amend or supplement the indentures or waive any provision of such indentures and the debt securities without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to make any modifications or amendments that do not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of holders of such debt securities in any material respect;

•	to provide for the assumption of our obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

•	to provide any security for or guarantees of such debt securities;

•	to add events of default with respect to such debt securities;

•	to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under the applicable indenture;

•	to make any change necessary to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act of 1939; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of such debt securities in any material respect;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to add to or change any of the provisions of the applicable indenture to such extent as will be necessary to permit or facilitate the issuance of the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	to change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination will become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture; or

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as will be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

     The following are events that we anticipate will constitute “events of default” with respect to any series of debt securities issued thereunder:

(1)	default in the payment of any interest upon any debt securities of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2)	default in the payment of the principal of (or premium, if any, on) any debt securities of that series when due; or

(3)	default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series; or

(4)	default in the performance, or breach, by us of any material covenant or warranty in the indenture (other than a covenant or warranty added to the indenture solely for the benefit of another series of debt securities) for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default under the indenture; or

(5)	certain events of bankruptcy, insolvency or reorganization.

     Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

     The trustee under such indenture will, within 60 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of such debt securities notice of such default; provided that, except in the case of a default in the payment of principal of or interest on any of the debt securities of such series or in the payment of a sinking fund installment, the trustee for such series will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities, and provided, further, that in the case of any default of the character specified in clause (2) above with respect to debt securities of such series, no such notice to holders of such debt securities will be given until at least 30 days after the occurrence thereof. We will certify to the trustee quarterly as to whether any default exists.

     If an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities will occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such debt securities then outstanding to be due and payable immediately.

     In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

     Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

     No holder of the debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the debt securities of such series of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided that such provision does not affect the right to sue for enforcement of any overdue payment on such debt securities.

Conversion and Exchange Rights

     The terms and conditions, if any, upon which the debt securities of any series will be convertible into common stock or preferred stock or upon which the senior debt securities of any series will be exchangeable into another series of debt securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price, or manner of calculation thereof, the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities. The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

The Trustee

     Subject to the terms of the applicable indenture, the trustee for each series of debt securities will be named in the prospectus supplement relating to each issuance of debt securities. Each indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

     Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

     In case an event of default will occur, and will not be cured, under any indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for such series, such trustee will exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they will have offered to the trustee security and indemnity satisfactory to it.

Governing Law

     The indentures and the debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System

     We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository identified in the prospectus supplement relating to such series. Global securities represent in the aggregate the total principal or face amount of the securities and once on deposit with a depository, allow trading of the securities through the depository’s book-entry system as further described below. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any nominee of such depository to a successor depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

     Upon the issuance of a global security, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository, which we refer to as participants. Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

     We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

     So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of, and any interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. None of us, the trustee, any pay-

ing agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

     Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

     If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event we will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

     All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Non-U.S. Currency

     If the purchase price of any debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such debt securities and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF NELNET, INC. WARRANTS TO PURCHASE
CLASS A COMMON STOCK OR PREFERRED STOCK

General

     We may issue warrants to purchase Class A common stock or preferred stock independently or together with any securities offered by any prospectus supplement and such Class A common stock warrants or preferred stock warrants may be attached to or separate from such securities. Each series of stock warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the certificates representing the stock warrants and will not assume any obligation or relationship of agency or trust for or with any holders of stock warrant certificates or beneficial owners of stock warrants.

     The following summaries of certain provisions of the warrant agreement and stock warrant certificate are not complete. You should look at the warrant agreement relating to, and the applicable stock warrant certificate representing, the applicable series of common stock warrants or preferred stock warrants.

     The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Warrants for the purchase of shares of common stock or shares of preferred stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

     An applicable prospectus supplement will set forth and describe other specific terms regarding each series of common stock warrants or preferred stock warrants offered hereby, including:

(1)	the offering price;

(2)	the number of shares of Class A common stock or preferred stock purchasable upon exercise of each such Class A common stock warrant or preferred stock warrant and the price at which such number of shares of Class A common stock or preferred stock may be purchased upon such exercise;

(3)	the date on which the right to exercise such stock warrants will commence and the date on which such right will expire; and

(4)	any other terms of such stock warrants.

Exercise of Stock Warrants

     Each stock warrant will entitle the holder thereof to purchase shares of Class A common stock or shares of preferred stock, as the case may be, at such exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the offered stock warrants. After the close of business on the expiration date of each stock warrant or such later date to which such expiration date may be extended by us, unexercised stock warrants will become void.

     Stock warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase shares of Class A common stock or shares of preferred stock purchasable upon such exercise, together with certain information set forth on the reverse side of the stock warrant certificate. Upon receipt of such payment and the stock warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of Class A common stock or shares of preferred stock purchasable upon such exercise. If fewer than all of the stock warrants represented by such certificate are exercised, a new stock warrant certificate will be issued for the remaining amount of stock warrants.

Amendments and Supplements to Warrant Agreement

     The warrant agreement for a series of stock warrants may be amended or supplemented without the consent of the holders of the stock warrants issued thereunder to effect changes that are not inconsistent with the provisions of the stock warrants and that do not adversely affect the interests of the holders of the stock warrants.

Anti-dilution and Other Provisions

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of Class A common stock or shares of preferred stock covered by, each stock warrant is subject to adjustment in certain events, including:

(1)	the issuance of shares of Class A common stock or shares of preferred stock as a dividend or distribution on the common stock or preferred stock;

(2)	certain subdivisions and combinations of the Class A common stock or preferred stock;

(3)	the issuance to all holders of Class A common stock or preferred stock of certain rights or warrants entitling them to subscribe for or purchase Class A common stock or preferred stock, at less than the current market value, as defined in the applicable stock warrant agreement for such series of stock warrants; and

(4)	the distribution to all holders of Class A common stock or preferred stock of certain evidences of our indebtedness or assets, other than certain cash dividends and distributions described below.

     No adjustment in the exercise price of, and the number of shares covered by, the stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price and exercise rate then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment not so made will be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of Class A common stock or shares of preferred stock covered by, a stock warrant will not be adjusted for the issuance of Class A common stock or preferred stock or any securities convertible into or exchangeable for Class A common stock or preferred stock, or securities carrying the right to purchase any of the foregoing.

     In the case of:

(1)	a reclassification or change of the Class A common stock or preferred stock;

(2)	certain consolidation or merger events involving us; or

(3)	a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety,

in each case as a result of which holders of our Class A common stock or preferred stock will be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such shares, the holders of the stock warrants then outstanding will be entitled thereafter to convert such stock warrants into the kind and amount of Class A common stock, preferred stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

Non-U.S. Currency

     If the purchase price of any warrants to purchase Class A common stock or preferred stock is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase Class A common stock or preferred stock and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF NELNET, INC. WARRANTS TO PURCHASE DEBT SECURITIES

General

     We may issue debt warrants independently or together with any securities offered by any prospectus supplement and such debt warrants may be attached to or separate from such securities. Each series of debt warrants will be issued under a separate debt warrant agreement to be entered into between us and a debt warrant agent, all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with the certificates representing the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders of debt warrant certificates or beneficial owners of debt warrants.

     The following summaries of certain provisions of the debt warrant agreement and debt warrant certificate are not complete. You should look at the debt warrant agreement relating to, and the debt warrant certificate representing, a series of debt warrants.

     The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Debt warrants for the purchase of shares of common stock or shares of preferred stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

     An applicable prospectus supplement will set forth and describe other specific terms regarding each series of debt warrants offered hereby, including:

(1)	the offering price;

(2)	the designation, aggregate principal amount and the terms of the debt securities purchasable upon exercise of the debt warrants;

(3)	the date on which the right to exercise such debt warrants will commence and the date on which such right will expire; and

(4)	any other terms of such debt warrants.

     Warrant holders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

     Debt warrants may be exercised by delivering to the debt warrant agent payment as provided in the applicable prospectus supplement, together with certain information set forth on the reverse side of the debt warrant certificate. Upon receipt of such payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities purchasable upon such exercise. If fewer than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

Amendments and Supplements to Warrant Agreement

     The debt warrant agreement for a series of debt warrants may be amended or supplemented without the consent of the holders of the debt warrants issued thereunder to effect changes that are not inconsistent with the provisions of the debt warrants and that do not adversely affect the interests of the holders of the debt warrants.

Non-U.S. Currency

     If the purchase price of any warrants to purchase debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase debt securities and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF NELNET, INC.
STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, representing contracts obligating holders to purchase from Nelnet and obligating us to sell to the holders, or holders to sell to us and us to purchase from the holders, a fixed or varying number of shares of Class A common stock at a future date or dates. The price per share of Class A common stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such stock purchase contract upon the occurrence of certain events. The stock purchase contracts may be entered into separately or as a part of stock purchase units consisting of one or more stock purchase contracts and any one or more of:

(1)	our debt securities;

(2)	our preferred stock; or

(3)	debt or equity obligations of third parties, including U.S. Treasury securities.

     The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or pre-funded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. Any one or more of the above securities, shares of common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the Class A common stock under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent, as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares of common stock deliverable by such holders under common stock purchase contracts requiring the holders to sell such shares of Class A common stock to us.

     The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts and stock purchase units, as the case may be:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our shares of Class A common stock and the nature and amount of the shares of Class A common stock, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our shares of our Class A common stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the stock purchase contracts and/or stock purchase units will be issued fully registered or global form.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

Non-U.S. Currency

     If the purchase price of any stock purchase contract is payable in a currency other than U.S. dollars, the specific terms with respect to such stock purchase contract and such foreign currency will be specified in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

     We may sell our Class A common stock, preferred stock, debt securities, warrants to purchase Class A common stock, preferred stock or debt securities, stock purchase contracts and stock purchase units through underwriters, agents, dealers, or directly without the use of any underwriter, agent or dealer to one or more purchasers. We may distribute these securities from time to time in one or more transactions, including, but not limited to, block transactions, privately negotiated transactions, transactions on the New York Stock Exchange or any other organized market where the securities may be traded, through the writing of options on securities, short sales or any combination of these methods. The securities may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.

     In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

     The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•	the identity of any underwriters, dealers or agents who purchase securities, as required;

•	the amount of securities sold, the public offering price and consideration paid, and the proceeds we will receive from that sale;

•	whether or not the securities will trade on the New York Stock Exchange or on any other organized market;

•	the amount of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	any other material terms of the distribution of securities.

     We may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to the conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if they are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

     We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

     Underwriters may sell these securities to or through dealers. Alternatively, we may sell the securities in this offering to one or more dealers, who would act as a principal or principals. Dealers may resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

     We may also sell the securities offered with this prospectus through other agents designated by them from time to time. We will identify any agent involved in the offer and sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

     In connection with the sale of securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the NASD participates in a public offering of these securities, the maximum commission or discount to be received by any such NASD member or independent broker-dealer will not be greater than 8% of the offering proceeds from securities offered with this prospectus.

     Underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of securities may also be deemed underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

     We may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC under the Securities Act a combined registration statement on Form S-3 relating to the offered securities.

     We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below which have been filed by us with the SEC and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	annual report on Form 10-K for the year ended December 31, 2004;

•	current report on Form 8-K dated March 31, 2005; and

•	the description of the shares of Class A common stock contained in our registration statement on Form 8-A filed on December 8, 2003 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     We are also incorporating by reference the information contained in all other documents that we file with the SEC between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the time that all of the securities registered under the registration statement are sold. The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed.

     If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus) or our constitutional documents, you should call or write to us at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508 (telephone (402) 458-2370). We will provide these documents, without charge, by first class mail.

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings for up to an aggregate initial offering price of $750,000,000. This prospectus provides you with a general description of the securities that we may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement. Each time we sell securities, we will file a prospectus supplement with the SEC that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

     In this prospectus and in the accompanying prospectus supplement, except as specified otherwise or unless the context requires otherwise, “we,” “us,” “our,” the “Company” and “Nelnet” refer to Nelnet, Inc. and its subsidiaries.

LEGAL MATTERS

     Certain legal matters with respect to the Class A common stock and the preferred stock will be passed upon by Perry, Guthery, Haase & Gessford, P.C., L.L.O., Lincoln, Nebraska. Certain legal matters with respect to the unsecured debt securities, warrants to purchase Class A common stock, preferred stock or debt securities and stock purchase contracts and stock purchase units will be passed upon for us by Cahill Gordon & Reindel LLP New York, New York. Attorneys employed by, and an Of Counsel to, Perry, Guthery, Haase & Gessford, P.C., L.L.O. owned an aggregate of 184,376.9 shares of Class A common stock of Nelnet as of April 1, 2005.

EXPERTS

     The consolidated financial statements of Nelnet, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.